Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156120

Prospectus

LIHUA INTERNATIONAL, INC.

8,993,182 Shares of Common Stock

This prospectus relates to the resale of up to 8,993,182 shares (the “Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”) of Lihua International, Inc., a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus on page 20 (the “Selling Stockholders”).  The shares of Common Stock offered under this prospectus  includes (i) 6,993,182 shares of Common Stock currently issued and outstanding, (ii) 1,500,000 shares of Common Stock issuable upon exercise of Series A Warrants, and (iii) 500,000 shares of Common Stock issuable upon exercise of Series B Warrants (collectively, the “Warrants”).

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants. The Selling Stockholders may sell their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Our Common Stock is traded on the NASDAQ Capital Market, under the symbol “LIWA”. The closing price of our Common Stock on September 18, 2009 was $6.92.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 2, 2009

Table of Contents

PROSPECTUS SUMMARY	2

THE OFFERING	7

SUMMARY CONSOLIDATED FINANCIAL DATA	8

RISK FACTORS	9

NOTE REGARDING FORWARD-LOOKING STATEMENTS	21

USE OF PROCEEDS	21

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21

SELLING STOCKHOLDERS	22

PLAN OF DISTRIBUTION	27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	32

BUSINESS	52

DIRECTORS AND EXECUTIVE OFFICERS	75

EXECUTIVE COMPENSATION	77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80

DESCRIPTION OF CAPITAL STOCK	84

TRANSFER AGENT AND REGISTRAR	91

LEGAL MATTERS	91

EXPERTS	91

WHERE YOU CAN FIND MORE INFORMATION	91

INDEX TO AUDITED FINANCIAL STATEMENTS	Q-1

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our Common Stock, especially the risks of investing in our Common Stock, which we discuss later in “Risk Factors,” and our consolidated  financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” the “Company,” us” and “our” refer to Lihua International, Inc. and our subsidiaries.

The Company

Overview

We are primarily engaged in the value-added manufacturing of bimetallic composite conductor wire, such as copper clad aluminum (“CCA”) fine wire, CCA magnet wire and CCA tin plated wire and sales to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries.  At the end of the first quarter of 2009, we began utilizing refined, or recycled, copper to manufacture and sell low content oxygen copper cable and copper magnet wire to our existing customer base.

Copper is one of the most widely used metals in the world. Copper’s chemical, physical and aesthetic properties make it attractive for many domestic, industrial and high-end technology applications. Some of the major uses of copper include: electronics and communications, construction, transportation, and industrial equipment. We believe that about three quarters of total copper use is accounted for by electrical uses, including power transmission and generation, building wiring, telecommunication, and electrical and electronic products. We believe that building construction is the single largest market, followed by electronics and electronic products, transportation, industrial machinery, and consumer and general products.

According to a publicly available report from the International Copper Study Group, in 2006, China consumed 627,000 tons more refined copper than it produced. This shortfall is satisfied through recycling of copper as well copper imports which are more expensive due to freight costs. China’s growth is expected to continue driving strong copper consumption in the coming years. These factors should contribute to the continued search and adoption of alternatives to pure copper, such as bimetallic composite conductor wire, that can meet China’s demand in a less costly manner.  In addition, we will also seek to capitalize on the large demand for copper in China by entering the market as a low cost provider of pure copper products.

Growth Strategy

Our goal is to become a worldwide leader in the CCA magnet wire industry. We seek to grow our Lihua Electron business in the following manner:

•
Manufacturing   We will strive to maintain and expand our profit margins by enhancing equipment management, optimizing processes and product structures, perfecting the supplier system and cutting production costs.

•	Capacity Expansion Since our production lines have been running at full capacity for several years we intend to increase the number of production lines to better meet strong customer demand.

Corporate Structure

The following diagram illustrates our corporate and shareholder structure as of the date of this prospectus.  All of our subsidiaries are owned directly by us.

Fo Ho Chu
Europe EDC
99.75%
0.25%
Other Public Shareholders
Magnify Wealth
42.5%
57.5%
Lihua International, Inc.
(U.S. Public Company)
100%
Ally Profit
(BVI)
100%
Lihua Holdings
(HK)
Offshore
China
100%
100%
Lihua Electron
(PRC)
Lihua Copper
(PRC)

The following diagram illustrates our corporate and shareholder structure, assuming: (i) the issuance of shares of Common Stock being sold pursuant to this prospectus upon full exercise of the Warrants, (ii) the exercise of the option held by Mr. Jianhua Zhu, our Chairman and CEO, to acquire 3,000 shares of Magnify Wealth Enterprise Limited, a British Virgin Islands holding company (“Magnify Wealth”) from Mr. Fo Ho Chu, and (iii) the subscription by Mr. Chu and Imbis Europe B.V. h/o Asia Trading (EDC) (“ Europe EDC”) to acquire 632 and 32 shares, respectively, of Magnify Wealth.

Jianhua Zhu
Fo Ho Chu
Europe EDC
81.88%
17.25%
0.87%
Other Public Shareholders
Magnify Wealth
46.9%
53.1%
Lihua International, Inc.
(U.S. Public Company)
100%
Ally Profit
(BVI)
100%
Lihua Holdings
(HK)
Offshore
China
100%
100%
Lihua Electron
(PRC)
Lihua Copper
(PRC)

Company Background

From the date of our incorporation until October 31, 2008, we were a “blank check” company with nominal assets. We were originally incorporated in the State of Delaware on January 24, 2006 under the name of Plastron Acquisition Corp. for the purpose of raising capital to be used to merge, acquire, or enter into a business combination with an operating business.

Our wholly owned subsidiary, Ally Profit Investments Limited was incorporated in the British Virgin Islands on March 12, 2008 under the Business Companies Act, 2004 (“Ally Profit”). In June 2008, Ally Profit became the parent holding company of a group of companies comprised of Lihua Holdings Limited (“Lihua Holdings”), a company organized under the laws of Hong Kong and incorporated on April 17, 2008, which is the 100% shareholder of each of Danyang Lihua Electron Co. ( “Lihua Electron ” ) and Jiangsu Lihua Copper Industry Co., Ltd., (“Lihua Copper ”), each a limited liability company organized under the existing laws of the Peoples Republic of China.  Lihua Electron and Lihua Copper were incorporated on December 30, 1999 and August 31, 2007, respectively.  From time to time, we refer to  Lihua Electron and Lihua Copper collectively as the “PRC Subsidiaries”.  We changed our name from Plastron Acquisition Corp. to Lihua International, Inc. on September 22, 2008.

Lihua Electron is a leading value-added manufacturer of bimetallic composite conductor wire, such as copper clad aluminum (“CCA”) fine wire, CCA magnet wire and CCA tin plated wire. Lihua Electron sells to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua Copper, our other PRC subsidiary, which began operations at the end of the first quarter 2009, utilizes refined, or recycled, copper to manufacture and sell low content oxygen copper cable and copper magnet wire to Lihua Electron’s existing customer base.

Restructuring

In June 2008, Magnify Wealth, which is 100% owned by Mr. Chu, developed a restructuring plan (the “Restructuring”).  At that time, Magnify Wealth was the parent company and sole shareholder of Ally Profit, which was the parent company and sole shareholder of Lihua Holdings.  The Restructuring was accomplished in two steps.  The first step was for Lihua Holdings to acquire 100% of the equity interests in the PRC Subsidiaries (the “PRC Subsidiary Acquisition”). The PRC Subsidiaries were owned at that time by companies controlled by our CEO, Mr. Zhu, and  minority shareholders, Mr. Chu and Europe EDC (the “Minority Shareholders”).  After the PRC Subsidiary Acquisition was consummated, the second step was for Magnify Wealth to enter into and complete a transaction with a U.S. public reporting company, whereby that company  would acquire Ally Profit, Lihua Holdings and the PRC Subsidiaries (the “Ally Profit Companies”).

Legal Structure of the PRC Subsidiary Acquisition

The PRC Subsidiary Acquisition was structured to comply with the PRC M&A Laws.  Under the PRC M&A laws, the acquisition of PRC companies by foreign companies that are controlled by PRC citizens who are affiliated with the PRC companies, is strictly regulated and requires approval from the Ministry of Commerce, which approval is burdensome to obtain.  Such restrictions however do not apply to foreign entities, which are controlled by foreign persons. So as not to violate the PRC M&A laws, in June 2008, Lihua Holdings acquired 100% of the equity interests in the PRC Subsidiaries from companies controlled by Mr. Zhu and from the Minority Shareholders.  Since PRC M&A laws would have prohibited Mr. Zhu, a PRC citizen, from immediately receiving shares of Magnify Wealth in a share exchange as consideration for the sale of his interests in the PRC Subsidiaries, Mr. Zhu and Mr. Chu instead agreed that they would enter into a share transfer agreement to grant Mr. Zhu an option to acquire Mr. Chu’s shares in Magnify Wealth, provided that certain financial performance thresholds were met by the Ally Profit Companies.  The share transfer agreement was formalized and entered into in October 2008, and amended in March 2009. Subject to registering with the State Administration of Foreign Exchange prior to the exercise and issuance of the option shares under the Share Transfer Agreement, which is an administrative task,  there is no prohibition under PRC laws for Mr. Zhu to earn an interest in Magnify Wealth after the PRC Subsidiary Acquisition is consummated in compliance with PRC law.   As consideration for the sale of the interests by the Minority Shareholders to Lihua Holdings, in October 2008, they entered into subscription agreements with Magnify Wealth.  These agreements enabled them to purchase shares in Magnify Wealth for a nominal amount per share.

In October 2008, the goal of the Restructuring was realized when we entered into a share exchange agreement with Magnify Wealth, pursuant to which we acquired 100% of the equity of the Ally Profit Companies in exchange for the issuance of 14,025,000 shares of our Common Stock to Magnify Wealth.  As a result of this transaction, we are a holding company which, through our direct and indirect 100% ownership of the Ally Profit Companies, now has operations based in the PRC.  Magnify Wealth owns approximately 57.5% of our common stock and is our majority stockholder.  As of the date of this prospectus, the financial thresholds set out in the share transfer agreement have been met, and once Mr. Zhu exercises all of his options in Magnify Wealth and the Minority Shareholders are issued all of their shares in Magnify Wealth pursuant to the subscription agreements, Mr. Zhu, Mr. Chu and Europe EDC will own approximately 81.9%, 17.3% and 0.9% of Magnify Wealth, respectively.

The possible future continued dilution of Magnify Wealth’s equity ownership in us and the PRC Subsidiaries will have no legal effect on us or on the equity interest in the PRC Subsidiaries held by Mr. Zhu and the Minority Shareholders, through their ownership in Magnify Wealth.

Accounting Treatment of the Restructuring.

The Restructuring is accounted for as a combination of entities under common control and a recapitalization of the PRC Subsidiaries using the “as if” pooling method of accounting, with no adjustment to the historical basis of the assets and liabilities of the PRC Subsidiaries.  The operations of the PRC Subsidiaries are consolidated as if the Restructuring occurred as of the beginning of the first accounting period presented in the financial statements provided elsewhere in this prospectus.  The Restructuring is accounted for in this manner because even though Mr. Zhu transferred his equity interest in the PRC Subsidiaries, he maintained legal control by remaining as the managing director of the PRC Subsidiaries and continuing to direct the business, operational and decision making functions of the PRC Subsidiaries after the PRC Subsidiary Acquisition was consummated.  Furthermore, Mr. Chu appointed Mr. Zhu to be the sole director of Magnify Wealth, Ally Profit and Lihua Holdings.

Executive Offices

Our executive offices are located at Houxiang Five-Star Industry Distict, Danyang City, Jiangsu Province, PRC 212312.  Our telephone number is +86-511 86317399.

THE OFFERING

The Offering

This prospectus relates to the sale by the Selling Stockholders of up to 8,993,182 shares of our Common Stock, which includes (i) 6,993,182 shares of Common Stock; (ii) 1,500,000 shares of Common Stock underlying our Series A Warrants, and (iii) 500,000 shares of Common Stock underlying our Series B Warrants.

Common Stock outstanding prior to offering	24,118,183

Total shares of Common Stock offered by Selling Stockholders	8,993,182

Common Stock to be outstanding after the offering (assuming full exercise of the Warrants)	26,118,183

Use of proceeds of sale
We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of $7,000,000. We intend to use any proceeds received from the exercise of the Warrants, for working capital and other general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary of our consolidated statement of income data for the two years ended December 31, 2007 and 2008 and consolidated balance sheet data as of December 31, 2008 presented below are derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by AGCA, Inc. (f/k/a Yu and Associates), an independent registered public accounting firm. The consolidated statement of income data for the three months ended June 30, 2009 and 2008 and the consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.

The consolidated financial statements are reported in U.S. dollar amounts and are presented in thousands, except share and per share data. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statement of Income Data
(in thousands, except for percentages)

	For the Three Months Ended June 30,		For the Year December 31,
	2009	2008	2008	2007
NET REVENUE	$48,827	$15,038	$50,006	$32,677
Cost of sales	(39,096)	(10,328)	(33,202)	(22,911)
GROSS PROFIT	9,732	4,710	16,804	9,766
Selling expenses	(587)	(172)	(700)	(417)
General and administrative expenses	(1,093)	(403)	(1,907)	(455)
Income from operations	8,051	4,134	14,197	8,894
Other income (expenses):
Interest income	47	8	68	16
Interest expenses	(106)	(106)	(515)	(97)
Merger cost	—	—	(259)	—
Change in fair value of warrants	(216)	—	—	—
Other income (expenses), net	501	(8)	4	—
Income before income taxes	8,277	4,030	13,495	8,813
Provision for income taxes	(1,572)	(528)	(1,793)	(1,089)
NET INCOME	$6,705	$3,501	$11,702	$7,724
Earnings per share
Basic	$0.45	$0.25	$0.75	$0.55
Diluted	$0.31	$0.25	$0.70	$0.55
Shares used in computation
Basic	15,000,000	14,025,000	14,187,945	14,025,000
Diluted	21,818,182	14,025,000	15,327,422	14,025,000

	December 31, 2008	June 30, 2009
	Actual	Actual
Consolidated Balance Sheet Data
Cash and cash equivalents	$26,041,849	$28,144,454
Total assets	56,812,888	70,622,102
Total liabilities	9,020,926	14,296,162
Total shareholders’ equity	34,675,334	43,209,312

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our Common Stock. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

We have a limited operating history.

Our limited operating history and the early stage of development of the CCA industry and the scrap copper recycling industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in operating losses.

We will continue to encounter risks and difficulties in implementing our business model.

We believe that our business model will allow us to become a leader in the CCA and the scrap copper recycling industries in which we operate. However, we can not assure you that our business model will be effective. We are susceptible to risks, including the failure to create awareness of our products, protect our reputation and develop customer loyalty, the inability to manage our expanding operations, the failure to maintain adequate control of our expenses, and the inability to anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments, and other significant competitive and market dynamics. If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Quarterly operating results may fluctuate.

Our quarterly results of operations may fluctuate as a result of a number of factors, including fluctuation in the demand for and shipments of our products and changes in the prices of copper which directly affect the price of our products and may influence the demand for our products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the volume of such orders and shipments. In addition, our operating results could be adversely affected by the following factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors, increases in raw material costs and other significant costs, increases in utility costs (particularly electricity) and interruptions in plant operations resulting from the interruption of raw material supplies and other factors. Our operating results are also impacted during the summer months, when production at our factory declines due to the hot weather in Southern China.

Fluctuating copper prices impact our business and operating results.

Copper prices, which have increased quite rapidly over the past several years, declined during 2008 and recently increased over 50% to $4,700 per ton from its low during 2008. Such prices may continue to vary significantly in the future because the copper industry is highly volatile and cyclical in nature. This affects our business both positively and negatively. For example, since our products are a substitute for pure copper wire, higher copper prices usually increase demand for our CCA products, while lower copper prices can decrease demand for CCA products. Numerous factors, most of which are beyond our control, influence copper price. These factors include general economic conditions, industry capacity, utilization, import duties and other trade restrictions. We cannot predict copper prices in the future or the effect of fluctuations in the costs of copper on our future operating results. Consequently, fluctuations in copper prices can significantly affect our business and operating results.

Our failure to address certain deficiencies and material weaknesses in our internal controls noted by our auditors, may result in improper accounting treatment, possible fraud by employees, litigation or penalties from the government.

Our auditors, in planning and performing their audit of our financial statements for the year ended December 31, 2008, have provided us with a letter describing certain matters involving our internal control and operation they consider to be significant deficiencies or material weaknesses under the standards of the Public Company Accounting Oversight Board. Our failure to implement sufficient control to ensure all payments are made on statutory retirement systems and social securities was identified as a material weakness. In addition, the following three significant deficiencies were identified by our auditor:

•	our controls are not sufficient to ensure proper delivery of inventory;

•	sufficient controls are not available to ensure that purchases are properly approved; and

•	our controls are not sufficient to ensure proper reconciliation of perpetual inventory records to our general ledgers.

We intend to address the issues prior to the end of 2009. However, our failure to address these deficiencies and weaknesses may lead to improper accounting and may give rise to potential fraud by our employees, litigation or penalties from the government.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

The CCA and scrap copper recycling industries are becoming increasingly competitive. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. The principal elements of competition in the bimetallic industry are, in our opinion, pricing, product availability and quality. In order to succeed in the bimetallic industry, we must be competitive in our pricing, product availability and quality. If we fail to do so, we will not be able to compete effectively and will lose market share. In such case we may be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability. Further, to the extent that, whether as a result of the increased cost of copper, the relative strength of the Chinese currency, shipping costs or other factors, we are not able to price our products competitively, our ability to sell our products in both the Chinese domestic and the international markets will suffer.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop it may be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings. Such circumstances will increase demands on our existing management and facilities. Failure to manage this growth and expansion could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Shortages or disruptions in the availability of raw materials could have a material adverse effect on our business.

We expect that raw materials of CCA and recycled copper will continue to account for a significant portion of our cost of goods sold in the future. The prices of raw materials fluctuate because of general economic conditions, global supply and demand and other factors causing monthly variations in the costs of our raw materials purchases. The macro-economic factors, together with labor and other business interruptions experienced by certain suppliers, have contributed to periodic shortages in the supply of raw materials, and such shortages may increase in the future. If we are unable to procure adequate supplies of raw material to meet our future production needs and customer demand, shortages could result in a material loss of customers and revenues and adversely impact our results of operations. In addition, supply shortages or disruptions or the loss of suppliers may cause us to procure our raw materials from less cost effective sources and may have a material adverse affect on our business, revenues and results of operations.

We depend on a few suppliers for a significant portion of our principal raw materials and we do not have any long-term supply contracts in excess of one year. Interruptions of production at our key suppliers may affect our results of operations and financial performance.

We rely on a limited number of suppliers for most of the raw materials we use. Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales. We do not have long-term or volume purchase agreements in excess of one year with most of our suppliers. Identifying and accessing alternative sources may increase our costs. Interruptions at our key suppliers could negatively impact our results of operations, financial performance and the price of our Common Stock.

Due to increased volatility of raw material prices, the timing lag between the raw material purchase and product pricing can negatively impact our profitability.

Volatility in the prices of raw materials, among other factors, may adversely impact our ability to accurately forecast demand and may have a material adverse impact on our results of operations. We mitigate the impact of changing raw material prices by passing changes in prices to our customers by adjusting prices daily to reflect changes in raw material prices, as is customary in the industry.  We may not be able to adjust our product prices rapidly enough in the short-term to recover the costs of increases in raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

Increases in raw materials prices will increase our need for working capital.

As the prices of raw materials increase, our working capital requirements increase. Increases in our working capital requirements can materially adversely impact our results of operations, our cash flow and our available liquidity to fund other business needs. Furthermore, there is no assurance we would be able to finance additional working capital requirements or finance such working capital requirements on favorable terms. If we were unable to obtain financing on favorable terms, our business and results of operations may be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources” below.

Increases in raw materials prices may increase credit and default risk with respect to our customers.

Increases in the price of our products, as raw material prices rise, may place additional demands on the working capital and liquidity needs of our customers. Accordingly, our customers’ cash flow may be negatively impacted which may have an adverse affect on the timing and amount of payment on our accounts receivable, which would in turn, negatively affect our results of operations.

If the CCA industry does not grow or grows at a slower speed than we project, our sales and profitability may be materially adversely affected.

We derive most of our profits from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the bimetallic industry in China. Although China’s CCA industry has grown rapidly in the past, it may not continue to grow at the same growth rate or at all in the future. Any reduced demand for our products, any downturn or other adverse changes in China’s CCA or related industries could severely impact the profitability of our business.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Key employees are essential to growing our business.

Mr. Jianhua Zhu, Ms. Yaying Wang and Mr. Roy Yu, along with Ms. Zhu Junying, Mr. Yin Falong and Mr. Yu Niu are essential to our ability to continue to grow our business. Each of these key employees have established relationships within the industries in which we operate. Each of these employees have agreed to non-solicitation and non-compete restrictions during the course of their employment with us, however, these restrictions only extend for a one year period from termination. Further, we do not maintain, or intend to maintain, key person life insurance for any of our officers or key employees. If any of them were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

In the past several years we have derived a significant portion of our revenues from a small group of customers. If we were to become dependent again upon a few customers, such dependency could negatively impact our business, operating results and financial condition.

Previously, our customer base has been highly concentrated. For the three months ended June 30, 2009 and each of the fiscal years ended December 31, 2006, 2007 and 2008, our five largest customers accounted for 13.7%, 22.5%, 14.5% and 20.2% of our total sales, respectively, and the single largest customer accounted for 3.3%, 5.0%, 3.0% and 6.6% of our total sales, respectively. As our customer base may change from year-to-year, during such years that the customer base is highly concentrated, the loss of, or reduction of our sales to, any of such major customers could have a material adverse effect on our business, operating results and financial condition.

We may need additional financing, which may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders' interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents  of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have one approved utility model patent and three patent applications filed with the State Intellectual Property Office of the PRC. However, we cannot predict the degree and range of protection patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology. Third parties may attempt to obtain patents claiming aspects similar to our patent applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

One shareholder owns a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Currently, Magnify Wealth beneficially owns approximately 57.5% of our outstanding Common Stock. Mr. Zhu, our Chairman and CEO, is the sole director of Magnify Wealth. As the sole director of Magnify Wealth, Mr. Zhu has the sole power to vote the shares of our Common Stock owned by Magnify Wealth, and as a result, is able to exercise significant influence over all matters that require us to obtain shareholder approval, including the election of directors to our board and approval of significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets. Additionally, pursuant to the Share Transfer Agreement, Mr. Zhu has an option that vests over time, the conditions of which have been met as of the date of this prospectus, allowing Mr. Zhu to purchase up to 3,000 shares of Magnify Wealth from Mr. Chu (the “Option Shares”). At such time as Mr. Zhu exercises and acquires all of the Option Shares, he will own shares representing approximately 81.9% of Magnify Wealth’s issued and outstanding shares. As of February 14, 2009, Mr. Zhu was entitled to acquire 25% of the Option Shares, which equals 750 shares. Once the Option Shares are exercised, Mr. Zhu will then also have a controlling equity interest in Magnify Wealth. This concentration of ownership in our shares by Magnify Wealth will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  As a public company, we have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to comply with Sarbanes-Oxley and meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, and cause investors to lose confidence in our reported financial information.

We may incur significant increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect the implementation of these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We continue to evaluate and monitor our costs to implement these rules and regulations and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Due to lower profit margins associated with the sale of copper rods, we expect our overall gross profit margin to initially decline.

Our gross margin is affected by our product mix. As a result of significant costs associated with production in our scrap recycling business, copper rod contributes a lower gross profit margin compared to our finished wire products. With the recent launch of this business, we expect that as the sales of the copper rod increases over time, there will be a decline in our gross margin, unless we are able to add additional processing capacity which we may not be able to do.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of our sales from China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.

On August 8, 2006, six PRC government agencies, namely, MOFCOM, SAIC, CSRC, SAFE, the State Assets Supervision and Administration Commission, and the State Administration for Taxation, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “ New M&A Rules ”), which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles”, that are (1) formed for the purpose of overseas listing of the equity interests of PRC companies via acquisition and (2) are controlled directly or indirectly by PRC companies and/or PRC individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “ Related Clarifications ”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles. Based on our understanding of current PRC Laws and as advised by our PRC counsel, because (i) the CSRC currently has not issued any definitive rule or official interpretation concerning whether our offering is subject to the New M&A Rules and Related Clarifications; (ii) we were and are not a special purpose vehicle formed or controlled by PRC individuals; and (iii) conversion of Lihua Electron and Lihua Copper from a joint venture to a wholly foreign owned enterprise was and is not subject to the New M&A Rules in accordance with Rule 55 of the New M&A Rules and Guidance Manual on Administration of Entry of Foreign Investment issued by the Department of Foreign Investment Administration of the MOFCOM in December 2008, we were and are not required to obtain the approval of CSRC under the New M&A Rules in connection with this offering.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We have granted stock options to one of our directors who is a PRC citizen and, our CEO, Mr. Zhu, has options to purchase shares in our majority shareholder, Magnify Wealth, which may require registration with SAFE. We may also face regulatory uncertainties that could restrict our ability to issue equity compensation to our directors and employees and other parties who are PRC citizens or residents under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. Further, it is also not clear whether Circular 78 would require SAFE approval for stock options in Magnify Wealth that are granted to Mr. Zhu. For any equity compensation plan which is so covered and is adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We have adopted an equity compensation plan and have begun to make option grants to some of our directors, one of which is a PRC citizen. Circular 78 may require PRC citizens who receive option grants to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans, or the option grant from Magnify Wealth to Mr. Zhu are subject to Circular 78, failure to comply with such provisions may subject us and recipients of such options to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

PRC SAFE Regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect our business.

Recent regulations promulgated by SAFE regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.  The failure by our stockholders and affiliates who are PRC residents, including Mr. Zhu, who has sole voting power with respect to shares held by our majority shareholder, Magnify Wealth, to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

In 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals.  The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.  This could have a material adverse effect on us given that we expect to be a publicly listed company in the U.S.

Because our principal assets are located outside of the United States and with the exception of one  director, our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

With the exception of one director, all of our officers and directors reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and all of their assets are located outside of the United States. China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations. Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as Lihua Electron and Lihua Copper, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, Lihua Electron and Lihua Copper are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC.  We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of Lihua Electron and Lihua Copper.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

We receive substantially all of our revenues in Renminbi, the Chinese currency, which is currently not a freely convertible currency.  The restrictions on currency exchanges may limit our ability to use revenues generated in RMB to make dividends or other payments in United States dollars.  The PRC government strictly regulates conversion of RMB into foreign currencies.  Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, SAFE regulates the conversion of the RMB into foreign currencies.  Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.  In addition, failure to obtain approval from SAFE for currency conversion on the capital account may adversely impact our capital expenditure plans and our ability to expand in accordance with our desired objectives.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  We may have difficulty establishing adequate management, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our  intellectual property rights under PRC law.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.   We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by a damages award.

Under PRC law, we are required to obtain permits and business licenses, and our failure to do so would adversely impact our ability to conduct business in China.

We hold various permits, business licenses, and approvals authorizing our operations and activities, which are subject to periodic review and reassessment by the Chinese authorities.  Standards of compliance necessary to pass such reviews change from time to time and differ from jurisdiction to jurisdiction, leading to a degree of uncertainty.  If renewals, or new permits, business licenses or approvals required in connection with existing or new facilities or activities, are not granted or are delayed, or if existing permits, business licenses or approvals are revoked or substantially modified, we will suffer a material adverse effect. If new standards are applied to renewals or new applications, it could prove costly to us to meet any new level of compliance.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property. Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. Each of our two operating subsidiaries rely on these land use rights as the cornerstone of their operations, and the loss of such rights would have a material adverse effect on our company.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

We are subject to the environmental protection law of China.

Our manufacturing process may produce by-products such as effluent, gases and noise, which are harmful to the environment.  We are subject to multiple laws governing environmental protection, such as “The Law on Environmental Protection in the PRC” and “The Law on  Prevention of Effluent Pollution  in the PRC,” as well as standards set by the relevant governmental authorities determining the classification of different wastes and proper disposal.  We have properly attained a waste disposal permit for our manufacturing facility, which details the types and concentration of effluents and gases allowed for disposal.

China is experiencing substantial problems with environmental pollution.  Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls.  There can be no assurance that future changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.  Our profitability may be adversely affected if additional or modified environmental control regulations are imposed upon us.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that could leave us without many employees to conduct our business which would materially and adversely affect our operations and financial condition.

Risks Related to the Common Stock

The market price for our securities may be subject to wide fluctuations.

The securities of a number of Chinese companies and companies with substantial operations in China have experienced wide fluctuations in their stock price. Among the factors that could affect the price of our Common Stock are risk factors described in this section and other factors, including:

•	announcements of competitive developments, by our competitors;

•	regulatory developments of our industry affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance, if any;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of our competitors;

•	additions or departures of our executive officers and other key personnel;

•	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;

•	fluctuations in the exchange rates between the U.S. dollar and the Renminbi; and

•	release or expiration of the underwriters’ post-offering lock-up or other transfer restrictions on our outstanding Common Stock.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. For example, the capital and credit markets have been experiencing volatility and disruption for more than 12 months. Starting in September 2008, the volatility and disruption have reached extreme levels, developing into a global crisis. As a result, stock prices of a broad range of companies worldwide, whether or not they are related to financial services, have declined significantly. These market fluctuations may also have a material adverse effect on the market price of our securities.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We may need additional capital and may sell additional securities or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our securities in the public market, or the perception that these sales could occur, could cause the price of our securities to decline.

Additional sales of our securities in the public market or the perception that these sales could occur, could cause the market price of our securities to decline. We currently have 24,118,183 shares of our Common Stock outstanding. Of that amount, approximately 3,100,000 shares of Common Stock are freely transferable without restriction upon resale, and 21,018,183 shares of Common Stock will be available for sale upon the expiration of varying lock-up periods some of which are subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. In addition, we may grant or sell additional options, restricted shares or other share-based awards in the future under our share incentive plan to our management, employees and other persons, the settlement and sale of which may further dilute our shares and drive down the price of our securities.

As of September 18, 2009 we had stock options outstanding to purchase an aggregate of 60,000 shares of our Common Stock, of which 15,000 are currently exercisable and warrants to purchase 2,138,000 shares of Common Stock. To the extent that the options and warrants are exercised, they may be exercised at prices below the price of our shares of Common Stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our securities.

The possible return of shares to Magnify Wealth pending our achievement of the performance thresholds under the Escrow Agreement in the October 2008 private placement would result in a non-cash compensation expense of $15,409,091 which will have a negative impact on our Statement of Income for 2009.

Under the Escrow Agreement with the holders of the Series A Convertible Preferred Stock, if we meet the 2008 and 2009 Performance Thresholds, the Escrow Shares will be returned to Magnify Wealth and will result in a non-cash compensation expense of $15,409,091 in fiscal year 2009. We targeted $12 million in net income and $0.50 earnings per share for the fiscal year 2008 (the “2008 Performance Threshold”). For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 performance threshold. Because we achieved at least 95% of the 2008 Performance Threshold the Escrow Shares are continuing to be held in escrow pending the results of the 2009 Performance Threshold, which is $18 million in audited net income and $0.76 earnings per share. Because Magnify Wealth is our controlling stockholder and the return of these shares is conditioned upon our operating performance, the shares are deemed to be compensation to Magnify Wealth and under applicable accounting rules, we will have to record a non-cash charge to our earnings for the fiscal year 2009. The charges to our earnings as a result of the release of the Escrow Shares will have a negative impact on our consolidated statements of income for the fiscal year ended December 31, 2009, by reducing net income and our earnings per share.

NASDAQ may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Common Stock is currently listed on the NASDAQ Capital Market. We cannot assure you that our securities will meet the continued listing requirements be listed on NASDAQ in the future.

If NASDAQ delists our Common Stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•
a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If our shares of Common Stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our shares of Common Stock have a market price per share of less than $5.00, transactions in our Common Stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our Common Stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered for sale and sold under this prospectus by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of $7,000,000. Under the terms of the Warrants, cashless exercise is permitted but only after April 30, 2010 and then only if a registration statement covering the shares of common stock underlying the Warrants is not effective and the per share market value is higher than the exercise price of the Warrants. We intend to use the proceeds from the exercise of the Warrants, if any, for working capital and other general corporate purposes. We cannot assure you that any of the Warrants will ever be exercised or exercised for cash, if at all.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “LIWA”. Prior to September 4, 2009 our Common Stock was not listed on any national securities exchange or quoted on any over-the counter market. The last reported sale price for our Common Stock on NASDAQ on September 18, 2009 was $6.92 per share.

The following table shows the range of high and low sale prices of our Common Stock during the third quarter of 2009, which represents the only period during which our Common Stock has been listed for trading.

Year	Period	High	Low

2009	Third Quarter (September 4 through September 18)	$7.50	$5.20

Holders

As of September 18, 2009, there were approximately 32 record holders of our common stock.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of our business.  Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results, current and anticipated cash needs and regulations governing dividend distributions by wholly foreign owned enterprises in China.

Equity Repurchases

No repurchases of our common stock were made during the first or second quarter of 2009.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding and shares of Common Stock Underlying Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Of the 8,993,182 shares being registered for resale under this prospectus, 975,000 shares were issued prior to the Share Exchange by us in transactions exempt from registration under Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder. The number of shares being registered by the selling stockholders named below takes into effect a 3.006012-to-1 forward stock split effected on September 16, 2008. Upon the completion of the stock split, the 2,259,480 shares of the company’s Common Stock outstanding  immediately prior to the stock split were converted into 6,792,024 shares of Common Stock, of which 5,817,026 shares of Common Stock were repurchased by the company from the stockholders on October 31, 2008.

•	390,000 shares in the aggregate being registered were originally issued to Messrs. Rapp, Chapman and Wagenheim in a private placement by the company consummated in March 2006.
•
585,000 shares in the aggregate being registered were originally issued to BCM Equity Partners II LLC, Penumbra Worldwide LTD. and Gerald Scott Klayman in a private placement by the company consummated in June 2008. Subsequently, in October 2008, BCM Equity Partners II LLC distributed its shares of common stock to Messrs. Allen, Raskas, Appel and Hocker, each of whom are listed in the selling security holder table.

Except for Messrs. Wagenheim, Rapp and Chapman, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

Except for Broadband Capital Management LLC (“Broadband”), none of the selling stockholders is a broker dealer or an affiliate of a broker dealer. None of the selling stockholders, including Broadband Capital Management LLC has any agreement or understanding to distribute any of the shares being registered.

Messrs. Allen, Appel, Chapman, Hocker, Rapp, Raskas and Wagenheim  are employees of Broadband.

We entered into an exclusive placement agent agreement (the "Placement Agent Agreement") with Broadband on June 29, 2008, which was subsequently amended on August 14, 2008, for Broadband to act as our financial advisor and investment banker in the Private Placement and provide general financial advisory and investment banking services. At closing, we paid Broadband $975,000 for their services. Additionally, Broadband received Warrants to purchase up to 250,000 shares  of our common stock at an exercise price of $3.50.

We entered into an amended and restated letter agreement (the "Penumbra Agreement") with Penumbra Worldwide, Ltd. on October 27, 2008 for Penumbra to provide business consulting services to the Company including advising management on overall business strategy, assisting with corporate governance, coordinating with legal and audit teams and providing investor relations for the Company. The Penumbra Agreement is for a 15 month term. For its services, Penumbra was issued warrants to purchase 250,000 shares of our common stock at an exercise price of $3.50.

The remaining shares being registered for resale under this prospectus were issued in the Private Placement.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold (2)	Number of Shares Owned After Offering	Percentage Ownership After Offering (3)

Common Stock and Series A Warrants
Vision Opportunity China LP (4)	2,381,818	3,081,818	-0-	-0-
CMHJ Technology Fund II, L.P. (5)	2,381,818	2,772,727	-0-	-0-
Snow Hill Developments Limited (6)	1,159,000	1,159,000	-0-	-0-
Silver Rock II, Ltd. (7)	122,000	122,000	-0-	-0-
Timothy P. Hanley & Monica A. Hanley (8)	55,455	55,455	-0-	-0-
Rohan Oza (9)	55,455	55,455	-0-	-0-
Michael J. Attkiss (10)	44,364	44,364	-0-	-0-
Alpha Capital Anstalt (11)	43,809	43,809	-0-	-0-
Roscoe E. Dean IV (12)	27,727	27,727	-0-	-0-
David W. Forti & Jennifer Hall Forti (13)	27,727	27,727	-0-	-0-
Milton J. Wallace & Patricia Wallace, Jt. Ten. (14)	27,727	27,727	-0-	-0-
Joseph Muoio & Margaret Muoio (15)	13,864	13,864	-0-	-0-
Mike Balducci (16)	13,864	13,864	-0-	-0-
Stanley Raskas (17)	13,864	13,864	-0-	-0-
Gerald Scott Klayman (18)	57,118	57,118	-0-	-0-
Penumbra Worldwide, LTD (19)	1,663	1,663	-0-	-0-
Common Stock
Philip Wagenheim (20)	65,033	65,033	-0-	-0-
Michael Rapp (21)	129,967	129,967	-0-	-0-
Clifford Chapman (22)	195,000	195,000	-0-	-0-
Charles W. Allen (23)	29,250	29,250	-0-	-0-
Ari Raskas (24)	24,375	24,375	-0-	-0-
Jeff Appel (25)	24,375	24,375	-0-	-0-
Corby T. Hocker (26)	19,500	19,500	-0-	-0-
Gerald Scott Klayman	243,750	243,750	-0-	-0-
Penumbra Worldwide, Ltd.	243,750	243,750	-0-	-0-
Series B Warrants
Philip Wagenheim	33,350	33,350	-0-	-0-
Michael Rapp	60,650	60,650	-0-	-0-
Clifford Chapman	100,000	100,000	-0-	-0-
Charles W. Allen	15,000	15,000	-0-	-0-
Ari Raskas	12,500	12,500	-0-	-0-
Jeff Appel	12,500	12,500	-0-	-0-
Corby T. Hocker	10,000	10,000	-0-	-0-
David Prince (27)	6,000	6,000	-0-	-0-
Gerald Scott Klayman	125,000	125,000	-0-	-0-
Penumbra Worldwide, LTD	125,000	125,000	-0-	-0-
Total	7,902,273	8,993,182	-0-	-0-

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 24,118,183 shares of Common Stock outstanding as of September 18, 2009.

(2)	Includes the total number of shares of common stock that such Selling Stockholder intends to sell, regardless of the 9.9% beneficial ownership limitation, more fully explained in footnote 3.

(3)
Pursuant to the terms of the Series A Warrant at no time may such Selling Stockholder exercise the Series A Warrant for shares of our Common Stock if the exercise would result in such Selling Stockholder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.9% of our then issued and outstanding shares of Common Stock; provided, however, that upon such Selling Stockholder  providing us with sixty-one days’ notice that such Selling Stockholder wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the shares referenced in the waiver notice. The 9.9% beneficial ownership limitation does not prevent such Selling Stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each such Selling Stockholder could exercise and sell more than 9.9% of our Common Stock without ever at any one time holding more than this limit.

(4)
Consists of 2,381,818 shares of Comon Stock and Series A Warrants to purchase up to 700,000 shares of Common Stock. Vision Capital Advisors, LLC, a Delaware limited liability company, which serves as the investment manager to Vision Opportunity China LP, and Adam Benowitz, the managing member of Vision Capital Advisors, share voting and dispositive power over the shares held by Vision Opportunity China LP. Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of Common Stock held by Vision Opportunity China LP. Each disclaims beneficial ownership of such shares. The address  for  Vision Opportunity China LP is c/o Vision Capital Advisors, LLC,  20 West 55th Street, 5th Floor,  New York, NY 10019-5373.

(5)
Consists of 2,772,727 shares of Common Stock and Series A Warrants to purchase up to 500,000 shares of Common Stock.  CMHJ Partners L.P., a Cayman Islands limited partnership (“CMHJ Partners”) and the general partners of CMHJ Technology Fund II, L.P. (the “Fund”), and CMHJ Partners Ltd., a Cayman Islands limited liability company (“CMHJ”) and the general partner of CMHJ Partners, share voting and dispositive power over the shares held by the Fund. CMHJ Partners and CMHJ may each be deemed to beneficially own the shares of Common Stock held by the Fund. CMHJ Partners and CMHJ each disclaim beneficial ownership of such shares. The address  for  CMHJ is Suite 803, Lippo Plaza 222 Huai Hai Zhong Road Shanghai 200021, PRC.

(6)
Consists of 950,000 shares of Common Stock and Series A Warrants to purchase up to 209,000 shares of Common Stock. Zhenwei Lu, the General Manager of China Merchants Technology Holdings Co. Ltd has sole voting and dispositive power over the shares of Snow Hill Developments Limited. The address for Snow Hill Developments Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(7)
Consists of 100,000 shares of Common Stock and Series A Warrants to purchase up to 22,000 shares of Common Stock. Rima Salam, a director of Silver Rock II, Ltd.  has sole voting and dispositive power over the shares of Silver Rock II, Ltd.  The address for Silver Rock II, Ltd. is c/o Ezzat Jallad Villa 52 Umm Suqeimm 3 Dubai UAE

(8)	Consists of 45,455 shares of Common Stock and Series A Warrants to purchase up to 10,000 shares of Common Stock. Timothy and Monica Hanley share voting and dispositive power over their shares.

(9)	Consists of 45,455 shares of Common Stock and Series A Warrants to purchase up to 10,000 shares of Common Stock.

(10)	Consists of 36,364 shares of Common Stock and Series A Warrants to purchase up to 8,000 shares of Common Stock.

(11)	Consists of 35,909 shares of Common Stock and Series A Warrants to purchase up to 7,900 shares of Common Stock.

(12)	Consists of 22,727 shares of Common Stock and Series A Warrants to purchase up to 5,000 shares of Common Stock.

(13)	Consists of 22,727 shares of Common Stock and Series A Warrants to purchase up to 5,000 shares of Common Stock. David and Jennifer Forti share voting and dispositive power over their shares.

(14)	Consists of 22,727 shares of Common Stock and Series A Warrants to purchase up to 5,000 shares of Common Stock. Milton and Patricia Wallace share voting and dispositive power over their shares.

(15)	Consists of 11,364 shares of Common Stock and Series A Warrants to purchase up to 2,500 shares of Common Stock. Joseph and Margaret Muoio share voting and dispositive power over their shares.

(16)	Consists of 11,364 shares of Common Stock and Series A Warrants to purchase up to 2,500 shares of Common Stock.

(17)	Consists of 11,364 shares of Common Stock and Series A Warrants to purchase up to 2,500 shares of Common Stock.

(18)	Consists of 46,818 shares of Common Stock and Series A Warrants to purchase up to 10,300 shares of Common Stock.

(19)
Consists of 1,363 shares of Common Stock and Series A Warrants to purchase up to 300 shares of Common Stock. Samuel May is the sole director of Penumbra Worldwide Ltd., and has sole voting and dispositive power over the shares.   Penumbra Worldwide Ltd. provides business and investor relations consulting services to the company.  The address for Penumbra Worldwide Ltd. is  Unit D, 11 th Floor, Ho Lee Commercial Building, 38-34 D’Aguilar Street Central, Hong Kong.

(20)
Mr. Wagenheim is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.  Mr. Wagenheim was Secretary and a director of the Company prior to the Share Exchange.

(21)
Mr. Rapp is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement Mr. Rapp was Chief Executive Officer, Principal Financial Officer and a director of the Company prior to the Share Exchange.

(22)
Mr. Chapman is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.  Mr. Chapman was a director of the Company prior to the Share Exchange.

(23)	Mr. Allen is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.

(24)	Mr. Raskas is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.

(25)	Mr. Appel is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.

(26)	Mr. Hocker is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.

(27)	Mr. Prince is an employee of Broadband Capital Management, LLC, which was financial adviser and placement agent to the Company in the private placement.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling stockholder, rather than under this prospectus. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Broadband Capital Management LLC (“Broadband”) is a registered broker dealer and a FINRA member firm and certain of its associated persons are listed as Selling Stockholders in this prospectus. Broadband served as placement agent in our recently completed private placement offering, and received, in addition to cash commissions and reimbursement of some expenses, Series B warrants to purchase an aggregate of 250,000 shares of our Common Stock with an exercise price of $3.50 per share.  Broadband assigned all of the 250,000 Class B Warrants it received as compensation to the officers and registered employees named as Selling Stockholders in this prospectus as allowed under NASD Rule 2710 (g)(2).

The warrants held by Broadband’s associated persons expire on October 30, 2013. The 250,000 shares of Common Stock issued or issuable upon exercise of the Series B Warrants received by Broadband are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Broadband as allowed under Rule 2710 (g)(1) and (2).

Broadband has indicated to us its willingness to act as selling agent on behalf of certain of the Selling Stockholders named in the prospectus under the section titled "Selling Stockholders" that purchased our privately placed securities. All shares sold, if any, on behalf of Selling Stockholders by Broadband would be in transactions executed by Broadband on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Broadband does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholder is required to execute transactions through Broadband. Further, other than any existing brokerage relationship as customers with Broadband, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with Broadband to sell their securities through Broadband.

Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of Selling Stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the Selling Stockholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by any Selling Stockholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the Selling Stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

SELECTED FINANCIAL DATA

The following selected consolidated statement of income data for the two years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data (other than percentage of sales data) as of December 31, 2007 and 2008 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by AGCA, Inc. (f/k/a Yu and Associates), an independent registered public accounting firm. The consolidated statement of income data for the three months ended June 30, 2009 and 2008 and the consolidated balance sheet data as of June 30, 2009 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended June 30,				Year Ended December 31,
	2009		2008		2008		2007
	US$	% of Sales	US$	% of Sales	US$	% of Sales	US$	% of Sales
	(in thousands, except for percentages)
Consolidated Statement of Income Data:
Sales	48,827	100.0%	15,038	100.0%	50,006	100.0%	32,676	100.0%
Cost of sales	(39,096)	(80.1)%	(10,328)	(68.7)%	(33,202)	(66.4)%	(22,910)	(70.1)%
Gross profit	9,731	19.9%	4,710	31.3%	16,804	33.6%	9,766	29.9%
Selling expenses	(587)	(1.2)%	(172)	(1.1)%	(700)	(1.4)%	(417)	(1.3)%
General & Administrative expenses	(1,093)	(2.2)%	(403)	(2.7)%	(1,907)	(3.8)%	(455)	(1.4)%
Income from operations	8,051	16.5%	4,135	27.5%	14,197	28.4%	8,894	27.2%
Other income (expenses):
Interest income	47	.01%	8	0.05%	68	0.1%	16	0.05%
Interest expenses	(106)	(0.2)%	(106)	(0.7)%	(515)	(1.0)%	(97)	(0.3)%
Merger cost	—	—	—	—	(259)	(0.5)%	—	—
Change in fair value of warrants	(216)	(0.4)%	—	—
Other income	501	1.0%	(6)	(0.04)%	4	0.01%	—	—
Total other income (expenses)	226	0.5%	(104)	(0.7)%	(702)	(1.4)%	(81)	(0.25)%
Income before income taxes	8,277	17.0%	4,030	26.8%	13,495	27.0%	8,813	27.0%
Provision for income tax	(1,572)	(3.2)%	(528)	(3.5)%	(1,793)	(3.6)%	(1,089)	(3.3)%
Net income	6,705	13.7%	3,501	23.3%	$11,702	23.4%	7,724	23.6%
Earnings per share
– Basic	0.45		0.25		$0.75		0.55
– Diluted	0.31		0.25		$0.70		0.55

	Three Months Ended June 30,				Year Ended December 31,
	2009		2008		2008		2007
	US$	% of Sales	US$	% of Sales	US$	% of Sales	US$	% of Sales
	(in thousands, except for percentages and operating date)
Other Consolidated Financial Data:
Gross profit margin	—	19.9%	—	31.3%	—	33.6%	—	29.9%
Operating profit margin	—	16.5%	—	27.5%	—	28.4%	—	27.2%
Net profit margin	—	13.7%	—	23.3%	—	23.4%	—	23.6%
Consolidated Operating Data:
Shipment volume (tons)	8,415	—	1,701	—	5,966	—	4,065	—
Average selling price ($ per ton)	5,802	—	8,841	—	8,382	—	8,039	—
Labor cost per employee on average	774.69	—	429.79	—	1,760.90	—	1,378.12	—

	Three Months Ended June 30,	Year Ended December 31,
	2009	2008	2007
	US$	US$	US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	28,144	26,042	3,214
Total assets	70,622	56,813	30,075
Secured short-term bank loans	4,391	6,145	4,107
Total liabilities	14,296	9,021	10,992
Total shareholders’ equity	43,209	34,675	19,082
Total liabilities and shareholders’ equity	70,622	56,813	30,075

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. The following discussion of the financial condition and results of operation of the Company for the six months ended June 30, 2009 and the fiscal years ended December 31, 2007 and 2008, should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement. The discussion of the results of operations below are of the Ally Profit Companies and have been derived from Ally Profit’s audited consolidated financial statements that are included elsewhere in this prospectus. Ally Profit is deemed to be the accounting acquirer in the Share Exchange transaction consummated as of October 31, 2008, which is further described in the section, “OUR HISTORY AND CORPORATE STRUCTURE” below in this prospectus. The Share Exchange has been accounted for as a reverse acquisition using the purchase method of accounting, so that our financial statements before the date of Share Exchange are those of Ally Profit with the results of Lihua International being consolidated from the date of Share Exchange and the equity accounts being retroactively restated to reflect the reverse acquisition.

OVERVIEW

Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute low cost, high quality, alternatives to pure copper magnet wire, which include copper-clad aluminum wire (“CCA”) and recycled scrap copper wire. Primarily because of its high electrical conductivity, pure copper magnet wire is one of the fundamental building blocks in many components in a wide variety of motorized and electrical appliances such as dishwashers, microwaves and automobiles. In most instances, Lihua’s CCA and recycled scrap copper are an excellent, less costly substitute for pure copper magnet wire.

Lihua sells its products directly to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries and to distributors in the wire and cable industries. Our track record and reputation for producing high quality products in large quantities has paved the way for rapid expansion of our customer base. We have approximately 300 customers and no one customer accounts for more than 7% of our sales. At least in part because the copper magnet wire industry in China is large and growing, Lihua’s product sales are comprised of approximately 95% domestic sales and approximately 5% of export sales.

Prior to 2009, our business focused primarily on CCA. Our CCA business consists of acquiring CCA with a line diameter of 2.05 mm from our suppliers as a raw material, reducing the diameter of the CCA by drawing it and then annealing and coating it. Our final CCA product typically has diameters from 0.03 mm to 0.18 mm, depending on customer specifications. To meet strong customer demand, we substantially increased our CCA production capacity from 2,200 tons per annum as of the end of 2006 to 6,000 tons per annum as of June 30, 2009. We plan to further increase our CCA production capacity to 7,500 tons per annum by the end of 2009. In each of the following periods, our sales of CCA were as follows: 2006 – 2,009 tons, 2007 – 4,065 tons, 2008 – 5,966 tons and six months ended June 30, 2009 – 2,959 tons.

In addition to our CCA business, in the first quarter of 2009, we began to produce copper rod from recycled scrap copper. As of June 30, 2009, our scrap copper refinery capacity was approximately 25,000 tons per annum. To the extent our capacity permits, we process our copper rod into copper magnet wire. Because our output of copper rod exceeds our capacity to process it into copper magnet wire, we sell our excess copper rod to smaller wire manufacturers for further processing. During the six months ended June 30, 2009, we sold 3,602 tons of copper magnet wire and 5,559 tons of copper rod. We currently are working to expand our magnet wire production capacity so that we can use a greater proportion of our copper rod rather than selling it to other manufacturers, thereby increasing our profit margins and overall profitability. We are exploiting a range of marketing strategies for the copper magnet wire business, including cross-selling our copper magnet wire to our existing CCA customers.

Lihua is well positioned to continue to capture further market share in the magnet wire industry. CCA and copper magnet wire are increasingly being accepted as alternatives to pure copper wire. As a result, our sales and net income have grown substantially over the last three years. We generated sales of $15.7 million in 2006, $32.7 million in 2007 and $50.0 million in 2008, representing a Compound Annual Growth Rate (“CAGR”) of 78.2%. We achieved net income of $4.5 million in 2006, $7.7 million in 2007 and $11.7 million in 2008, representing a CAGR of 61.3%. Adoption of CCA and recycled copper magnet wire as alternatives to pure copper wire will likely increase, and we expect that our sales and net income should continue to grow as a result. During the six months ended June 30, 2009, we generated sales of $69,365,668 and net income of $10,693,720, up 180% and 83.1% from the same six-month period in 2008.

We continually pursue technological innovations and improvements in our manufacturing processes. We have obtained one utility model patent in China and have three pending invention patent applications in China related to our production process. In addition, we have entered into a technology cooperation agreement with a university in China. We believe that our emphasis on technological innovations and production efficiency has contributed significantly to our leading industry position in China and will continue to do so for the foreseeable future.

Further, significant barriers to entry make it difficult for newcomers to successfully compete with our CCA and copper magnet wire businesses. For example, with respect to CCA, it is challenging to maintain high quality during the process of drawing, annealing and coating CCA, especially finer diameter wires. Our knowledge and experience in successfully generating high quality CCA give us a strong advantage over would-be competitors. With respect to copper magnet wire, our proprietary recycling technology offers us a unique ability to produce wire of a high enough quality to serve as a substitute to pure copper wire. Our experience and technology allow us to offer products that are, in most instances, superior and more cost-effective to those potential competitors can produce. Because we are already an approved vendor for many of our customers and qualifying new vendors can be time-consuming, we believe we are further advantaged vis-à-vis potential competitors.

To avoid copper commodity risk exposure, we maintain minimal raw material inventory. We confirm raw material purchase orders for scrap copper or CCA with suppliers for each sales order only when the applicable sales order has been received. On the other hand, our principal CCA and scrap copper suppliers usually dedicate portions of their inventories as reserves to meet our manufacturing requirements. Our most significant supplier of CCA provides approximately 30% of our CCA raw material needs, but we have built a large network of reliable suppliers that deliver high quality raw materials, and accordingly, are not dependent upon any one supplier for our success.

We believe that our experienced management team will continue to leverage our leading technologies and increasing capacity to manufacture, produce, market and distribute cost-effective, high quality, CCA, recycled copper magnet wire and other alternatives to pure copper wire. If, as anticipated, worldwide demand for alternatives to pure copper wire grow and we continue to innovate and improve in our processes, we will be well positioned to compete in the copper wire market on a global scale.

Significant Factors Affecting Our Results of Operations

The most significant factors that affect our financial condition and results of operations are:

•	economic conditions in China;

•	the market price for copper;

•	demand for, and market acceptance of, copper replacement products;

•	production capacity;

•	supply and costs of principal raw materials; and

•	product mix and implications on gross margins.

Economic conditions in China

We operate our manufacturing facilities in China and derive the majority of our revenues from sales to customers in China. As such, economic conditions in China will affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a CAGR, of 11% in gross domestic product from 1996 through 2007. Domestic demand for and consumption of copper and CCA products has increased substantially as a result of this growth. We believe that economic conditions in China will continue to affect our business and results of operations.

Copper prices

Generally the price of our products is set at a certain discount to local retail copper prices, and we believe our products replace or supplement copper. For these reasons, our products are affected by the market price, demand and supply of copper.

We price our copper and CCA wire products based on the market price for materials plus a fixed mark-up, which is essentially our gross profit. Despite the implications of copper price volatility on our gross and net profit margins in percentage terms, during the past three years the markup, or our gross and net profit in absolute dollar terms, has not been materially affected by the change of copper prices. Shanghai Changjiang Commodity Market, one of the major metal trading markets in China, publishes the copper trading prices twice daily. These prices typically set the range for the prices of our materials as well as finished products, and are generally followed by all industry participants.

Over the past three years, copper prices have fluctuated tremendously, with a high point of $8,730 per ton in April 2008 and a recent range averaging $3,600 per ton. We believe such volatility has forced industry participants to seek replacement and supplementary products so as to reduce their reliance on copper, and this has provided us with a unique market opportunity.

Demand for, and market awareness of, copper replacement products

During the current copper cycle, increases in copper prices from 2003 and pending in April 2008, Chinese companies realized the potential market opportunity for the production of CCA wire as a replacement to traditional copper wire. This change has lead to an improved production process and facilitated increased production volumes from China. The major industry players in China also have moved to get involved in the secondary refining process under the pressure of the copper price uncertainty and fluctuation. We believe we are one of the innovators in both movements in which China plays an important role in seeking copper replacement cable and wire products.

The copper replacement industry segment is still in an early stage of development with a limited production capacity. We believe demand for our products will continue to grow as demand for copper products grows and as market awareness of copper replacement products increases. China is an importer of deficient copper reserves, and thus PRC law and government policies are encouraging the development of copper replacement products. We expect demand for our products to continue to increase over time.

Production capacity

In order to capture the market opportunity for our products, we have expanded, and plan to continue to expand, our production capacity. Increased capacity has had, and could continue to have, a significant effect on our results of operations, by allowing us to produce and sell more products to generate higher revenues.

Supply and costs of principal raw materials

Our ability to manage our operating costs depends significantly on our ability to secure affordable and reliable supplies of raw materials. We have been able to secure a sufficient supply of raw materials, which primarily consist of CCA raw material wire and scrap copper.

The price of our primary raw materials varies with reference to copper prices, and changes in copper price affect our cost of sales. However, we are able to price our copper and CCA products based on our material procurement costs plus a fixed mark-up, which is essentially our gross profit. Therefore, despite the implications of copper price movement on our gross and net profit margin figures, during the past three years the mark-up, or our gross and net profit in absolute dollars, have not been materially affected by the change of copper prices.

Product mix and effect on gross margins

Our gross margin is also affected by our product mix. We produce and sell products according to customer orders. CCA magnet wire and CCA tin plated wire are final products from which we will derive the highest production markup, or gross profit, and these products account for a majority of our sales. However, we also generate a significant portion of revenue from selling semi-finished products such as CCA raw wire at a lower production cost markup, or gross profit.

The launch of our scrap copper refinery business will further change our product mix and gross margins. Generally copper rod contributes a lower gross profit margin compared to finished wire products. At the initial development stage of this new business, we believe that we have to sell more copper rod at lower profit margins. However, we expect a gradual ramping up of our wire production facilities and thus we would be able to produce and sell more copper wire at higher profit margins than copper rod over time. Nevertheless, depending on the amount of copper rod sales, we expect our overall gross margin to decline in the near future.

PRINCIPAL INCOME STATEMENT COMPONENTS

Sales

Our sales are derived from our sales of CCA wire, copper rod and wire produced from refined scrap copper, net of value-added taxes.

The most significant factors that affect our sales are shipment volume and average selling prices.

Our collection practices generally consist of cash payment on delivery. We extend credit for 30 days to 60 days to certain of our established customers.

Cost of sales

Our cost of sales primarily consists of direct material costs, and, to a lesser extent, direct labor costs and manufacturing overhead costs. Direct material costs generally accounted for the majority of our cost of sales.

Gross Profit

Our gross profit is affected primarily by the cost of raw materials, which is defined with reference to the cost of copper. We are also able to price our products based on the market price for materials plus a fixed mark-up, which is essentially our gross profit. Despite the implications of copper price volatility on our gross and net profit margins, in percentage terms in 2006, 2007 and 2008, the mark-up, or our gross and net profit in absolute dollar terms, have increased with our growing scale of production.

In March 2009, we commenced the production of copper rod and copper magnet wire, which both have lower average selling prices and contributed lower gross profit margins during the three months ended June 30, 2009.

Operating expenses

Our operating expenses consist of selling, general and administrative expenses, and research and development expenses.

Selling, general and administrative expenses

Our selling, general and administrative expenses include salaries, shipping expenses, and traveling expenses for our sales personnel, administrative staff costs and other benefits, depreciation of office equipment, professional service fees and other miscellaneous expenses related to our administrative corporate activities.

Our sales activities are conducted through direct selling by our internal sales staff. Because of the strong demand for our products, we have not had to start to aggressively market and distribute our products, and our selling expenses have been relatively small as a percentage of our revenues.

We anticipate that our selling, general and administrative expenses will increase with the anticipated growth of our business and continued upgrades to our information technology infrastructure. We expect that our selling, general and administrative expenses will also increase as a result of compliance, investor-relations and other expenses associated with being a publicly listed company.

Other income

Other income includes interest income, interest expense, merger costs, foreign currency translation adjustments, and other income.

Our interest expense consisted of expenses related to our short term bank borrowings. We expense all interests incurred. No interest paid in the costs incurred in the construction of property, plant and equipment during 2006, 2007 and 2008 and the six months ended June 30, 2009 has been capitalized.

Interest costs incurred for the years ended December 31, 2007 and 2008, were $96,535 and $514,950, respectively, of which none were capitalized as part of the cost incurred in the construction of property, plant and equipment in those periods.

Change in fair value of warrants

The fair value of the Company’s issued and outstanding Series A warrants to purchase 1,500,000 shares of Common Stock, and Series B warrants to purchase 500,000 shares of Common Stock, increased to $2,646,855 as of June 30, 2009. As such, the Company recognized a $340,167 loss from the change in fair value of these warrants for the three months ended June 30, 2009.

Merger costs

Merger costs consisted of the expenses incurred to complete the transaction under which the company reverse merged into a reporting shell while conducting a concurrent fundraising in 2008. The amount of $259,000 was incurred for this purpose during 2008, including $159,000 legal fees and $100,000 for the purchase of the shell.

Income taxes

Under the current laws of the Cayman Islands and British Virgin Islands, we are not subject to any income or capital gains tax and dividend payments we make are not subject to any withholding tax in the Cayman Islands or British Virgin Islands. Under the current laws of Hong Kong, we are not subject to any income or capital gains tax and dividend payments we make are not subject to any withholding tax in Hong Kong.

Our two operating subsidiaries are governed by the PRC income tax laws and are subject to the PRC enterprise income tax (“EIT”). Each of the two entities files its own separate tax return. According to the relevant laws and regulations in the PRC, foreign invested enterprises established prior to January 1, 2008 were entitled to full exemption from income tax for two years beginning from the first year when enterprises become profitable and have accumulative profits and a 50% income tax reduction for the subsequent three years. Being converted into a sino-foreign joint equity enterprise in 2005, Lihua Electron was thus entitled to the EIT exemption in 2005 and 2006, and was subject to 50% income tax reduction during the period from 2007 to 2009. Set out in the following table are the EIT rates for our two PRC Operating Companies from 2006 to 2011:

	2006	2007	2008	2009	2010	2011
Lihua Electron	—	12%	12.50%	12.50%	25%	25%
Lihua Copper	—	25%	25%	25%	25%	25%

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2009 COMPARED TO THREE MONTHS ENDED JUNE 30, 2008

Sales

Our business for the three months ended June 30, 2009 continued to demonstrate robust growth. Net sales increased by 224.7% from $15.0 million to $48.8 million compared to the same period in 2008. This growth was primarily driven by strong market demand for our CCA copper wire and FRH copper rod products and was offset by the decline of the average selling price. Our average selling price declined due to the addition of lower-price copper rod in the product mix.

Cost of Sales and Gross Margin

The following table sets forth our cost of sales and gross profit, both in amounts and as a percentage of total sales for the three months ended June 30, 2009 and 2008:

	Three months ended June 30,				Growth in three months ended June 30, 2009 compared to three months ended
	2009		2008		June 30, 2008
In thousands, except for percentage	US$	% of Sales	US$	% of Sales	%
Total Sales	$48,827	100.0%	$15,038	100.0%	224.7%
Total cost of sales	(39,096)	(80.1)%	(10,328)	(68.7)%	278.5%
Gross Profit	$9,731	19.9%	$4,710	31.3%	106.6%

Total cost of sales for the three months ended June 30, 2009 was $39.1 Million, reflecting an increase of 278.5% from the same period last year. As a percentage of total sales, our cost of sales increased to 80.1% of total sales for the three months ended June 30, 2009, compared to 68.7% of total sales in the same period last year. Consequently, gross margin as a percentage of total sales decreased to 19.9% in the three months ended June 30, 2009 from 31.3% for the same period last year, principally due to the production of refined copper products, which have a lower margin compared to our CCA products.

Gross profit for the three months ended June 30, 2009 was $9.7 million, up 106.6% from gross profit of $4.7 million for the same period in 2008.

Selling, General and Administrative Expenses

The following table sets forth operating expenses and income from operations both in amounts and as a percentage of total sales for Selling, General and Administrative Expenses for the three months ended June 30, 2009 and 2008:

	Three months ended June 30,				Growth in three months ended June 30, 2009 compared to three months ended
	2009		2008		June 30, 2008
In thousands, except for percentage	US$	% of Sales	US$	% of Sales	%
Gross profit	$9,731	19.9%	$4,710	31.3%	106.6%
Operating Expenses:
Selling expenses	(587)	(1.2)%	(172)	(1.1)%	241.2%
General & administrative expenses	(1,093)	(2.2)%	(403)	(2.7)%	171.1%
Total operating expense	(1,680)	(3.4)%	(575)	(3.8)%	192.1%
Income from operations	$8,051	16.5%	$4,135	27.5%	94.7%

Total selling, general and administrative expenses were approximately $1,680,000 for the three months ended June 30, 2009, compared to approximately $575,000 for the same period last year, an increase of 192.1%.

Selling expenses were approximately $587,000 in the three months ended June 30, 2009, an increase of 241.2% compared to the same period last year. The increase was attributable to:

•	Increased costs related to product distribution and insurance as a result of expanded business volume; and

•	Increased staffing costs as we continued to expand the sales force during the period,

General & administrative expenses were approximately $1,093,000 in the three months ended June 30, 2009, an increase of 171.1% compared to the same period last year. Factors which caused this increase were higher administrative and professional fees associated with the Company being a public reporting company and our expanded scale of operations.

Interest Expense

Interest expense was $105,667 for the three months ended June 30, 2009, compared to $106,337 for the same period last year. The decrease was mainly due to the repayment of short term bank loans which were used for working capital purposes.

Income tax

For the three months ended June 30, 2009, income tax expense was $1,572,190, reflecting an effective tax rate of 19.0%. The effective tax rate for the same period in 2008 was 13.1%.

In 2008 and 2009, Lihua Electron was subject to an EIT rate of 12.5%, and Lihua Copper was subject to an EIT rate of 25%.

Net Income

Net income for the three months ended June 30, 2009 was $6.7 million, or 13.7% of net revenue, compared to $3.5 million, or 23.3% of net revenue, in the same period in 2008.

Foreign Currency Translation Gains

During the three months ended June 30, 2009, the RMB steadily rose against the US dollar, and we recognized a foreign currency translation gain of $28,259.

YEAR ENDED DECEMBER 31, 2008 COMPARED TO YEAR ENDED DECEMBER 31, 2007

Sales

Net sales increased by 53% from $32.7 million in 2007 to $50.0 million in 2008. This increase was primarily due to increased sales volume of CCA magnet wire as driven by strong market demand, facilitated by the increase in our wire production capacity from 4,200 tons in 2007 to 6,000 tons in 2008. The increase in the overall average selling price from $8,039 in 2007 to $8,382 in 2008 also contributed to our higher revenues in 2008. The average selling price increase year-over-year is a result of larger portion of CCA magnet wire sales in our sales mix, which increased from 1,735 tons in 2007 to 4,087 tons in 2008. The percentage of our total sales represented by sales of CCA Magnet wire increased from 43% in 2007 to 69% in 2008 accordingly.

Cost of Sales and Gross Margin

Total cost of sales for the year ended December 31, 2008 was $33.2 million, reflecting an increase of 44.9% from 2007. As a percentage of total sales, our cost of sales decreased to 66.4% of total sales for 2008, compared to 70.1% of total sales in 2007. Consequently, gross margin as a percentage of total sales increased to 33.6% for 2008 from 29.9% for 2007, on the back of higher average selling prices and lower copper prices. Gross profit for the year ended December 31, 2008 was $16.8 million, up 72.1% from gross profit of $9.8 million for the same period in 2007.

Selling, General and Administrative Expenses

The following table sets forth operating expenses and income from operations both in amounts and as a percentage of total sales for the years ended December 31, 2008 and 2007.

	Year Ended December 31,				Growth in 2008 compared
	2008		2007		with 2007
	US$	% of Sales	US$	% of Sales
Gross profit	$16,804	33.6%	$9,766	29.9%	72.0%
Operating Expenses:
Selling expenses	(700)	(1.4)%	(417)	(1.3)%	67.8%
G & A expenses	(1,907)	(3.8)%	(455)	(1.4)%	319.2%
Total operating expense	(2,607)	(5.2)%	(872)	(2.7)%	198.9%
Income from operations	$14,197	28.4%	$8,894	27.2%	59.6%

Total selling, general and administrative expenses were $2.6 million for the year ended December 31, 2008, compared to $872,000 for the year ended December 31, 2007.

Selling expenses were $700,000 in 2008, an increase of 67.8% compared to 2007. The increase was attributable to:

•	Increased costs related to product distribution and insurance as a result of expanded business volume; and

•	Increased staffing costs related to a bigger sales team, and an increase to 9 sales offices in 2008 compared to 6 in 2007,

General & administrative expenses were $1.9 million in 2008, an increased of 319.1% compared to 2007. The increase was mainly due to:

•	Increased professional fees incurred in connection with capital-raising and financial reporting activities;

•	An increase in share-based compensation expenses of $367,250; and

•	An increase resulting from the increase in our scale of operations.

Interest Expense

Interest expense was $514,950 for the year ended December 31, 2008, compared to $96,535 for the year ended December 31, 2007. The increase is largely due to accrued interest from additional bank loans utilized during the period. The loans were used for working capital and capital expenditures for the expansion of production.

Income tax

For 2008, income tax expense was $1,792,681, reflecting an effective tax rate of 13.3% and an increase of 64.6% from $1,089,107 for 2007. The effective tax rate for 2007 was 12.4%.

In 2007 and 2008, Lihua Electron was entitled to a 50% reduction from the EIT and thus was subject to EIT rates of 12.0% and 12.5%, respectively.

Net Income

Net income for the year ended December 31, 2008 was $11.7 million, or 23.4% of net revenue, compared to $7.7 million, or 23.6% of net revenue, in the same period in 2007.

Foreign Currency Translation Gains

During the year ended December 31, 2008, the RMB steadily rose against the US dollar. As a result we recognized a foreign currency translation gain of $1,622,035.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes our cash flows for each of the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	Ally Profit Investment Limited and Subsidiaries 2006
Net cash provided by operating activities	$5,745,577	$8,911,914	$15,837,702	$2,123,478	$5,268,917
Net cash used in investing activities	(2,947,312)	(1,366,392)	(4,693,086)	(11,560,119)	(4,854,852)
Net cash provided/(used) by financing activities	(706,466)	450,963	10,966,675	11,290,295	129,218
Effect of exchange rate on cash and cash equivalents	10,806	527,653	716,909	469,516	109,763
Cash and cash equivalents at beginning of period	26,041,849	3,213,649	3,213,649	890,479	237,433
Cash and cash equivalents at end of period	$28,144,454	$11,737,787	$26,041,849	$3,213,649	$890,479

Operating activities

For the six months ended June 30, 2009, cash provided by operating activities totaled $5.7 million compared to $8.9 million in the same period of 2008. This was primarily attributable to: i) a $4.8 million increase in net earnings, ii) a $2.8 million accounts receivable increase driven by revenue growth; ii) a $7.3 million inventory increase, principally in copper rods, to support planned expansion and sales growth in copper wire; iii) a $1.2 million increase in income tax payable; and iv) a $3.5 million increase in account payable as a result of an increase in the purchase of raw material to accommodate growing demand.

For the year ended December 31, 2008, cash provided by operating activities totaled $15.8 million compared to $2.1 million in 2007. This is principally attributable to: (i) a $4.0 million increase in net earnings; (ii) a decrease in working capital, and in particular a decrease of $2.0 million in inventory levels resulting from an intentional build up of raw material inventory levels in 2007 in anticipation of copper price increases; iii) better accounts receivable collection; and (iv) the add-back of non cash charges related to capital raising and financial reporting activities, namely a share-based compensation charge of $0.4 million and a warrant-related charge of $90,000.

For the year ended December 31, 2007, cash provided by operating activities totaled $2.1 million compared to $5.3 million in 2006. This is principally attributable to i) a $3.2 million increase in net earnings; ii) a $4.1 million increase in accounts receivable and a $0.7 million increase in notes receivable as we revalued the credit of our major customers and extended the collection period of most of them; and iii) an increase of $1.3 million in inventory levels resulting from an intentional build up of inventory levels in 2007 in anticipation of raw material price increases.

Investing activities

For the six months ended June 30, 2009 we had a net cash outflow of $2.9 million from investing activities for the purchase of property, plant and equipment, primarily as a result of capital investment in new equipment and machinery, and building up new workshops, all being part of our planned expansion.

For the year ended December 31, 2008, cash outflow for investing activities was approximately $4.7 million, primarily as a result of capital investment in land-use rights, in new equipment and machinery, and in office building improvements, all being part of our planned expansion. The capital investment on new equipment and machinery related to the construction of the new Lihua Copper production facility, which began production in March 2009.

For the year ended December 31, 2007, cash outflow for investing activities was approximately $11.6 million, primarily due to our: (i) lending of $3.2 million to a related party, which had been repaid in 2008; (ii) capital investment of $3.8 million in new equipment and machinery; and (iii) capital investment of $4.5 million in land-use rights. Going forward, the company has no intention to lend to related parties.

Financing activities

For the six months ended June 30, 2009 we had a net cash outflow of $706,466 from financing activities which constituted a repayment of bank loans of $3.2 million, offset by $1,050,000 released from the escrowed cash related to an October 2008 private placement as the Company satisfied certain legal post-closing conditions, and the borrowing of $1.5 million short term bank loans for working capital related to recently added production lines.

Financing activities provided net cash inflow of $11.0 million during the year ended December 31, 2008 primarily as a result of generating the net proceeds of approximately $12.0 million from the issue of convertible Preferred Stock in a private placement in October 2008. We drew down approximately $12.0 million from our existing credit facilities to meet working capital needs and repaid approximately $10.2 million of our existing credit facilities. Our working capital financing carries maturity periods ranging from three to six months, while the short-term and revolving nature of these credit facilities is common in China. The majority of these short-term credit facilities are guaranteed by Tianyi Telecom, a related party, as well as our inventories and fixed assets. We intend to renew these loans once they become due and do not believe we will encounter difficulty in doing so on acceptable terms because we have pledgable assets and have access to corporate guarantors, and we have a strong credit profile. We expect that the terms for these loans will be similar, in both interest rate and duration, to the current loans. If for some reason we are not able to renew those bank loans, we have sufficient funds to execute our business plan.

Financing activities provided net cash inflow of $11.3 million during the year ended December 31, 2007 primarily from advances from a related party, drawdown of bank loans and proceeds from issuance of capital.

Capital expenditure

Our capital expenditures are principally comprised of construction and purchases of property, plant and equipment for expansion of our production facilities. In 2006, 2007 and 2008, we funded our capital expenditures primarily through cash flows from operating activities and the proceeds of bank borrowings, and equity issuance. We intend to fund our future capital expenditures through cash flows from operations and the net proceeds from this Offering.

In 2009, as we accelerate our expansion, we expect continued capital expenditure for maintaining existing machines and adding manufacturing equipment in our new facility, which is adjacent to our old facility. In the new production facilities we currently have two horizontal smelters, which can produce 25,000 tons refinery copper per year, we plan to have one new vertical smelter in 2011 while increasing our refinery copper to 100,000 tons per year. With our current capacity of production lines, we can produce 6,000 tones of CCA wire and 6,000 tons of copper wire. Therefore, we plan to have six new production lines in production by the end of 2009 while increasing our copper wire production capacity to 14,000 tons per year. Of that capacity, 10,000 tons per year will be copper magnet wire and 4,000 tons per year will be copper fine wire. We also plan to have another four production lines in production by the end of 2009, increasing our CCA wire production capacity to 7,500 tons per year. Of that capacity, 5,500 tons per year will be CCA magnet wire and 2,000 ton per year will be CCA fine wire. We believe that our existing cash, cash equivalents and cash flows from operations, proceeds from this Offering, and our revolving credit facility, will be sufficient to meet our presently anticipated future cash needs to bring all of our facilities into full production. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

We intend to expand our operations as quickly as reasonably practicable to capitalize on the demand opportunity for our products. Net investment into facilities, machinery and equipment were $4.9 million, $3.8 million and 4.9 million for the fiscal years ended December 31, 2006, 2007 and 2008, respectively and were $16.1 million in the aggregate as of the three months ended March 31, 2009. We estimate that we will require $4.3 million to meet our capital expenditure program over the next twelve months. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations and available borrowings under bank lines of credit. We believe that we can continue to meet our cash funding requirements for our business in this manner over the next twelve months.

Our capital expenditures are set forth below for the period as indicated:

	Six months ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	Ally Profit Investment Limited and Subsidiaries 2006
(In thousands)
Construction of plant and production facilities	$1,704	$771	$3,076	$994	$354
Purchase of machinery and equipment	1,243	1,048	1,776	2,818	4,501
Total capital expenditure	$2,947	$1,819	$4,852	$3,812	$4,855

Obligations under Material Contracts

We had the following capital commitment of as of December 31, 2008:

Purchase of machinery – within one year	$910,125
Acquisition or construction of buildings – within one year	1,049,895
$1,960,020

Other than the contractual obligations and commercial commitments set forth above, we did not have any other long-term debt obligations, capital commitments, purchase obligations or other long-term liabilities as of December 31, 2008.

Market Risks

We are exposed to various types of market risks, including changes in interest rates, foreign exchange rates and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates will increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Commodity price risk

Certain raw materials used by us are subject to price volatility caused by supply conditions, political and economic variables and other unpredictable factors. The primary purpose of our commodity price management activities is to manage the volatility associated with purchases of commodities in the normal course of business. We do not speculate on commodity prices.

We are primarily exposed to price risk related to our purchase of copper used in the manufacture of our products. We purchase most of our raw materials at prevailing market prices. We do not have formal long-term purchase contracts with our suppliers and, therefore, we are exposed to the risk of fluctuating raw material prices. Our raw material price risk is mitigated because we generally in excess of one year attempt to pass changes in raw material costs to our customers.

We did not have any commodity price derivatives or hedging arrangements outstanding at December 31, 2008 and did not employ any commodity price derivatives during the fiscal year ended December 31, 2008.

Foreign exchange risk

We carry out the majority of our transactions in Renminbi. Therefore, we have limited exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in RMB. The Renminbi is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare. See “Risk Factors — PRC laws and foreign exchange controls may affect our ability to receive dividends and other payments from our PRC Operating Companies.”

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. According to the National Bureau of Statistics of China, inflation as measured by the consumer price index in China was 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

The Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, which require management to make subjective decisions, assessments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the judgment increases, such judgments become even more subjective. While management believes its assumptions are reasonable and appropriate, actual results may be materially different from estimated. Management has identified certain critical accounting policies, described below, that require significant judgment to be exercised by management.

Revenue recognition

Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discounts and returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns. Sales revenue is presented net of value added and sales related taxes in accordance with the guidance in EITF 06-3.

Share-Based Payments

We account for share-based compensation awards to employees in accordance with SFAS No. 123R, “Share-based Payment” which requires that share-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

We account for share-based compensation awards to non-employees in accordance with SFAS 123R and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, or EITF 96-18. Under SFAS 123R and EITF 96-18, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as expenses as the goods or services are received.

In conjunction with the Private Placement, we entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which Magnify Wealth initially placed 6,818,182 of Common Stock (equal to 100% of the number of shares of Common Stock underlying the Investor Shares) (the “Escrow Shares”) into an escrow account. The Escrow Shares are being held as security for the achievement of performance thresholds for fiscal years 2008 and 2009.

According to the Accounting Interpretation and Guidance of the staff of the SEC, the placement of shares in escrow is viewed as a recapitalization similar to a reverse stock split. The agreement to release the shares upon achievement of certain criteria is presumed to be a separate compensatory arrangement with the registrant. Accordingly, when the Escrow Shares are released back to Magnify Wealth, an expense equal to the amount of the grant-date fair value of $2.26 per share of the Company’s Common Stock as of October 31, 2008, or the date of the Securities Escrow Agreement will be recognized in the Company’s financial statements in accordance with SFAS No. 123R, “ Accounting for Stock-Based Compensation ”. Otherwise, if the net income threshold is not met and the Escrow Shares are released to the investors instead, it will be accounted for as a capital transaction with the investors resulting in no income or expense being recognized in the Company’s financial statements.

For the year ended December 31, 2008, our net income was $11,701,879 which achieved 95% of the 2008 performance threshold. All of the Escrow Shares will continue to be held in escrow and none has yet been released to either Magnify Wealth or the Investors. As the release of the Escrow Shares requires the attainment of the performance thresholds for both 2008 and 2009, we will only commence to recognize compensation expense around the middle of fiscal year 2009 when we will be able to evaluate whether it is probable that we will achieve the 2009 performance threshold to provide for the ultimate release of the Escrow Shares back to Magnify Wealth. For the year ended December 31, 2008, no compensation expense has been recognized in this regard.

At the time of the Securities Escrow Agreement our Common Stock was not publicly traded. We have determined that our Common Stock had a fair value of $2.260 per share at October 31, 2008, or the date of the Securities Escrow Agreement, based on a retrospective valuation of our enterprise fair value performed by an unrelated valuation firm, Grant Sherman Appraisal Limited. The valuation has been prepared consistent with the guidance outlined in the American Institute of Certified Public Accountants Practice Aids, “ Valuation of Privately — Held Company Equity Securities Issued as Compensation ”.

We are a group of entities comprising Lihua International Inc., Ally Profit, Lihua Holdings, Lihua Copper and Lihua Electron, for which different valuation approaches have been considered and used.

Because Lihua International, Inc., Ally Profit and Lihua Holdings are holding companies only and have no revenue, both market and income approaches have been considered not applicable, and only an asset-based approach has been applied. Lihua Copper has not generated revenue and has little expense history. Accordingly, both market and income approaches have been considered inappropriate and an asset-based approach has been applied.

Because Lihua Electron has an established financial history of profitable operations and generation of positive cash flows, an income approach has been applied using the discounted cash flow method. We developed our discounted cash flow analysis based on our projected cash flows from 2009 through 2011, including, among other things, our estimates of future revenue growth, gross margins, capital expenditures and working capital requirements, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. A market approach was not applied because we concluded that there was significant limitation in identifying true comparable enterprises with readily determinable fair values.

Accounting for Series A Convertible Preferred Stock and Warrants

On October 31, 2008, we entered into and completed a securities purchase agreement (“Purchase Agreement”) with certain accredited investors (the “Investors”) for the issuance and sale by the Company in a private placement (“Private Placement”) of 6,818,182 shares of Series A Convertible Preferred Stock (“Preferred Stock”, or “Investor Shares”) and Series A warrants to purchase 1,500,000 shares of Common Stock (the “Investor Shares”). The Company received $13,656,538 in proceeds from this Private Placement after paying fees and expenses.

Pursuant to the Securities Escrow Agreement entered into by us in conjunction with the Private Placement, if we fail to achieve certain net income thresholds for fiscal years 2008 and/or 2009, additional shares of our Common Stock would be released to the holders of the Preferred Stock. As a result, the holders of the Preferred Stock could acquire a majority of the voting power of our outstanding Common Stock. In such a situation, we would not be able to control the approval of “any merger, consolidation or similar capital reorganization of its Common Stock”, i.e. events which could trigger the right of Preferred Stock holder to request for redemption. EITF D-98, “ Classification and Measurement of Redeemable Securities ”, provides that preferred securities that are redeemable for cash are to be classified outside of permanent equity if they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Preferred Stock have been classified out of permanent equity in accordance with EITF D-98. For the year ended December 31, 2008, our net income was $11,701,879 which achieved 95% of the 2008 net income threshold and, according to the terms of the Securities Escrow Agreement, all of the escrow shares will continue to be held in escrow and no Preferred Share has been released to the preferred stockholders. If the 2009 net income threshold is achieved, the Preferred Stock will be reclassified to permanent equity.

Accounting for allocation of proceeds from Private Placement

In accordance with EITF 00-27, “ Application of Issue No. 98-5 to Certain Convertible Instruments ”, the proceeds from the Private Placement were first allocated between the Preferred Stock and the warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date, resulting in an aggregate amount of $539,910 being allocated to the Series A Warrants and the 250,000 Series B Warrants issued to Broadband.

Then, we calculated the fair value of the embedded conversion feature of the Preferred Stock of $1,002,115 using EITF 98-5 intrinsic value model in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”. The intrinsic value of the beneficial conversion feature was calculated by comparing the effective conversion price, which was determined based on the proceeds from the Private Placement allocated to the convertible Preferred Stock, and the fair value of our Common Stock of $2.26 at the commitment date, which was determined with the assistance of an unrelated valuation firm as discussed above. The fair value of $1,002,115 of the beneficial conversion feature has been recognized as a reduction to the carrying amount of the convertible Preferred Stock and an addition to paid-in capital.

In accordance with Issue 6 of EITF 00-27, the discount on the Preferred Stock resulting from beneficial conversion feature was amortized to retained earnings, because the Preferred Stock are immediately convertible upon issuance and have no stated redemption date. Amortization of the discount resulting from beneficial conversion feature is considered analogous to a return to holders of perpetual preferred stock and has been accounted for as a reduction to net income available to Common Stock holders for the purpose of calculation of earnings per share.

We have evaluated the circumstances under which the Preferred Stock may become redeemable at the option of holders and concluded it is not probable that the Preferred Stock will become redeemable. Therefore, no accretion charge has been recognized regarding any change in the redemption value of the Preferred Stock.

The fair values of Series A and Series B Warrants were determined using the Black-Scholes option pricing method with the following assumptions:

Fair value of Common Stock at October 31, 2008:	$2.26
Exercise price:	$3.50
Contractual life (years):	5
Dividend yield:	—
Expected volatility:	31.61%
Risk-free interest rate:	2.79%

Prior to this offering, our Common Stock is not publicly traded. We have determined that our Common Stock had a fair value of $2.26 per share at October 31, 2008 based on a retrospective valuation performed by an unrelated valuation firm, Grant Sherman Appraisal Limited, discussed above. The valuation has been prepared consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aids, “ Valuation of Privately-Held Company Equity Securities Issued as Compensation ” as discussed above.

Because prior to this offering, our Common Stock is not publicly traded, historical volatility information is not available. In accordance with SFAS No. 123R, “ Accounting for Stock-Based Compensation” , with the assistance of an unrelated valuation firm, Grant Sherman Appraisal Limited, we identified five similar public entities for which share and option price information was available, and considered the historical volatilities of those public entities’ share prices in calculating the expected volatility appropriate to us (i.e. the calculated value). The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

The fair value of $90,000 of the 250,000 Series B Warrants issued to Penumbra for services was charged to operations for the year ended December 31, 2008.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.

The Company considers current tax laws and its interpretation of them when making judgments, assumptions and estimates relative to current provision for income tax. The Company also assesses a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than-not that some portion, or all, of the deferred tax assets will not be realized. Such evidence includes the Company’s estimates of future taxable income and tax planning strategies. Changes in relevant tax laws, and the Company’s judgments, assumptions and estimates relative to current provision for income tax could have resulted in material differences in the amount of income taxes provided in the Company’s consolidated financial statements.

Effective October 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 requires that the Company recognizes the impact of a tax position in the financial statements if that position is more likely than not of being sustained upon audit by the tax authority, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. The adoption of FIN 48 had no material effect on the Company’s financial statements.

Impairment of long-lived assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

Accounts receivable

Accounts receivable is stated at cost, net of allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts receivable on a periodic basis and makes allowances where there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management will write down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Foreign currency translation

The Company uses the United States dollars (“US Dollar” or “US$” or “$”) for financial reporting purposes. The Company maintain s books and records in its functional currency, Chinese Renminbi (“RMB”), being the primary currency of the economic environment in which its operations are conducted. In general, the Company translates its assets and liabilities into US Dollar using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US Dollar for the purposes of preparing the consolidated financial statements were as follows:

	June 30, 2009	December 31, 2008	December 31, 2007	December 31, 2006
Balance sheet items, except for paid-in capital and retained earnings, as of year end	US$1=RMB6.8319	US$1=RMB6.8346	US$1=RMB7.3046	US$1=RMB7.8087
Amounts included in the statements of income, and statements of cash flows for the year	US$1=RMB6.8299	US$1=RMB6.9452	US$1=RMB7.6071	US$1=RMB7.9735

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS 141(R), “Business Combinations”, which replaces SFAS 141, “Business Combinations”. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement does not currently affect our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS No. 160”), which establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Management does not expect that this Statement will have an effect on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60”. This Statement interprets Statement 60, “Accounting and Reporting by Insurance Enterprises” and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 (that is, fiscal 2009 for the Company), and all interim periods within those fiscal years. Management does not expect that this Statement will have an effect on our consolidated financial statements.

In June 2008, the FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5.” The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008 and has no effect on our financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. We adopted the provisions of FSP 157-3, which did not impact our financial position or results of operations.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8 did not have any impact on our financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1, which is effective for annual reporting periods ending after December 15, 2008, will not have a material impact on our consolidated financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On December 16, 2008, we dismissed DeJoya Griffith & Company LLC (“DeJoya”), as our independent registered public accounting firm. The reports of DeJoya on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as that the reports of DeJoya for the fiscal years ended December 31, 2007 and 2006 indicated conditions which raised substantial doubt about the Company's ability to continue as a going concern. The decision to change independent accountants was approved by our Board of Directors on December 16, 2008.

During our two most recent fiscal years and through December 19, 2008, the date of filing our Current Report on Form 8-K announcing the dismissal of DeJoya, we have had no disagreements with DeJoya on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DeJoya, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

DeJoya provided us with a letter addressed to the SEC stating that it agreed with the above statements. This letter was filed as an exhibit to the current report on Form 8-K filed on December 19, 2008.

New Independent Accountants

Our Board of Directors appointed Yu and Associates CPA Corporation (“Yu and Associates”) as our new independent registered public accounting firm effective as of December 16, 2008. On March 9, 2009, Yu and Associates changed its name to AGCA, Inc. to reflect its joining of Alliott Group, a worldwide alliance of independent firms. During the two most recent fiscal years and through the date of our engagement, we did not consult with AGCA, Inc. regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Prior to engaging AGCA, Inc., AGCA, Inc. did not provide us with either written or oral advice that was an important factor we considered in reaching a decision to change our independent registered public accounting firm from DeJoya to AGCA, Inc..

BUSINESS
Company Overview

We are primarily engaged in the value-added manufacturing of bimetallic composite conductor wire, such as CCA fine wire, CCA magnet wire and CCA tin plated wire and sales to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries.  At the end of the first quarter of 2009, we began utilizing refined, or recycled, copper to manufacture and sell low content oxygen copper cable and copper magnet wire to our existing customer base.

Copper is one of the most widely used metals in the world. Copper’s chemical, physical and aesthetic properties make it attractive for many domestic, industrial and high-end technology applications. Some of the major uses of copper include: electronics and communications, construction, transportation, and industrial equipment. We believe that about three quarters of total copper use is accounted for by electrical uses, including power transmission and generation, building wiring, telecommunication, and electrical and electronic products. We believe that building construction is the single largest market, followed by electronics and electronic products, transportation, industrial machinery, and consumer and general products.

According to a publicly available report from the International Copper Study Group, in 2006, China consumed 627,000 tons more refined copper than it produced. This shortfall is satisfied through recycling of copper as well copper imports which are more expensive due to freight costs. China’s growth is expected to continue driving strong copper consumption in the coming years. These factors should contribute to the continued search and adoption of alternatives to pure copper, such as bimetallic composite conductor wire, that can meet China’s demand in a less costly manner.  In addition, we will also seek to capitalize on the large demand for copper in China by entering the market as a low cost provider of pure copper products.

Growth Strategy

Our goal is to become a worldwide leader in the CCA magnet wire industry. We seek to grow our Lihua Electron business in the following manner:

•
Manufacturing   We will strive to maintain and expand our profit margins by enhancing equipment management, optimizing processes and product structures, perfecting the supplier system and cutting production costs.

•	Capacity Expansion Since our production lines have been running at full capacity for several years we intend to increase the number of production lines to better meet strong customer demand.

Corporate Structure

The following diagram illustrates our corporate and shareholder structure as of the date of this prospectus.   All of our subsidiaries are owned directly by us.

The following diagram illustrates our corporate and shareholder structure, assuming:  (i) the issuance of shares of common stock being sold pursuant to this prospectus upon full exercise of all of the Warrants; (ii) the exercise of the option held by Mr. Zhu, our Chairman and CEO, to acquire 3,000 shares of Magnify Wealth from Mr. Chu, and (iii) the subscription by Mr. Chu and Europe EDC to acquire 632 and 32 shares, respectively, of Magnify Wealth.

Company Background

From the date of our incorporation until October 31, 2008, we were a “blank check” company with nominal assets. We were originally incorporated in the State of Delaware on January 24, 2006 under the name of Plastron Acquisition Corp. for the purpose of raising capital to be used to merge, acquire, or enter into a business combination with an operating business.

Ally Profit was incorporated in the British Virgin Islands on March 12, 2008 under the Business Companies Act, 2004.  In June 2008, Ally Profit became the parent holding company of a group of companies comprised of Lihua Holdings, a company organized under the laws of Hong Kong and incorporated on April 17, 2008, which is the 100% shareholder of Lihua Electron and Lihua Copper, each a limited liability company organized under the existing laws of the Peoples Republic of China.  Lihua Electron and Lihua Copper were incorporated on December 30, 1999 and August 31, 2007, respectively.  From time to time, we refer to  Lihua Electron and Lihua Copper collectively as the “PRC Subsidiaries”.  We changed our name from Plastron Acquisition Corp. to Lihua International, Inc. on September 22, 2008.

Lihua Electron is a leading value-added manufacturer of bimetallic composite conductor wire, such as CCA fine wire, CCA magnet wire and CCA tin plated wire. Lihua Electron sells to distributors in the wire and cable industries and to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua Copper, our other PRC subsidiary, which began operations at the end of the first quarter 2009, utilizes refined, or recycled, copper to manufacture and sell low content oxygen copper cable and copper magnet wire to Lihua Electron’s existing customer base.

Restructuring

In June 2008, Magnify Wealth, a British Virgin Islands holding company, which was 100% owned by Mr. Chu, developed a restructuring plan (the “Restructuring”).  At that time, Magnify Wealth was the parent company and sole shareholder of Ally Profit, which was the parent company and sole shareholder of Lihua Holdings.  The Restructuring was accomplished in two steps.  The first step was for Lihua Holdings to acquire 100% of the equity interests in the PRC Subsidiaries (the “PRC Subsidiary Acquisition”).  After the PRC Subsidiary Acquisition, the second step was for Magnify Wealth to enter into and complete a share exchange  transaction with a US public reporting company, whereby the US company would acquire Ally Profit, Lihua Holdings and the PRC Subsidiaries (the “Ally Profit Companies”).

PRC Subsidiary Acquisition

The PRC Subsidiary Acquisition was structured to comply with PRC M&A laws.  Under PRC M&A laws, the acquisition of PRC companies by foreign companies that are controlled by PRC citizens who are affiliated with the PRC companies, is strictly regulated and requires approval from MOFCOM.  However, such restrictions do not apply to foreign entities controlled by foreign persons.  These restrictions apply only at a “snapshot in time” that occurs at the time PRC companies are acquired by a foreign entity.  In our case, this was July 10, 2008 when the PRC Subsidiaries were acquired by Lihua Holdings, which was ultimately beneficially owned by Mr. Chu, a Hong Kong citizen, as the sole shareholder of Magnify Wealth.

Lihua Holdings acquired 100% of the equity interests in the PRC Subsidiaries from companies owned by our current CEO, Mr. Zhu, and the minority shareholders of the PRC Subsidiaries, Mr. Chu and Imbis Europe B.V. h/o Asia Trading (“EDC”) (the “Minority Shareholders”).  In addition to being the sole shareholder of Magnify Wealth, Mr. Chu was also a 45.46% owner of Lihua Electron, prior to the consummation of the PRC Subsidiary Acquisition. The aggregate consideration payable by Lihua Holdings to the shareholders of Lihua Electron was $2,200,000, and the aggregate consideration payable by Lihua Holdings to the shareholders of Lihua Copper was $4,371,351.  The following table sets forth the manner in which the purchase price for the PRC Subsidiaries was allocated among the shareholders.  In the PRC, when entities are formed, the local MOFCOM approves the total amount of the registered capital to be subscribed in an entity by each shareholder.  The purchase price was based on the amount of the registered capital that had been contributed into each PRC Subsidiary by each shareholder. The notes to this table explain the manner in which each of the parties was paid or agreed to settle the consideration payable by Lihua Holdings to them.

Lihua Electron		Lihua Copper
Shareholder	Purchase Price	Shareholder	Purchase Price
Danyang Special Electronics (1)	$1,150,000
Europe EDC (2)	$50,000	Invest Unicorn Holdings Limited (1)	$3,599,980
Fo Ho Chu (2)	$1,000,000	Lihua Electron (3)	$771,371
Total	$2,200,000	Total	$4,371,351

(1) The consideration payable to Danyang Special Electronics and Invest Unicorn Holdings Limited, both companies which are controlled by Mr. Zhu, was waived.  As the controlling shareholder of these companies,  Mr. Zhu agreed to waive these amounts because as a result of the Share Transfer Agreement, he would be able to earn the right to own a significant interest in a US public company, through his eventual ownership of shares in Magnify Wealth.  In light of the whole Restructuring, Mr. Zhu received a significant benefit in return for his waiver of this consideration.

(2) The consideration payable to Mr. Chu and Europe EDC was waived, and as consideration for such waiver they will be issued certain shares by Magnify Wealth through the subscription agreements (the equivalent of a share exchange) as discussed further below.

(3) The consideration payable to Lihua Electron was paid in cash.

The Share Transfer Agreement enables Mr. Zhu to receive consideration for selling  his interest in the PRC Subsidiaries to Lihua Holdings by allowing him to earn back an indirect interest in the PRC Subsidiaries without violating PRC laws.  At the time of the PRC Subsidiary Acquisition, Mr. Zhu did not have any equity  interest in Lihua Holdings.  As a PRC citizen, Mr. Zhu would not have been permitted to immediately receive shares in Lihua Holdings or in Magnify Wealth in exchange for his interests in the PRC Subsidiaries.  Subject to registering with SAFE prior to the exercise and issuance of the option shares under the Share Transfer Agreement, which is an administrative task, there is no prohibition under PRC laws for Mr. Zhu to earn an interest in Magnify Wealth after the PRC Subsidiary Acquisition was consummated, in compliance with PRC laws. Pursuant to the original terms of the  Share Transfer Agreement, Mr. Chu granted to Mr. Zhu the option to purchase all of the 3,000 ordinary shares of Magnify Wealth then held by Mr. Chu (the “Option Shares”) at the nominal price of $1.00 per share. The Option Shares would vest and become exercisable upon the PRC Subsidiaries attaining consolidated net income performance targets for fiscal 2008, 2009, and 2010 of $8 million (“2008 Target”), $11 million and $14 million respectively. If each performance target is met, 25% of the Option Shares would vest and become exercisable forty-five days after December 31, 2008, 25% of the Option Shares would vest and become exercisable forty-five days after December 31, 2009 and the remaining 50% of the Option Shares would vest and become exercisable forty five days after December 31, 2010.  However, on March 7, 2009, Mr. Zhu and Mr. Chu entered into an amendment to the Share Transfer Agreement whereby alternate conditions for the achievement of the performance targets were agreed.  Under the amended agreement as long as the audited consolidated net income of the PRC Subsidiaries for fiscal 2008 was 10% or more higher than the 2008 Target (“ Alternate Performance Target ”) regardless of whether the performance targets for 2009 and 2010 are met or not, the Option Shares would vest and become exercisable.  Mr. Zhu would then be able to exercise the Option Shares in the same percentages and on the same dates as per the original agreement.  Since our consolidated net income for 2008 was $11,701,879, which achieved the Alternate Performance Target,  Mr. Zhu will be entitled to acquire all of the Option Shares from Mr. Chu pursuant to the following exercise schedule: (i) 25% of the Option Shares are exercisable as of February 14, 2009;  (ii) an additional 25% of the Option Shares are exercisable on February 14, 2010; and (iii) the remaining 50% of the Option Shares are exercisable on February 14, 2011. Therefore, by February 14, 2011, 100% of the Option Shares will be exercisable. As of February 14, 2009, Mr. Zhu was entitled to acquire 25% of the Option Shares, which equals 750 shares.

Also on October 22, 2008, the Minority Shareholders entered into subscription agreements to purchase shares in Magnify Wealth at a nominal price of $1.00 per share. Pursuant to these subscription agreements, Mr. Chu and Europe EDC will be issued the shares of Magnify Wealth for which they subscribed in tranches on February 14, 2009, 2010 and 2011 of 25%, 25% and 50%, respectively, which are the same dates that Mr. Zhu is able to exercise his Option Shares under the Share Transfer Agreement.  The number of subscription shares issuable to Mr. Chu and Europe EDC is 632 shares and 32 shares, respectively, and was determined based on the proportion of capital contributed by each of them in the PRC Subsidiaries. On February 14, 2009, Mr. Chu was issued 158 shares of Magnify Wealth and Europe EDC was issued 8 shares of Magnify Wealth, which equals 25% of the shares of Magnify Wealth which have been issued as of the date hereof. The subscription agreements enable Mr. Chu, a Hong Kong citizen, and Europe EDC, a Dutch company, to receive an interest in Magnify Wealth in consideration for the sale of their respective interests in the PRC Subsidiaries to Lihua Holdings.  Because Mr. Chu is a Hong Kong Citizen and Europe EDC is a Dutch company, there is no prohibition or restriction under PRC laws against them acquiring shares in Magnify Wealth in consideration for the sale of their respective interests in the PRC Subsidiaries to Lihua Holdings.

Share Exchange Agreement

On October 31, 2008 the purpose of the Restructuring was realized when we entered into and completed the Exchange Agreement with Magnify Wealth and our principal stockholders, pursuant to which we acquired 100% of the ownership of the Ally Profit Companies in exchange for the issuance of 14,025,000 shares of our Common Stock to Magnify Wealth. As a result of this transaction, we are a holding company which, through our direct and indirect 100% ownership of the Ally Profit Companies, has operations in the PRC.  As of the date of this prospectus, the financial thresholds set out in the share transfer agreement have been met, and once Mr. Zhu exercises all of his options in Magnify Wealth and the Minority Shareholders are issued all of their shares in Magnify Wealth pursuant to the subscription agreements, Mr. Zhu, Mr. Chu and Europe EDC will own approximately 81.9%, 17.3% and 0.9% of Magnify Wealth, respectively.  The possible future continued dilution of Magnify Wealth’s equity ownership in us and the PRC Subsidiaries will have no legal effect on us or on the equity interest in the PRC Subsidiaries held by Mr. Zhu and the Minority Shareholders, through their ownership in Magnify Wealth.

The following tables set forth the proportion of equity interests in all entities involved in the Restructuring based on subscribed registered capital before and after the Restructuring.  The “After” column assumes:  (i) the issuance of shares of common stock being sold pursuant to this prospectus upon full exercise of all of the Warrants, (ii) the exercise of the Option Shares by Mr. Zhu, and (iii) the subscription by Mr. Chu and Europe EDC to acquire 632 and 32 shares, respectively, of Magnify Wealth.

	Magnify Wealth		Lihua International		Ally Profit
	Before	After	Before	After	Before	After
Shareholder	%	%	%	%	%	%
Fo Ho Chu	100	17.3	-	-	-	-
Jianhua Zhu	-	81.9	-	-		-
Europe EDC	-	0.8	-	-		-
Magnify Wealth	-	-	-	53.1	100	-
All Other Public Shareholders	-	-	100	46.9	-	-
Lihua International	-	-	-	-	-	100
	100	100	100	100	100	100

	Lihua Holdings		Lihua Electron		Lihua Copper
	Before	After	Before	After	Before	After
Shareholder	%	%	%	%	%	%
Fo Ho Chu	-	-	45.46	-	-	-
Ally Profit	100	100	-	-	-	-
Lihua Holdings	-	-	-	100	-	100
Danyang Special Electronics Co., Ltd (a)	-	-	52.27	-	-	-
Lihua Electron	-	-	-	-	25	-
Invest Unicorn Holdings Limited (b)	-	-	-	-	75	-
Europe EDC	-	-	2.27	-	-	-
	100	100	100	100	100	100

(a)
Equity interests in Danyang Special Electronics Co., Ltd., a PRC domestic company, are held as to 60% by Mr. Zhu and 40% by his wife. Mr. Zhu and his wife are acting in concert and considered parties to the same control group.

(b)	Invest Unicorn Holdings Limited, incorporated in the British Virgin Islands, is 100% beneficially owned by Mr. Zhu.

Accounting Considerations of the Restructuring

The Restructuring has been accounted for as a combination of entities under common control and a recapitalization of the PRC Subsidiaries using the “as if” pooling method of accounting, with no adjustment to the historical basis of the assets and liabilities of the PRC Subsidiaries, and the operations were consolidated as if the Restructuring occurred as of, the beginning of the first accounting period presented in the financial statements provided elsewhere in this prospectus.  The basis for the determination that this accounting method could be used was the following factors, which although not significant to understanding the PRC legal implications of the Restructuring, were critical in considering the accounting treatment of the Restructuring.

1)  To provide continuity of management and operational control over the PRC Subsidiaries after the PRC Subsidiary Acquisition, Mr. Chu, appointed Mr. Zhu as the sole director of Magnify Wealth, Ally Profit and Lihua Holdings. Mr. Zhu continued to act as the managing director of the PRC Subsidiaries.  Additionally, Mr. Chu undertook to Mr. Zhu that no further directors would be appointed to the board of either Magnify Wealth, Ally Profit or Lihua Holdings without the prior written consent of Mr. Zhu. As the sole director of Magnify Wealth, Ally Profit and Lihua Holdings, Mr. Zhu was able to control and manage the operational, investment and business decisions of these companies, and he had  the ability to make the sole decisions regarding any change in these companies’ capital structure or payment of dividends. Further, Mr. Zhu has the ultimate authority to determine the composition of the board of directors for these companies.   Therefore, the PRC Subsidiaries, through Mr. Zhu, have remained under common operating, management and financial control.  The above arrangement between Mr. Chu and Mr. Zhu, as well as the Share Transfer Agreement, are each an inseparable and indispensable part of the Restructuring which enables Mr. Zhu to continue to have residual rewards of the combined entity.

2) Also as part of the Restructuring, Lihua Holdings’ capital was established by way of equity contributions in the form of the transfer of their interest in the PRC Subsidiaries from Mr. Zhu and the Minority Shareholders, which aggregate equaled the total transfer price they were entitled to receive for the transfer of their equity interests in Lihua Electron and Lihua Copper to Lihua Holdings. Therefore, Mr. Zhu and the Minority Shareholders, as the former stockholders of Lihua Electron and Lihua Copper who gave up legal ownership thereof, have not received any net cash amount.  Nor has there been any cash flow out of the combined entity, which refers to the Ally Profit Companies, during the whole period from the date of transfer of legal ownership of Lihua Electron and Lihua Copper through the expiry of the Share Transfer Agreement and the Subscription Agreements, at which time it is fully expected Mr. Zhu and the Minority Shareholders will have re-acquired their proportionate ultimate legal ownership of Lihua Electron and Lihua Copper. As a result, Mr. Zhu and other minority shareholders have continued to bear the residual risks of the combined entity. There is no requirement under PRC law or for accounting purposes that Mr. Zhu, and the Minority Shareholders remain the sole shareholders of the PRC Subsidiaries or that Magnify Wealth maintain a specific ownership percentage of the PRC Subsidiaries .

Private Placement

On October 31, 2008, we entered into and completed a securities purchase agreement (“Private Placement”) with certain accredited investors (the “Investors”) for the issuance and sale by us in a private placement of 6,818,182 shares of Series A Convertible Preferred Stock and Series A Warrants to purchase 1,500,000 shares of Common Stock, for aggregate gross proceeds of approximately $15,000,000.

Agreements Related to the Private Placement

We entered into an escrow agreement with the Investors (the “Closing Escrow Agreement”), pursuant to which the Investors deposited the funds in the aggregate amount of $15,000,000 for the purchase and sale of the Investor Shares (the “Escrowed Funds”) into an escrow account which was disbursed at Closing. Pursuant to the Closing Escrow Agreement, $1,000,000 of the Escrowed Funds were held in the escrow account (the “Held Back Escrow Funds”) until the escrow agent received written notice that we caused Lihua Copper to fulfill one hundred percent of its registered capital obligation of $15,000,000 no later than 90 days from the Closing Date (Section 3.23 (Registered Capital of Lihua Copper), as well as comply with the covenants in Section 3.35 (Environmental Authority Approval for Jiangsu Lihua Copper Industry Co., Ltd.), Section 3.37 (Comply with Relevant Employment Laws in PRC), Section 3.38 (Construction Works Planning Permit and Construction Works Execution Permit for Lihua Copper), Section 3.43 (assign transfer and cause to be recorded all Intellectual Property and Commercial and Trade Secrets), Section 3.44 (Payment of Stamp Tax), Section 3.45 (Filing of PRC Certificates) and Section 3.46 (Lihua Copper Pay-Off Loan from Lihua Electron) of the Purchase Agreement (the “Held Back Release Conditions”). On February 11, 2009, the parties to the Escrow Agreement entered into a First Supplement to the Escrow Agreement pursuant to which it was agreed that $200,000 of the Held Back Escrow Funds would remain in escrow to cover any contingent liabilities relating to unpaid employee social insurance and housing payments from periods prior to 2009.

Make Good Escrow

We also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which Magnify Wealth initially placed 6,818,182 shares of Common Stock (equal to 100% of the number of shares of Common Stock underlying the Investor Shares) (the “Escrow Shares”) into an escrow account to be held as security for the achievement of certain net income and earnings per share targets in 2008 and 2009. We targeted $12 million in net income and $0.50 earnings per share for the fiscal year 2008 (the “2008 Performance Threshold”). For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 performance threshold. Because we achieved at least 95% of the 2008 Performance Threshold the Escrow Shares are continuing to be held in escrow pending the results of the 2009 Performance Threshold, which is $18 million in audited net income and $0.76 earnings per share. The calculation of earnings per share of $0.76 for the fiscal year 2009 shall exclude up to $5,000,000 in shares of Common Stock issued in a bona fide public offering, however, any shares issued in excess of $5,000,000 shall be included in the calculation of earnings per share for the fiscal year 2009. If we achieve the 2008 Performance Threshold and the 2009 Performance Threshold, the Escrow Shares will be released back to Magnify Wealth. If we had achieved less than 95% of the 2008 Performance Threshold, an aggregate number of Escrow Shares (determined by the formula set forth in the Securities Escrow Agreement) would have been distributed to the Investors, based upon the number of Investor Shares (on an as converted basis) purchased in the Private Placement and still beneficially owned by such Investor, or such successor, assign or transferee, at such time. If any Investor transfers Investor Shares purchased pursuant to the Purchase Agreement, the rights to the Escrow Shares shall similarly transfer to such transferee, with no further action required by the Investor, the transferee or us. With respect to the 2008 and 2009 performance thresholds, net income shall be defined in accordance with US GAAP and reported by us in our audited financial statements for each of 2008 and 2009, plus any amounts that may have been recorded as charges or liabilities on the 2008 and 2009 audited financial statements, respectively, as a result of: (i) the Private Placement, including without limitation, as a result of the issuance and/or conversion of the Investor Shares, (ii) the release of the Escrow Shares to the Magnify Wealth pursuant to the terms of the Escrow Agreement, and (iii) the issuance of ordinary shares held by the sole shareholder of Magnify Wealth to Mr. Zhu upon the exercise of options granted to Mr. Zhu by the sole shareholder of Magnify Wealth, as of the date thereof.

Compensation Expense Related to Make Good Escrow

At the time we entered into the Securities Escrow Agreement, our Common Stock was not publicly traded. We determined that our common stock had fair value of $2.260 per share at October 31, 2008, or the date of the Securities Escrow Agreement, based on a retrospective valuation of our enterprise fair value performed by an unrelated valuation firm. The valuation has been prepared consistent with the guidance outlined in the American Institute of Certified Public Accountants Practice Aids, “Valuation of Privately-Held Company Equity Securities Issued as Compensation.”

We are a group of entities comprising Lihua International Inc., Ally Profit, Lihua Holdings, Lihua Copper and Lihua Electron, for which different valuation approaches have been considered and used.

Because Lihua International, Inc., Ally Profit and Lihua Holdings are holding companies only and have no revenue, both market and income approaches had been considered not applicable, and only an asset-based approach had been applied. Lihua Copper had not generated revenue and had little expense history. Accordingly, both market and income approaches had been considered inappropriate and an asset-based approach had been applied.

Because Lihua Electron has an established financial history of profitable operations and generation of positive cash flows, an income approach has been applied using the discounted cash flow method. We developed our discounted cash flow analysis based on our projected cash flows from 2009 through 2011, including, among other things, our estimates of future revenue growth, gross margins, capital expenditures and working capital requirements, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. A market approach was not applied because we concluded that there was significant limitation in identifying true comparable enterprises with readily determinable fair values.

For the year ended December 31, 2008, our net income was $11,701,879 which achieved 95% of the 2008 performance threshold. Under the terms of the escrow agreement, since we achieved 95% of the 2008 performance threshold, all of the Escrow Shares will continue to be held in escrow and currently none will be released to Magnify Wealth or the Investors. As the release of the Escrow Shares requires the attainment of the performance thresholds for both 2008 and 2009, we will only commence to recognize compensation expense around the middle of fiscal year 2009 when we will be able to evaluate whether it is probable that we will achieve the 2009 performance threshold to provide for the ultimate release of the Escrow Shares back to Magnify Wealth. For the year ended December 31, 2008, no compensation expense has been recognized regarding the make good escrow arrangement. If the 2009 performance threshold is also met and all of the Escrow Shares are released back to Magnify Wealth, a compensation expense of $15,409,091 will be recognized in fiscal year 2009.

Stock Exchange Listing

Pursuant to the Private Placement, we were obligated to have our shares of Common Stock listed on a national securities exchange no later than October 31, 2009 (the “Listing Date”). In the event that we did not list on a national securities exchange in the proscribed time period and manner provided for in the Purchase Agreement, then Magnify Wealth would have transferred 750,000 shares (the “Listing Penalty Shares”) of our existing Common Stock it holds to the Investors, with no additional consideration due from the Investors. We satisfied this obligation by listing on The NASDAQ Capital Market on September 4, 2009.

Effect of Transfer of the Escrow Shares and Listing Penalty Shares

The following table sets forth the percentage of our equity ownership “before” and “after”, assuming in the “after" column:

1.	the issuance of shares of common stock being sold pursuant to this prospectus upon full exercise of all of the Warrants; and
2.	the transfer by Magnify Wealth of 6,818,182 shares under the Make Good Escrow to the Investors.

Lihua International, Inc. % Share Ownership
Shareholder	Make Good Escrow Shares
	Before	After
Magnify Wealth	53.1	26.9
All Other Shareholders	46.9	73.1
Total	100.0	100.0

Public Relations Escrow

Additionally, we entered into a public relations escrow agreement with the Investors (the “Public Relations Escrow Agreement”), pursuant to which we agreed to deposit $750,000 in an escrow account (the “Public Relations Escrowed Funds”) to be released upon our compliance with the terms, including appointing independent directors and forming committees and hiring a Vice President of Investor Relations. Our failure to engage such persons within the prescribed time periods would subject us to payment of liquidated damages in the amount of 0.5% of the aggregate purchase price to the Investors on the date we are required to comply and for every 30 day period thereafter until we comply up to a maximum amount of 10% of the aggregate purchase price to the Investors. Of the Public Relations Escrowed Funds $250,000 was released to us when we appointed three independent directors and established an Audit Committee, a Compensation Committee and a Nominating Committee, and the remaining $375,000 shall be released to us as invoices become due for the purpose of any investor and public relations activities. We were also obligated to hire an internal controls consultant no later than January 31, 2009. On January 15, 2009, we complied with this requirement and engaged Deloitte Touch Tohmatsu to be our internal controls consultant. We were also obligated to hire a Vice President of Investor Relation by April 30, 2009. Upon such engagement, an additional $125,000 would be released to us from the Public Relations Escrowed Funds. As of the date of this prospectus we have not hired anyone for such position. On September 1, 2009, we entered into a waiver and consent with Vision Opportunity China L.P and CMHJ Technology Fund II, L.P., pursuant to which they agreed to extend the time frame by which we must hire a Vice President of Investor Relations until no later than October 31, 2009 and waive and forfeit the liquidated damages, which had accrued, provided that we hire a Vice President of Investor Relations by October 31, 2009. If we do not hire a Vice President of Investor Relations by October 31, 2009, we will pay to each Investor the amount of liquidated damages accrued and owing through September 1, 2009 and further, liquidated damages shall begin to accrue anew on October 31, 2009, until the Vice President of Investor Relations is hired.

INDUSTRY AND MARKET OVERVIEW
Cable and Wire Market

According to International Cablemakers’ Federation, China is the world’s largest cable & wire producer. The following chart illustrates China’s historical industry leading position in global and wire production from 2003 – 2007:

Source: International Cablemakers’ Federation, 2009

Magnet Wire Market

Magnet wire represents a sub-category in the cable and wire industry. Magnet wire is an insulated copper or aluminum electrical conductor used in motors, transformers and other electromagnetic equipment. When wound into a coil and energized, magnet wire creates an electromagnetic field. This effect can be used for a variety of purposes, such as energy generation and transformation, which has made magnet wire a basic building block of motorized appliances, automobiles, industrial machinery, residential and commercial heating, ventilating, air conditioning and refrigeration (HVACR) systems, computers, telephones, cell phones, and televisions.

According to a publicly available report by Gobi International, a provider of statistical market research reports and forecasts on insulated wire and cable, in 2006 global consumption of magnet wire was more that $10 billion. The report also indicated that China has the largest demand for magnet wire in the world, and forecasted demand is expected to grow by 38.3% from 2007 to 2012, the highest among all major economies.

The growth in China’s magnet wire market has significantly outpaced the global market since 2000. According to Beijing Kaiboxin Enterprise Consulting Company Ltd (“Kaiboxin”), a China based provider of industry research reports and forecasts, from 2000 to 2005, the global demand for magnet wire increased at a CAGR of 3%, while that of China increased at 17% during the same period. In 2005 China accounted for approximately 29% of the worldwide market, and it is expected to account for 48% of the global market share in 2015.

The following charts indicate the historical and projected growth of the Chinese magnet wire market. As evidenced in the charts, the information technology sector is projected to experience the largest percentage growth through 2015. On a historical basis, in 2005, the electric motor sector represented the largest sub-sector with 53% of the overall market.

China’s Magnet Wire Market

Projected Growth by Sector	2005 Share of Total Demand

Source: Kaiboxin, 2007

Copper

Copper ranks third in the world consumption of metals after iron and aluminum. Copper’s chemical, physical and aesthetic properties make it attractive for many applications including electronics and communications, construction, transportation, and industrial equipment. The chief commercial use of copper is based on its electrical conductivity which is second only to that of silver among all metals. About three quarters of total consumption is accounted for by electrical uses, including power transmission and generation, building wiring, telecommunication, and electrical and electronic products.

According to International Copper Study Group (“ICSG”), world refined copper consumption grew from 14.9 million metric tons (“Mt”) in 2001 to 18.5 million Mt in 2007, a CAGR of 3.7%, as indicated by the following chart:

World Copper Consumption

(Metric Tons)

Source: Copper Development Association Inc., 2008

However, ICSG projected copper consumption to be 18.25 million Mt in 2008 and 18.9 million Mt in 2009, with production projected be 18.4 Mt in 2008 and 19.2 Mt in 2009. This resulted in a supply surplus in 2008 of 109,000 Mt, and the surplus is projected to increase to 277,000 Mt in 2009.

The following chart indicates the major global refined copper consuming nations in the world in 2006, as determined by ICSG. China ranked the largest in the world with a market share of 22%:

Major Copper Consuming Nations, 2006

Source: Copper Development Association Inc., 2008

According to ICSG, in 2006, China consumed 627,000 more tons of refined copper than it produced from primary sources. The shortfall in production was satisfied through recycling of scrap copper as well as copper imports, which are more expensive due to freight costs. We believe that the continued urbanization of China should continue to drive strong copper consumption within China in the future.

The dynamics of constrained supply and growing Chinese demand, as well as the resulting price surge, has contributed to the continued search for cost effective alternatives to pure copper. Manufacturers in the cable and wire industry have begun pursuing and adopting alternative technologies, including the use of scrap copper and cheaper metal aluminum.

Scrap Copper

The secondary copper recovery process is comprised of mature technologies comprised of pyro-metallurgical processes. This process is divided into four separate operations: scrap pre-treatment, smelting, alloying, and casting. Pre-treatment includes the cleaning and consolidation of scrap in preparation for smelting. Smelting consists of heating and treating the scrap for separation and purification of specific metals. Alloying involves the addition of other metals to copper to obtain desirable qualities characteristic of the combination of metals. In the casting process, the molten metal is poured into moulds for being turned into different shapes.

According to ICSG, secondary refined copper accounted for approximately 15.2% of refined copper production in 2007. A price spread between refined copper and scrap copper, reflecting the profit for the recycling process, fluctuates in relation to the movement of copper prices, as well as scrap consumption. The following charts illustrate that the price spread increased steadily together with the copper price and worldwide secondary refined production during 2004 to 2007:

Copper Price vs. Price Spread between Copper and Scrap	Worldwide Secondary Refined Production

Source: LME, ICSG	Source: ICSG

China is a net exporter of copper and has deficient copper reserves. In recent years, China has significantly grown its refining capacity. To meet increased demand, China has been importing raw materials including scrap copper to fill the gap. According to China Metals Information Network, China’s importation of scrap copper increased significantly to 5.58 million Mt in 2007 from 2.5 million Mt in 2000. China’s government has also established industrial policies to encourage the use of scrap copper. In 2007 the import duty on scrap copper in China, historically 1.5%, was removed. In China’s 11th Five-Year (2006 – 2010) Plan it encouraged the greater use of scrap metals to help alleviate a shortfall in supplies and set the target consumption of secondary copper at 35% of total national copper consumption.

Copper Clad Aluminum (“CCA”) Wire

CCA bimetallic materials are an ideal substitute for pure copper, a major raw material component of magnet wire, and a prime alternative to satisfy China’s demand. Bimetallic materials have been in existence for decades, but until recently they have only been selectively adopted due to higher production costs and historically low copper prices. However, as the price of copper increased in recent years, companies have started to use CCA bimetallic materials as an alternative.

CCA wire is enameled magnet wire composed of an inner aluminum core and outer copper cladding. CCA wire has a significant cost advantage over copper because its main constituent, aluminum is a cheaper metal. In addition to the cost advantages, the properties of CCA wire include:

•	Lighter than pure copper wire;

•	Higher conductivity and strength than pure aluminum wire; and

•	Better solderability than aluminum, due to the lack of an oxide layer which prevents solder adhesion when soldering bare aluminum.

However, CCA wire has a high fabrication cost, as the cladding process is more complex than conventional wire-drawing. As a result, developed economies have not widely used CCA.

As a result of the changes in the market conditions in recent years, Chinese companies perceived a potential market opportunity and installed capacity for production of CCA wire. This has in turn resulted in improvements in the production process and made increased production volumes of CCA wire available from China. As a result of the increased production capacity, China has become leading global supplier in CCA market.

BUSINESS

Overview

Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute low cost, high quality, alternatives to pure copper magnet wire, which include copper-clad aluminum wire (“CCA”) and recycled scrap copper wire. Primarily because of its high electrical conductivity, pure copper magnet wire is one of the fundamental building blocks in many components in a wide variety of motorized and electrical appliances such as dishwashers, microwaves and automobiles. In most instances, Lihua’s CCA and recycled scrap copper are an excellent, less costly substitute for pure copper magnet wire.

Lihua sells its products directly to manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries and to distributors in the wire and cable industries. Our track record and reputation for producing high quality products in large quantities has paved the way for rapid expansion of our customer base. We have approximately 300 customers and no one customer accounts for more than 7% of our sales. At least in part because the copper magnet wire industry in China is large and growing, Lihua’s product sales are comprised of approximately 95% domestic sales and approximately 5% of export sales.

Prior to 2009, our business focused primarily on CCA. Our CCA business consists of acquiring CCA with a line diameter of 2.05 mm from our suppliers as a raw material, reducing the diameter of the CCA by drawing it and then annealing and coating it. Our final CCA product typically has diameters from 0.03 mm to 0.18 mm, depending on customer specifications. To meet strong customer demand, we substantially increased our CCA production capacity from 2,200 tons per annum as of the end of 2006 to 6,000 tons per annum as of June 30, 2009. We plan to further increase our CCA production capacity to 7,500 tons per annum by the end of 2009. In each of the following periods, our sales of CCA were as follows: 2006 – 2,009 tons, 2007 – 4,065 tons, 2008 – 5,966 tons and six months ended June 30, 2009 – 2,959 tons.

In addition to our CCA business, in the first quarter of 2009, we began to produce copper rod from recycled scrap copper. As of June 30, 2009, our scrap copper refinery capacity was approximately 25,000 tons per annum. To the extent our capacity permits, we process our copper rod into copper magnet wire. Because our output of copper rod exceeds our capacity to process it into copper magnet wire, we sell our excess copper rod to smaller wire manufacturers for further processing. During the six months ended June 30, 2009, we sold 3,602 tons of copper magnet wire and 5,559 tons of copper rod. We currently are working to expand our magnet wire production capacity so that we can use a greater proportion of our copper rod rather than selling it to other manufacturers, thereby increasing our profit margins and overall profitability. We are exploiting a range of marketing strategies for the copper magnet wire business, including cross-selling our copper magnet wire to our existing CCA customers.

Lihua is well positioned to continue to capture further market share in the magnet wire industry. CCA and copper magnet wire are increasingly being accepted as alternatives to pure copper wire. As a result, our sales and net income have grown substantially over the last three years. We generated sales of $15.7 million in 2006, $32.7 million in 2007 and $50.0 million in 2008, representing a Compound Annual Growth Rate (“CAGR”) of 78.2%. We achieved net income of $4.5 million in 2006, $7.7 million in 2007 and $11.7 million in 2008, representing a CAGR of 61.2%. Adoption of CCA and recycled copper magnet wire as alternatives to pure copper wire will likely increase, and we expect that our sales and net income should continue to grow as a result. During the six months ended June 30, 2009, we generated sales of $69,365,668 and net income of $10,693,720, up 180% and 83.1% from the same six-month period in 2008.

We continually pursue technological innovations and improvements in our manufacturing processes. We have obtained one utility model patent in China and have three pending invention patent applications in China related to our production process. In addition, we have entered into a technology cooperation agreement with a university in China. We believe that our emphasis on technological innovations and production efficiency has contributed significantly to our leading industry position in China and will continue to do so for the foreseeable future.

Further, significant barriers to entry make it difficult for newcomers to successfully compete with our CCA and copper magnet wire businesses. For example, with respect to CCA, it is challenging to maintain high quality during the process of drawing, annealing and coating CCA, especially finer diameter wires. Our knowledge and experience in successfully generating high quality CCA give us a strong advantage over would-be competitors. With respect to copper magnet wire, our proprietary recycling technology offers us a unique ability to produce wire of a high enough quality to serve as a substitute to pure copper wire. Our experience and technology allow us to offer products that are, in most instances, superior and more cost-effective to those potential competitors can produce. Because we are already an approved vendor for many of our customers and qualifying new vendors can be time-consuming, we believe we are further advantaged vis-à-vis potential competitors.

To avoid copper commodity risk exposure, we maintain minimal raw material inventory. We confirm raw material purchase orders for scrap copper or CCA with suppliers for each sales order only when the applicable sales order has been received. On the other hand, our principal CCA and scrap copper suppliers usually dedicate portions of their inventories as reserves to meet our manufacturing requirements. Our most significant supplier of CCA provides approximately 30% of our CCA raw material needs, but we have built a large network of reliable suppliers that deliver high quality raw materials, and accordingly, are not dependent upon any one supplier for our success.

We believe that our experienced management team will continue to leverage our leading technologies and increasing capacity to manufacture, produce, market and distribute cost-effective, high quality, CCA, recycled copper magnet wire and other alternatives to pure copper wire. If, as anticipated, worldwide demand for alternatives to pure copper wire grow and we continue to innovate and improve in our processes, we will be well positioned to compete in the copper wire market on a global scale.

Our Strengths

We believe that the following strengths have contributed to our competitive position in China:

Leading market position and early-mover advantage.  We are one of the leading CCA wire producers in China, as measured by our current annual superfine wire production capacity of 6,000 tons. We have targeted to increase our annual CCA wire production capacity to 7,500 tons by the end of 2009 through internal expansion.

We believe we were one of the first companies in China to produce CCA superfine wire on a commercial scale This early-mover advantage in China coupled with our reputation for high quality products has enabled us to establish a wide array of customer and supplier relationships and to expand our relationships with our existing customers. We have recently launched commercial production of superfine wires that are manufactured from refined scrap copper and are also in the process of developing a super-micro-fine wire production technology.

We believe we are well positioned to leverage our increasing production scale and to expand our customer base and product portfolio, to meet China’s growing demand for cable and wire products.

Proprietary automated and efficient production facility that can be scaled to meet increased demand.  To cope with surging demand, we have continuously expanded our production facility in a very rapid way: our production capacity increased from 2,200 tons per annum in 2006 to 6,000 tons per annum as of June 30, 2009. We have targeted to increase our annual production capacity in CCA magnet wire, copper wire, and scrap copper refinery to 7,500, 14,000 and 25,000 tons, respectively, by the end of 2009, and to 15,000, 50,000 and 100,000 tons, respectively, by the end of 2011. We launched production in our new plant in March 2009, which occupies about 66,000 sq. meters and is 6 times of the size of our old plant.

Efficient proprietary production technology.  We continually pursue technological improvements to our manufacturing processes via our strong in-house development teams. We have obtained one utility model patent for our manufacturing process, and have three other pending invention patents related to our production processes. In addition, we have entered into technology cooperation agreements with research institutes to develop new techniques and processes. Our research and development (“R&D”) efforts have generated technological improvements that have been instrumental in controlling our production costs and increasing our operational efficiency. The combination of our trade secrets and our proprietary production technology enables us to use lower-cost recycled copper feedstock and to produce wire with a smaller line diameter.

Rigorous quality control standards.  Consistent with our continuing commitment to quality, we impose rigorous quality control standards at each stage of our production process. Since January 2007, our plant has maintained ISO9001:2000, a certification of quality management systems maintained by the International Organization of Standardization and administered by certification and accreditation bodies, which is subject to annual review. For copper magnet wire, we obtained a National Industrial Production License for copper magnet wire in January 2009 and satisfied the UL standard in October 2008. According to a test report dated April 17, 2008, China’s Machinery Industry Quality Supervision and Test Center For Electrical Material and Special Wire and Cable, a government inspection and testing agency, recycle copper rod produced by us satisfied the national standard for electrical copper wire, GB/T3952-1998. We believe these testing results demonstrate our commitment to producing high-quality products as well as providing us with a competitive advantage over certain domestic competitors in the event China implements stricter fuel-quality standards in the future.

Strong technology improvement and R&D capabilities.  Our technology improvement and R&D infrastructure includes a team of more than 30 professionals focusing on quality assurance, equipment maintenance, process maintenance and improvement, and new product and process R&D. We absorb most of the technology related expenses in our production costs, and thus have only incurred R&D costs at very low levels in past years. However, we believe our overall technology-related spending is greater than many of our China-based competitors. We were granted one utility model patent and have three pending invention patents relating to our production process. We believe our knowledge and experience in R&D are the key reason why we were able to become one of the earliest and leading CCA manufacturers in China and enabled us the ability to expedite the launch of our refined superfine copper wire production. As a result, we have been able to take advantage of the emerging market opportunity as a result of copper price volatility in recent years.

Experienced management and operations teams with local market knowledge.  Our senior management team and key operating personnel have extensive management skills, relevant operating experience and industry knowledge. Mr. Zhu, our founder, Chairman and CEO, has extensive experience managing and operating companies in the cable and wire industry. We believe our management team’s in-depth knowledge of the Chinese market will enable us to formulate sound expansion strategies and to take advantage of market opportunities.

Our Strategies

We will continue to strive to be a leading supplier of copper replacement products in the PRC cable and wire industry, while maximizing shareholder value and pursuing a growth strategy that includes:

Developing market driven new products and processes.  We consistently pursue technological improvements to our manufacturing processes and new product development through our strong in-house technology development team. Our R&D efforts have generated technological improvements that have been instrumental in controlling our production costs and increasing our operational efficiency. Our combination of trade secrets and proprietary production technology enables us to use lower-cost feedstock and to attain higher product quality. Through innovation and further production efficiencies, we believe our emphasis on R&D will enable us to maintain our position as a leading copper replacement product supplier in the PRC cable and wire industry.

Reliable supplier network for low cost raw materials.  We maintain a long-term supply relationship with several key suppliers. We believe many of our suppliers prefer to sell raw materials to us due to our track record for prompt payment as well as our ability to accept large quantities of raw materials. Our long-standing supplier relationships provide us with a competitive advantage in China, and we intend to broaden these relationships to parallel our efforts to increase the scale of our production facilities, thereby maintaining a diverse supplier network while leveraging our purchasing power to obtain favorable price and delivery terms. With the launch of the scrap copper refinery business, we have also established a scrap copper warehouse in one of the largest scrap metal markets in China.

Production capacity expansion.  In order to accommodate the rapidly increasing demand of our products, we have expanded, and plan to continue to expand, our manufacturing capacity. An increase in capacity has a significant effect on our results of operations, both in allowing us to produce and sell more products and achieve higher revenues, and in lowering our manufacturing costs resulting from economies of scale. We have expanded rapidly since we launched our CCA wire production in 2006. The following table sets forth information on the historical development of our production facilities:

	Plant 1	Plant 2
Location	Danyang, Jiangsu	Danyang, Jiangsu
Began construction	March 1999	March 2008
Began production	January 2006	March 2009
Capacity as of March 31, 2009 (mt per year)	CCA wire-6,000	Copper refinery-25,000 Copper wire-6,000
Site area (square meteres)	11,000	66,000

We believe our expansion strategy will enable us to benefit from continued growth in overall copper demand in China. The following sets out our future plan to ramp up our annual manufacturing capacity:

	By the end of
	2009	2010	2011
Copper wire (MT)	14,000	20,000	50,000
CCA wire (MT)	7,500	10,000	15,000
Copper refinery (MT)	25,000	25,000	100,000

Selectively pursue acquisition opportunities.  Although we have not identified a potential acquisition target(s), we may in the future look to acquire businesses or assets that may enhance our market position.

Strengthening our relationships with key customers and diversifying our customer base.  We intend to strengthen our existing relationships with key customers while further expanding our customer base. We plan to continue providing high-quality and cost-competitive products to our existing customers and use our existing customer network and strong industry reputation to expand geographically to strategic locations across China. We plan to increase our sales service personnel to further expand our supplier and customer base and to provide increased coverage of the market. To assist our efforts, we intend to continue to use customer feedback to improve our service quality and strengthen our long-term customer base.

Manufacturing Process

Copper recycling and wire processing

Our copper recycling pre-treatment phase utilizes our proprietary cleaning technology with respect to which we have applied for an invention patent. The process involves manually or mechanically sorting, stripping, shredding and magnetically separating the scrap copper. The scrap copper is then compacted and pre-treated with numerous chemicals. Following the pre-treatment phase, the metal is smelted and fire refined in a furnace. The furnace refining process commences with loading the furnace with the pre-treated metal, smelting it, and then refining and reducing it. Thereafter, the molten copper is continually belt cast and further treated, and the copper rod is ultimately wound into bundles for further processing or sale.

Our fine and superfine wire drawing process utilizes either our recycled copper rod or CCA and involves drawing the wire to the desired final diameter. Whether using recycled copper rod or CCA, the drawing process entails multiple steps, including heat treating, annealing, baking, cooling, quenching and spooling, as may be necessary to achieve the desired wire diameter and other customer specifications. The CCA drawing process, however, is more complex than the process for using recycled copper rod, and utilizes our proprietary trade secrets to ensure that the wire maintains the original bimetallic bond from the raw material. The fine or superfine wire is either sold to customers or is coated and further processed to become magnet wire.

The following illustration is a simplified outline of our process:

Products

Copper Clad Aluminum (CCA)

CCA is an electrical conductor consisting of an outer sleeve of copper that is metallurgically bonded to a solid aluminum core. This structure is set out in the following CCA illustration:

Note: The illustration is not drawn to scale.

Over the past five years, CCA has become a viable and popular alternative to pure copper wire. In comparison with solid copper wire, CCA raw material costs are generally 35% to 40% lower per ton. CCA and pure copper raw materials are purchased based on weight. Since aluminum accounts for approximately eighty six percent (86%) by volume of CCA wire, each ton of CCA wire can yield 2.5 times the length of each ton of solid copper wire. Our CCA products are a cost effective substitute for pure copper wire in a wide variety of applications such as wire and cable, consumer electronic products, white goods, automotive parts, utility applications, telecommunications, and specialty cables.

We produce CCA wire with the line diameter in the range of 0.03 mm to 0.18 mm. We produce and distribute wire in the following forms:

•	Raw wire. Raw wire is sold to smaller wire manufacturers for further processing; and

•	Magnet wire. Magnet wire can be fine or super fine and is the basic building block of a wide range of motorized appliances and is mainly used for its electrical conductivity.

•	Tin plated wire. Tin plated wire is mainly used for the transmission of audio and visual signals.

We produce in accordance with customer orders and we customize our products based on customer specifications. Customer specifications vary depending on the end use of the CCA wire, but are primarily determined based upon two measurements, the thickness of the copper layer on the aluminum core and the diameter of the CCA wire.

Copper Rod

In March 2009, we launched the manufacturing of copper rod from our newly acquired continuous production system for fire refining, melting and rod casting. We use scrap copper as the raw material to manufacture and sell copper rods. In addition, we produce cable and copper magnet wire from copper rods.

The following table has set out the end uses of copper rod based wire products:
Cable
•	Used for:

•	telephone drop wire and conductors;

•	electric utilities; transmission lines, grid wire, fence and structured grounds;

•	industrial drop wire, magnet wire, battery cables, automotive wiring harnesses; and

•	electronics: radio frequency shielding
Magnet wire
•	Used in:

•	electronic motors, transformers, water pumps, automobile meters, energy, industrial, commercial, and residential industries.

Quality Control

We apply rigorous quality control standards and have implemented safety procedures at all phases of our production process. Since January 2007, our plant has maintained ISO9001:2000, a certification of quality management systems maintained by the International Organization of Standardization and administered by certification and accreditation bodies.

Quality assurance efforts have been made on various lines of products in the following ways:

•
Copper magnet wire.  We strictly follow the mandatory national product standard in China, and obtained National Industrial Production License for copper magnet wire in January 2009 and satisfied UL standards in October 2008.

•
Scrap copper refinery.  According to a test report dated April 17, 2008 of China’s Machinery Industry Quality Supervision and Test Center For Electrical Material and Special Wire and Cable, a government inspection and testing agency, our copper rods satisfied the national standard for electrical copper wire, GB/T3952-1998.

•	CCA wire. We strictly follow the industry recommended standards.

We believe the testing results we have obtained demonstrate our commitment to producing high-quality products and provide us with a competitive advantage over certain domestic competitors in the event China implements stricter quality standards in the future.

Raw Materials and Suppliers

We primarily use CCA wire with a line diameter of 2.05 mm, produced by our bimetallic wire suppliers, to manufacture superfine CCA wire. Our raw material procurement policy is to use only long-term suppliers who have demonstrated quality control, reliability and maintain multiple supply sources so that supply problems with any one supplier will not materially disrupt our operations. In order to avoid copper price volatility exposure, we do not maintain raw material inventory. We confirm raw material purchase orders with suppliers only when the relevant sales orders are received. On the other hand, our principal suppliers usually dedicate portions of their inventories as reserves to meet our manufacturing requirements. Suppliers are generally paid with a credit term of 30 days.

For our scrap copper refinery, we primarily use No. 2 scrap copper in our production of two types of recycled copper: cable and magnet wire. We purchase the materials through dealers and the scrap metal market. We have recently established a scrap copper raw material warehouse in one of China’s largest scrap metal markets. Scrap copper is generally purchased with cash on delivery terms. We believe that we will have access to an adequate supply of scrap copper on satisfactory commercial terms due to the numerous scrap dealers located throughout Guangdong Province in the PRC.

For each of the fiscal years ended December 31, 2006, 2007 and 2008, and the three months ended June 30, 2009 our five largest suppliers accounted for 100% of our total purchases, and our single largest supplier accounted for 31.9%, 26.8%, 46.5% and 21.1% of our total purchases, respectively. We believe that we will have access to and an adequate supply of CCA wire on satisfactory commercial terms. We purchases raw materials needed for our CCA wire from the following principal suppliers:

•	Fushi International (Dalian) Bimetallic Cable Co., Ltd.

•	Soviet Cloud Electricity Limited Company

•	Jiangsu Heyang Wire and Cable Co., Ltd.

•	Changzhou Jieer Letter Composition Metal Material Limited Company

•	Suzhou Guoxin Wire and Cable Technology Limited Company

Sales, Marketing and Distribution

Chinese domestic market sales account for a majority of our revenue. We target our sales efforts primarily in the coastal provinces of Guangdong, Fujian, Zhejiang, Jiangsu and Shanghai areas, where the majority of our customers are located. We have a sales staff of approximately 30 employees. We maintain 9 sales offices in China, including 3 in Guangdong, 3 in Zhejiang, 1 in Fujian, 1 in Shandong, and 1 in Anhui. We participate in industry expositions in which we showcase our products and services and from which we obtain new customers.

Beginning in 2008, we launched an export business and generated $0.3 million from overseas markets, We currently have customers in Brazil, India, Pakistan and Vietnam to which we directly sell our products. For each of 2006, 2007, 2008 and the three months ended June 30, 2009, we generated $0.8 million, $1.2 million, $2.1 million and $1.3 million, respectively, of our total revenue from our online market platform operated through Alibaba’s trading site, an online marketplace for both international and domestic manufacturers and trading companies in a variety of industries.

We have a small fleet of trucks that deliver merchandise to customers located within three hours from our production facilities. Alternatively, we contract with independent third-party trucking companies to deliver our products when necessary.

Customers

We sell our products in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. For 2006, 2007, 2008 and the three months ended June 30, 2009, we did not have any single customer which accounted for over 10% of our total revenue.

For the three months ended June 30, 2009 and each of the fiscal years ended December 31, 2006, 2007 and 2008, our five largest customers accounted for 13.7%, 22.5%, 14.5% and 20.2% of our total sales, respectively, and the single largest customer accounted for 3.3%, 5.0%, 3.0% and 6.6% of our total sales, respectively. We generally extend unsecured credit for 30 days to large or established customers with good credit history. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate at each quarter-end.

Competition

China is the world’s largest producer and market for cable and wire. Our sales are predominantly in the PRC, and as a result, our primary competitors are PRC domestic companies. To a lesser degree we face competition from international companies.

We believe being located in China provides us with a number of competitive factors within our industry, such as:

•	Pricing. A producer’s flexibility to control pricing of products and the ability to use economies of scale to secure competitive pricing advantages;

•	Technology. A producer’s ability to manufacture products efficiently, utilize low-cost raw materials, and to achieve better production quality; and

•
Barriers to entry.  A producer’s technical knowledge, access to capital, local market knowledge and established relationships with suppliers and customers to support the development of commercially viable production facilities.

Competition in the bimetallic industry, particularly in China, can be characterized by rapid growth and a concentration of manufacturers. We believe we differentiate ourselves by being an early mover in the industry, and by offering superior product quality, timely delivery and better value. We believe we have the following advantages over our competitors:

•	the performance and cost effectiveness of our products;

•	our ability to manufacture and deliver products in required volumes, on a timely basis, and at competitive prices;

•	superior quality and reliability of our products;

•	our after-sale support capabilities, from both an engineering and an operational perspective;

•	excellence and flexibility in operations;

•	effectiveness of customer service and our ability to send experienced operators and engineers as well as a seasoned sales force to assist our customers; and

•	overall management capability.

Research and Development

Our superfine wire manufacturing technology was developed and refined in-house by our technology improvement and R&D team. This team comprises over 30 professionals focusing on quality assurance, equipment maintenance, process maintenance and improvement, and new product and process R&D.

We absorb most of the development technology related expenses in our production costs, and thus have only reported R&D costs at very low levels in the past years. In the three months ended June 30, 2009, and for each the fiscal years ended December 31, 2006, 2007 and 2008, we reported R&D costs of $35,643, $32,504, $56,143 and $60,041, respectively. However, we believe our overall technology development related spending is greater than many of our China-based competitors.

We believe our commitment to, and knowledge and experience in, R&D are the key reasons why we were one of the earliest and leading CCA wire manufacturers. This expertise has enabled us to expedite the launch and expansion of our superfine copper wire production. Therefore, we were able to take advantage of the market opportunity that emerged as a result of the recent copper price volatility.

We plan to continue our R&D efforts, to maintain and strengthen our leading position in China, and to expand into new products and markets. We are currently developing a super-micro-fine CCA wire with line diameter below 0.025 mm, which is used for cell phones, micro-electronic motors, micro-transformers, relays and audiphones. We are in the process of conducting laboratory testing on these products.

On December 18, 2006, Lihua Electron entered into a long term technology cooperation agreement (the “Long Term Technology Cooperation Agreement”) with China Jiangsu University whereby Jiangsu University and Lihua Electron agreed to enter into future technology project agreements and establish a “Co-Lab Center of Jiangsu University-Danyang Lihua Electron Co. Ltd.”, which is the Research Centre and Training Centre for Jiangsu University’s students. The Long Term Technology Cooperation Agreement commenced on January 1, 2007 and terminates on December 31, 2011. In connection with the Long Term Technology Cooperation

Agreement, on February 1, 2008, we entered into a technology project agreement with China Jiangsu University for research on copper plating aluminum. Under this agreement, we will pay all research expenses. As of the date hereof, we have not made any such payments. Jiangsu University has agreed to develop the technology, however, the agreement specifies that any intellectual property that arises from the research will belong to both parties.

Intellectual Property

Our manufacturing processes are based on technology substantially developed in-house by our R&D and engineering personnel. We rely on a combination of patent, trade mark, domain names and confidentiality agreements to protect our intellectual property. We require all members of our senior management and our key R&D personnel to sign agreements with us which stipulate, among other things, confidentiality obligations and restrictions on the assignment of intellectual property.

We were granted a utility model patent (patent no.: ZL 2008 2 0034139.8) by the State Intellectual Property Office of the PRC for our “Oxygen-free copper rod pressure cut off device,” effective as of April 16, 2008. The term of this patent is 10 years from the effective date. We have no foreign patents. We currently have the following three invention patent applications in China pending:

Name of IP right	Application Number	Company	Date of Application	Status of Application
1. The production process for copper clad aluminum magnet wire	200710131529.7	Lihua Electron	September 4, 2007	Patent pending
2. Production technology of copper clad magnesium aluminum wire	200810023487.X	Lihua Electron	April 16, 2008	Patent pending
3. A copper cleaning liquid	200810023488.4	Lihua Copper	April 16, 2008	Patent pending

•	We are currently using the trademark “Lihua” for all our products. We have applied to register the trademarks ”Mei Lihua” in China.

•	We are not aware of any material infringement of our intellectual property rights.

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. In protecting against work-related casualties and injuries, we purchase accidental injury insurance policies for our employees. In addition, we provide social security insurance including pension insurance, unemployment insurance, work related injury insurance and medical insurance for our employees. We also maintain insurance for our plants, machinery, equipment, inventories and motor vehicles. We do not have product liability insurance for our products. All of our products have met the relevant regulatory requirements under PRC laws and we have not been subject to any material fines or legal action involving product non-compliance.

Employees

We had 290 full-time employees as of June 30, 2009. The following table shows the breakdown of employees by department:
Function	Number of employees	% of total
Manufacturing	174	60%
Technology and R&D Infrastructure	32	11%
General Administration, Purchasing and logistics and Sales and marketing	84	29%
	290	100%

From time to time, we also employ third-party consultants for the R&D of our products. We have not experienced any significant labor disputes and consider our relationship with our employees to be in good standing.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

Property

Under the current PRC law, land is owned by the state, and parcels of land in rural areas which is known as collective land is owned by the rural collective economic organization “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder the right to use the land for a specified long-term period.

We occupy our properties located in Danyang City, Jiangsu Province, PRC under land use rights for purposes of production, R&D and employee living quarters. We have land use rights, all expiring in 2058, for a total of approximately 77,000 square meters of land for all of our existing plants and plants under construction.

On April 12, 2009, Lihua Copper entered into a lease agreement for a cargo yard located at Liangdong Industrial Development Area, LiangQingTang, Dali, Nanhai District in China. The lease is for a five year term, which began on May 2, 2009 and terminates on May 1, 2014. From May 2, 2009 to May 1, 2012, the monthly rent is RMB 28,000 ($4,105), from May 2, 2012 to May 1, 2013, the monthly rent is RMB 31,000 ($4,544), and from May 2, 2013 to May 1, 2014, the monthly rent is RMB 33,000 ($4,837).

Government Regulation

Overview

Manufacturing

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. We are in compliance with all material respects of such laws, regulations, rules, specifications and have obtained all material permits, approvals and registrations relating to human health and safety and the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

Environmental Matters

Given the nature of our business, we generate waste water, exhaust fumes and noise during our production process. We have implemented a comprehensive set of environmental protection measures to treat emissions generated during our production process to minimize the impact of our production process on the environment. These measures include the following:

•
Waste water.  Waste water processed by our facilities meets the Chinese standard for discharge. To conserve water resources, we also recycle and reuse waste water generated during our production process, which decreases our consumption of water and reduces the discharge of waster water into the environment;

•
Exhaust fumes.  We generate exhaust fumes during our production process. Exhaust fumes generated during our production process are filtered to reduce dust, sulfur dioxide, total suspended particulate, nitrogen oxide and organic elements. In each case, exhaust fumes are treated to comply with national air quality standards; and

•
Noise.  We generate noise through the operation of our heating, ventilation and pumping systems. We typically reduce the noise generated by these activities to a range of 60 decibels to 80 decibels by employing various noise reduction measures that comply with applicable law.

M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. According to Rule 55 of the M&A rules and Guidance Manual on Administration of Entry of Foreign Investment issued by the Department of Foreign Investment Administration of the Ministry of Commerce in December 2008, conversion of a joint venture to a wholly foreign owned enterprise by way of equity transfer from a Chinese party to a foreign party, shall not be subject to the M&A rules, and the M&A rules are only applicable to acquisitions of a domestic enterprise or its assets by a foreigner.

We have been advised by our PRC counsel that the M&A Rule did not apply to the June 2008 restructuring or subsequent share exchange transaction. The restructuring did not require CSRC approval because we were not a special purpose vehicle formed or controlled by PRC Operating Companies or PRC individuals, we were owned or substantively controlled by foreigners, and conversion of our operating entities from a joint venture to a wholly foreign owned enterprise was not and is not subject to the M&A rules.

The M&A rules also require offshore companies formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC Operating Companies or individuals to obtain the approval of the CSRC prior to the public listing of their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (“Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchanges by special purpose vehicles. However, the CSRC currently has not issued any definitive rule concerning whether the transactions effected by the overseas listing would be subject to the New M&A Rules and Related Clarifications. Article 238 of the PRC Securities Law also provides that any domestic enterprise that directly or indirectly issues any securities abroad or lists its securities abroad for trading shall be subject to the approval of the securities regulatory authority under the State Council according to the relevant provisions of the State Council.

The M&A rules do not have express provisions in terms of penalties for failure to obtain CSRC approval prior to the public listing of our securities. However, there are substantial uncertainties regarding the interpretation, application and enforcement of the above rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company similar to ours is be subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by MOFCOM and the National Development and Reform Commission (“NDRC”) in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/business are usually 100% open to foreign investment and ownership. With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The reason that our business is not subject to limitation on foreign investment and ownership is as follows:

(i) our business falls under the class of “manufacturing of materials for processing beryllium copper straps, lines, pipes and rods”, which is open to 100% foreign investment and ownership;

(ii) our business does not fall under the industry categories that are restricted to, or prohibited from foreign investment; and

(iii) whether a business is subject to foreign investment restriction is subject to interpretation by MOFCOM and/or the NDRC, restructuring of each of our operating entities into a wholly foreign owned enterprise, each of which has been approved by the local MOFCOM, can also directly evidence no limitation on foreign investment and ownership to our business.

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position

Jianhua Zhu	47	Chief Executive Officer, President and Director

Yang “Roy” Yu	26	Chief Financial Officer and Treasurer

Yaying Wang	46	Chief Operating Officer, Secretary and Director

Robert C. Bruce*	46	Independent Director

Jonathan P. Serbin*	39	Independent Director

Su Liu*	47	Independent Director

Zhu Junyin	30	VP, Sales and Marketing

*	Indicates member of Audit, Nominating and Corporate Governance Committee and Compensation Committee

The term of office of each director expires at our annual meeting of stockholders or until their successors are duly elected and qualified. Our officers serve at the discretion of our Board of Directors.

Set forth below is information regarding certain significant employees.

Name	Age	Position
Yin Falong	45	Chief Engineer
Yu Niu	36	Chief Engineer

Below is the five year employment history of each director, executive officer and significant employees listed above.

Jianhua Zhu, President and Chief Executive Officer of the Company and the Chairman of the Board of Directors, has over 20 years of experience in China’s copper industry. From Lihua Electron’s inception in October 1999 and from Lihua Copper’s inception in September 2007 until July 30, 2008, Mr. Zhu served as the sole member of the board of directors. Mr. Zhu currently serves as the Executive Director of Lihua Electron and Lihua Copper. In addition to overall management of the Company, Mr. Zhu is responsible for corporate and product development and governmental regulations.

Yang “Roy” Yu, is the Company’s Chief Financial Officer and Treasurer. Mr. Yu served as a member of the Board of Directors from June 24, 2008 until his resignation on December 8, 2008. Between June 2006 and April 2008, Mr. Yu was the Executive Vice President at Fushi Copperweld, Inc. (NASDAQ: FSIN). From May 2005 until June 2006, Mr. Yu was the Chief Financial Officer of Songzai International Holding Group, Inc. (OTCBB: SGZH). From October 2004 until May 2005, Mr. Yu was the Vice President at Yinhai Technology and Development Co. Mr. Yu attended London Southbank University from 2001 to 2004, where he holds a degree in accounting and finance.

Yaying Wang, Chief Operating Officer and a member of the Board of Directors, has over 20 years of experience in China’s copper industry. Ms. Wang has strong technical knowledge of copper and extensive industry relationships. In addition to her responsibilities as COO, Ms. Wang is responsible for the Sales and Production Departments.

Robert C. Bruce, Independent Director. Mr. Bruce has served as an independent member of our Board of Directors since April 8, 2009. Mr. Bruce is President of Oakmont Advisory Group, LLC, a financial management consulting firm located in Portland, Maine. Prior to founding Oakmont Advisory Group, from 1999 through 2004, Mr. Bruce served as Chief Operating Officer, Treasurer and Director for Enterix Inc., a privately-held, venture-funded medical device and laboratory services company that was purchased by Quest Diagnostics. He also previously served as Chief Financial Officer for Advantage Business Services (1997 to 1998), a privately-held national payroll processing and tax filing business that was subsequently acquired by PayChex. Mr. Bruce received his MBA from the Yale School of Management, and a Bachelor of Arts degree from Princeton University.

Jonathan P. Serbin, Independent Director. Mr. Serbin has served as an independent member of our Board of Directors since April 8, 2009. He is current the Chief Executive Officer of D Mobile, Inc., a seller of mobile content in China. Prior to D Mobile, Inc., Mr. Serbin was Chief Financial Officer at EBT Mobile from July 2004 through December 2007. He was also previously the Chief Financial Officer of Hana Biosciences, a biotech development company from January 2004 through July 2004. Mr. Serbin holds a B.A. from Washington University, St. Louis, a J.D. from Boston University and an MBA from Columbia University

Su Liu, Independent Director. Mr. Liu has served as an independent member of our Board of Directors since April 8, 2009. Mr. Liu is a Lawyer in the PRC and has been a Partner at Beijing Zhongying LLP since 2006. He was a Partner at Beijing Zhongkai LLP from 2002 through 2006. Mr. Liu attended Beijing University.

Zhu Junying, VP Sales and Marketing. Ms. Zhu has served as the VP of sales of Lihua Electron since its inception in 1999. Ms. Zhu has more than 10 years working experience in Copper Clad Aluminum magnet wire industry. She had held various executive management positions since Lihua Electron was established, including VP of operations, from 2001 to 2005. During her career, Ms. Zhu has focused on the business development, strategic market planning, key account management, contract negotiation and loss prevention. Ms. Zhu graduated from Changzhou Accounting College with a degree in marketing.

Yin Falong, Chief Engineer. Mr. Yin has served as the Production Manager of Lihua Copper since its inception in 2008. Mr. Yin has more than 15 years working experience in copper casting and rolling production line management and has focused on the fire refinery high conductivity copper industry since the market started in China in 2002. He had held executive management positions with a number of copper enterprises prior to joining our company from 2003 to 2007, including Executive Vice President of R&D and production of Hongli Copper Co., Ltd. from 2006 to 2007. During his career, Mr. Yin has focused on the development, design, and processes of pure copper and fire refinery high conductivity copper production. He has designed a proprietary technique for the modified processes of fire refinery high conductivity copper production used by Lihua Copper and has extensive experience in production management. Mr. Yin graduated from Shanghai Smelting Technology College.

Yu Niu, Chief Engineer. Mr. Yu has served as Production Manager of Lihua Electron since 2008. Mr. Yu has more than 15 years working experience in the enameling wire industry. He has held executive management positions with a number of copper enterprises prior to joining our company, including Production Manager of Precision Wire Co., Wuxi. From 2007 to 2008. During his career, Mr. Yu has focused on the development, design, and processes of enameling wire production. Mr. Yu graduated from Nantong Industrial University with a degree in engineering.

Family Relationships

Mr. Jianhua Zhu, our Chief Executive Officer, President and Chairman, and Ms. Yaying Wang, our Chief Operating Officer and a director, are husband and wife. There are no other family relationships among our executive officers, directors and significant employees.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past five years.

Corporate Governance

Board of Directors

We have five members serving on our Board of Directors, of which a majority are independent directors . All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

Board Committees

The Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee and a Compensation Committee, each of which was formed on April 14, 2009.

Audit Committee

The audit committee members consist of Robert C. Bruce, Jonathan P. Serbin and Su Liu. Each of these members would be considered “independent” as defined by Rule 5605 of NASDAQ’s Marketplace Rules, as determined by our board of directors.

The audit committee oversees our financial reporting process on behalf of the board of directors. The committee’s responsibilities include the following functions:

•	approve and retain the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditors’ audit and non-audited services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our internal auditors and financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	meeting separately and periodically with management and our internal auditor and independent auditors; and

The Audit Committee operates under a written charter. Robert C. Bruce serves as the Chairman of our Audit Committee.

Our board of directors has determined that we have at least one audit committee financial expert, as defined by the rules and regulations of the SEC and NASDAQ, serving on our audit committee, and that Robert C. Bruce is the “audit committee financial expert”.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee is responsible for identifying potential candidates to serve on our board and its committees. The committee’s responsibilities include the following functions:

•	making recommendations to the board regarding the size and composition of the board;

•	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•	establishing procedures for the nomination process;

•	advising the board periodically with respect to corporate governance matters and practices, including periodically reviewing corporate governance guidelines to be adapted by the board; and

•	establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members.

Each of Messrs. Bruce, Serbin and Liu are the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operate under a written charter. Mr. Liu is the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. Its responsibilities include the following functions:

•
reviewing and recommending policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations;

•
administering our benefit plans and the issuance of stock options and other awards under our stock plans; and reviewing and establishing appropriate insurance coverage for our directors and executive officers;

•
recommending the type and amount of compensation to be paid or awarded to members of our board of directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers.

Each of Messrs. Bruce, Serbin and Liu are the members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Serbin is Chairman of Compensation Committee.

Code of Ethics

We adopted a Corporate Code of Ethics and Conduct on December 31, 2007. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others. A copy of the Code of Ethics is included as Exhibit 14.1 to our Annual Report on Form 10-KSB, filed with the SEC on February 26, 2008. A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at Houxiang Five-Star Industry District, Danyang City, Jiangsu Province, PRC 212312.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities.

We believe that other peer companies in China which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes.  However, none of our direct competitors are public companies in the U.S.  We have looked at Fushi International (Dalian) Bimetallic Cable Co., Ltd., one of our suppliers, which is listed on the Nasdaq Stock Market.  The salaries of Fushi's CEO and CFO are $240,000 and $180,000 per year, respectively. Fushi has substantially higher revenues than we do and therefore, taking this into consideration, we believe that the compensation of our executive officers is appropriate.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

On April 14, 2009, the Company adopted the Lihua International, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”). The Plan includes: Distribution Equivalent Rights, Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing. We will consider other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation. We believe our current compensation package is comparative to our peers in the industry and aimed to retain and attract talented individuals.

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer, President and Chief Financial Officer each of our other officers whose compensation exceeded $100,000 for each of the Company’s last two completed fiscal years.

Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Rapp	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(former President)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mr. Jianhua Zhu	2008	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000	(4)
(CEO and President)	2007	2,805	-0-	-0-	-0-	-0-	-0-	-0-	2,805	(5)
	2006	2,805	-0-	-0-	-0-	-0-	-0-	-0-	2,805	(5)
Mr. Yang “Roy” Yu	2008	25,000	-0-	1,017,000	-0-	-0-	-0-	-0-	1,042,000	(3)(4)
Chief Financial Officer	2007	—	—	-0-	—	—	—	—
	2006	—	—	-0-	—	—	—	—	-0-
Ms. Yaying Wang	2008	25,000	-0-	-0-	-0-	-0-	-0-	-0-	25,000	(4)
Chief Operating Officer	2007	2,805	-0-	-0-	-0-	-0-	-0-	-0-	2,805	(5)
	2006	2,805	-0-	-0-	-0-	-0-	-0-	-0-	2,805	(5)

(1)
On October 31, 2008, upon the closing of the Share Exchange, Michael Rapp resigned as President of Lihua and the Lihua Board and appointed Mr. Zhu as Chief Executive Officer, Ms. Wang as Chief Operating Officer and Mr. Yu as Chief Financial Officer.

(2)
The salary presented was converted into US dollars from RMB at a conversion rate of 6.9452 for the year ended December 31, 2008. Our named executive officers reside in China and therefore may receive their annual compensation in RMB.

(3)
Mr. Yu joined the Company as Chief Financial Officer in April 2008 and was not an executive officer of the Company prior to such time. In October 2008, Mr. Yu entered into a contractual agreement with our principal shareholder, Magnify Wealth. Under the terms of the agreement, Mr. Yu is entitled to receive up to 450,000 shares of the Company’s Common Stock owned by Magnify Wealth. 112,500 of such shares were transferred to Mr. Yu immediately upon consummation of the Share Exchange. The remaining 337,500 shares are being held in an escrow account and shall be released to Mr. Yu in three equal installments of 112,500 shares issuable on the first, second and third anniversary of the consummation of the Share Exchange.

(4)
Messrs. Zhu and Yu and Ms. Wang were not appointed executive officers of the Company until October 31, 2008. Therefore, their salaries are pro-rated in U.S. dollars for the year ended December 31, 2008.

(5)	Reflects total compensation converted into U.S. Dollars, provided by the PRC Operating Companies for the years ended December 31, 2007 and 2006, respectively.

 Employment Contracts and Termination of Employment, and Change-In-Control

The following employment agreements were entered into by the PRC Subsidiaries and the following executive officers:

Jianhua Zhu

The PRC Subsidiaries entered into an employment agreement with Jianhua Zhu on June 24, 2008 to serve as Chief Executive Officer and a member of the board of directors for a term of three (3) years. Pursuant to the agreement, Mr. Zhu will receive annual compensation equal to $180,000. In addition, Mr. Zhu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. In the event that either of the PRC Subsidiaries terminate the employment agreement without cause (as defined therein), Mr. Zhu will be entitled to a severance payment of one year’s salary from the date of termination plus all medical and dental benefits for that time period as well. In addition, if he is no longer employed by the Company, Mr. Zhu has agreed that neither he, nor any of his affiliates shall directly or indirectly employ, solicit, or induce any individual, consultant, customer or supplier who is, or was at any time during the one year period prior to his termination date, an employee or consultant of the Company, a customer of the Company or a supplier of the Company, cause such employee, consultant, customer or supplier to refrain from continuing their relationship with the Company. Mr. Zhu has also agreed to a non-compete clause whereby he shall not engage or assist others to engage in related businesses within Beijing and Danyang, PRC, the prescribed territory, however, he may own up to 5% of the outstanding shares of a company engaged in a similar business if such shares are listed on a national securities exchange. On September 26, 2008, Mr. Zhu entered in an amendment to the Employment Agreement with the PRC Subsidiaries whereby certain clerical errors were corrected.

Yang “Roy” Yu

The PRC Subsidiaries entered into an employment agreement with Yang Yu on June 24, 2008 to serve as Chief Financial Officer and a member of the board of directors for a term of three (3) years. Pursuant to the agreement, Mr. Yu will receive annual compensation equal to USD$150,000. In addition, Yang Yu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. In the event that either of the PRC Subsidiaries terminate the employment agreement without cause (as defined therein), Yang Yu will be entitled to a severance payment of one years salary from the date of termination plus all medical and dental benefits for that time period as well. In addition, if he is no longer employed by the Company, Mr. Yu has agreed that neither he, nor any of his affiliates shall directly or indirectly employ, solicit, or induce any individual, consultant, customer or supplier who is, or was at any time during the one year period prior to his termination date, an employee or consultant of the Company, a customer of the Company or a supplier of the Company, cause such employee, consultant, customer or supplier to refrain from continuing their relationship with the Company. Mr. Yu has also agreed to a non-compete clause whereby he shall not engage or assist others to engage in related businesses within Beijing and Danyang, PRC, the prescribed territory, however, he may own up to 5% of the outstanding shares of a company engaged in a similar business if such shares are listed on a national securities exchange. On September 26, 2008, Mr. Yu entered in an amendment to the Employment Agreement with the PRC Subsidiaries whereby certain clerical errors were corrected.

Yaying Wang

The PRC Subsidiaries entered into an employment agreement with Yaying Wang on June 24, 2008 to serve as Chief Operating Officer and a member of the board of directors for a term of three (3) years. Pursuant to the agreement, Ms. Wang will receive annual compensation equal to USD$150,000. In addition, Ms. Wang is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. In the event that either of the PRC Subsidiaries terminate the employment agreement without cause (as defined therein), Yaying Wang will be entitled to a severance payment of one years salary from the date of termination plus all medical and dental benefits for that time period as well. In addition, if she is no longer employed by the Company, Ms. Wang has agreed that neither she, nor any of her affiliates shall directly or indirectly employ, solicit, or induce any individual, consultant, customer or supplier who is, or was at any time during the one year period prior to her termination date, an employee or consultant of the Company, a customer of the Company or a supplier of the Company, cause such employee, consultant, customer or supplier to refrain from continuing their relationship with the Company. Ms. Wang has also agreed to a non-compete clause whereby she shall not engage or assist others to engage in related businesses within Beijing and Danyang, PRC, the prescribed territory, however, she may own up to 5% of the outstanding shares of a company engaged in a similar business if such shares are listed on a national securities exchange. On September 26, 2008, Ms. Wang entered in an amendment to the Employment Agreement with the PRC Subsidiaries whereby certain clerical errors were corrected.

Grants of Plan-Based Awards

None

Outstanding Equity Awards at Fiscal Year-End

None

Option Exercise and Stock Vested

None

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Compensation of Directors

None of the directors have received compensation for their respective services rendered to the Company for the year ended December 31, 2008. However, pursuant to independent director agreements entered into between the Company and each of our independent directors on April 14, 2009, each of Messrs. Bruce, Serbin and Liu, shall receive $20,000 in cash and an option grant to purchase 20,000 shares of common stock of the Company. When the Company’s stock is listed on a national securities exchange , the cash fee for each independent director will increase to $25,000.The exercise price of the option grants shall be equal to the fair market value of a share of the Company’s common stock on the date of the grant of the option and such options will vest quarterly at the end of such three month period, in equal installments over the 12 months period from date of grant.  For serving as chair of the Audit Committee, Mr. Bruce shall receive an additional $7,500 in cash, and Messrs. Serbin and Liu shall receive an additional $5,000 in cash for serving on the Audit Committee

In addition, each independent director who resides in China, currently Messrs. Serbin and Liu, will receive a $1,000 fee for each board or committee meeting attended by telephone; a $1,500 fee for each board meeting attended in person within China; and a $5,000 fee for each board meeting attended in person outside of China. Each eligible director who resides outside of China, currently Mr. Bruce, will receive a $1,000 fee for each board meeting attended by telephone; a $5,000 fee for each board meeting attended in person outside of the United States; and a $1,500 fee for each board meeting attended in person within the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 18, 2009 the number of shares of our Common Stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s Common Stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of September 18, 2009, we had 24,118,183 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is c/o Lihua Holdings Limited, Houxiang Five-Star Industry Distict, Danyang City, Jiangsu Province, PRC 212312, China.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of September 18, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares of Common Stock(2) (3)

Magnify Wealth Enterprises Limited (4)(5)(6)	13,862,500	57.5%

Vision Opportunity China LP (7)	2,381,818	9.9%

CMHJ Technology Fund II, L.P. (8)	2,381,818	9.9%

Yang “Roy” Yu (5)	112,500	*

Jianhua Zhu (6)	13,862,500	57.5%

Yaying Wang (9)	3,285,413	13.6%

Robert C. Bruce (10)	5,000	*

Jonathan P. Serbin (10)	5,000	*

Su Liu (10)	5,000	*

All Directors and Executive Officers, as a group (6 persons)	13,990,000	57.9%

* Less than one percent
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 24,118,183 shares of Common Stock issued and outstanding.

(3)
As of September 18, 2009 there were 24,118,183 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned on September 18, 2009, (a) the numerator is the number of shares of Common Stock beneficially owned (including shares that he has the right to acquire within 60 days of September 18, 2009 ), and (b) the denominator is the sum of (i) the 24,118,183 shares outstanding on September 18, 2009, and (ii) the number of shares of Common Stock which such  stockholder has the right to acquire within 60 days of September 18, 2009 .

(4)
The address of Magnify Wealth is Quastisky Building, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. As the sole director of Magnify Wealth, Mr. Zhu, our CEO and President has sole voting and investment power over the shares.

(5)
Magnify Wealth received 14,025,000 shares of Common Stock in the Share Exchange. Pursuant to a contractual arrangement between Magnify Wealth and Mr. Yu, Mr. Yu is entitled to receive up to 450,000 of the shares issued to Magnify Wealth in the Share Exchange. 112,500 of such shares were transferred to Mr. Yu immediately upon consummation of the Share Exchange. The remaining 337,500 shares have been placed into an escrow account and shall be released to Mr. Yu in three equal installments of 112,500 shares issuable on the first, second and third anniversary of the consummation of the Share Exchange. Mr. Yu will not become the record or beneficial owner of the shares placed in escrow until such time as the shares are released to him. Accordingly, Mr. Yu will not have the right to vote or receive dividends on such shares.

(6)
Includes 13,862,500 shares owned by Magnify Wealth, of which Mr. Zhu, as the sole director of Magnify Wealth, has sole voting and investment power over the shares. Of the 13,862,500 shares of Common Stock owned by Magnify Wealth, Mr. Zhu is deemed to be the beneficial owner of 3,285,413 shares as a result of the vesting of 25% of Mr. Zhu’s Option Shares, equal to 750 shares of Magnify Wealth, or 23.7% of Magnify Wealth’s equity ownership. Mr. Zhu disclaims beneficial ownership over the remaining 10,577,087 shares owned by Magnify Wealth.

Pursuant to the Share Transfer Agreement, as amended, with Mr. Chu, Mr. Zhu has the option to purchase all of the Option Shares at a price of $1.00 per share, pursuant to the attainment of certain performance targets set forth in the agreement. As of the date of this prospectus, 25% of the Option Shares have vested, representing 750 ordinary shares of Magnify Wealth; however, Mr. Zhu has not exercised such Option Shares. Pursuant to a March 7, 2009 amendment to the Share Transfer Agreement, Mr. Zhu has the right to exercise the remaining Option Shares, with an additional 25% of the Option Shares vesting and becoming exercisable on February 14, 2010 and the remaining 50% of the Option Shares vesting and becoming exercisable on February 14, 2011.

Also on October 22, 2008, Mr. Chu and Europe EDC, each entered into subscription agreements for the purchase of 632 shares and 32 shares, respectively, in Magnify Wealth at a nominal price of US$1.00 per share. Pursuant to these subscription agreements, Magnify Wealth will issue the shares in tranches commencing February 14, 2009, 2010, and 2011, of 25%, 25% and 50% of the shares, respectively. The date of issuance of the shares is the same date that Mr. Zhu’s Option Shares vest and become exercisable, however, there are no conditions precedent to the issuance of these shares to Mr. Chu and Europe EDC.

If all of the Option Shares are exercised by Mr. Zhu and all of the shares are subscribed for by Mr. Chu and Europe EDC, Mr. Zhu, Mr. Chu and Europe EDC would own approximately 81.9%, 17.3% and 0.9% of Magnify Wealth, respectively.

(7)
Vision Capital Advisors, LLC, a Delaware limited liability company, which serves as the investment manager to Vision Opportunity China LP and Adam Benowitz, the managing member of Vision Capital Advisors share voting and investment power with Vision Opportunity China LP with respect to the shares beneficially owned by Vision Opportunity China LP. Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of Common Stock held by Vision Opportunity China LP. Each disclaims beneficial ownership of such shares. The 2,381,818 shares of Common Stock are based on the ownership cap of 9.9% imposed by the warrants issued to Vision. This amount does not include warrants to purchase up to 700,000 shares of our Common Stock which cannot be converted or exercised, respectively, because of the ownership restrictions of the warrants issued to Vision. Based upon the terms of the warrants issued to Vision, holders may not convert the exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.9% of the then outstanding shares of our Common Stock; however, a holder can elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the day immediately preceding the expiration date of the warrant. The address for Vision Opportunity China LP is c/o Vision Capital Advisors, LLC, 20 West 55th Street, 5th Floor, New York, NY 10019-5373.

(8)
CMHJ Partners L.P., a Cayman Islands limited partnership (“CMHJ Partners”) and the general partners of CMHJ Technology Fund II, L.P. (the “Fund”), and CMHJ Partners Ltd., a Cayman Islands limited liability company (“CMHJ”) and the general partner of CMHJ Partners, share voting and investment power with the Fund with respect to the shares beneficially owned by the Fund. CMHJ Partners and CMHJ may each be deemed to beneficially own the shares of Common Stock held by the Fund. CMHJ Partners and CMHJ each disclaims beneficial ownership of such shares. The 2,381,818 shares of Common Stock are based on the ownership cap of 9.9% imposed by the warrants issued to CMHJ. This amount does not include warrants to purchase up to 390,909 shares of our Common Stock which cannot be converted or exercised, respectively, because of the ownership restrictions of the warrants issued to CMHJ. Based upon the terms of the warrants issued to CMHJ, holders may not convert the Series A Preferred Stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.9% of the then outstanding shares of our Common Stock; however, a holder can elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the day immediately preceding the expiration date of the warrant. The address for CMHJ is Suite 803, Lippo Plaza 222 Huai Hai Zhong Road Shanghai 200021, PRC

(9)
As Mr. Zhu’s wife, Ms. Wang is deemed to be the beneficial owner of 3,285,413 shares of Common Stock as a result of the vesting of 25% of Mr. Zhu’s Option Shares, equal to 750 shares of Magnify Wealth, or 23.7% of Magnify Wealth’s equity ownership. Ms. Wang disclaims beneficial ownership over the remaining 10,577,087 shares owned by Magnify Wealth over which Mr. Zhu has sole voting and investment power.

(10)
Messrs. Bruce, Serbin and Liu were appointed to the Company’s Board of Directors on April 14, 2009. Each of Messrs. Bruce, Serbin and Liu were issued an option to purchase 20,000 shares of Common Stock of the Company. The options vest quarterly, in equal installments over the 12 months period from date of grant. As of the date of this prospectus, 5,000 options have vested for each of Messrs. Bruce, Serbin and Liu.

Certain Relationships and Related Transactions, and Director Independence

Transactions With Related Persons

As of June 30, 2009, Tianyi Telecommunication Co., Ltd. (“Tianyi Telecom”) has guaranteed the Company’s short-term bank loans with several commercial banks in China in the aggregate amount of $4,391,165. Tianyi Telecom is owned by the brother of Ms. Yaying Wang, our Chief Operational Officer and director and wife of our CEO.

For the six months ended June 30, 2009 our sales included $169,847 that were made to Tianyi Telecom and Danyang Special Electronics Co., Ltd. (“Special Electronics”). Mr. Zhu owns 60% and his wife, Mrs. Wang owns the sole remaining 40% of Special Electronics.

As of June 30, 2008, the Company had advances due to Special Electronics in the amount of $95,931, which were interest-free, unsecured and had no fixed repayment date and to Mr. Zhu of $53,090, which had an annual interest rate ranging from 6.03% to 6.57%, with no fixed repayment date and was unsecured.

As of June 30, 2008, the Company had amounts payable to Special Electronics of $1,150,000. Such amount represents the purchase price for the acquisition by the Company of 52% of the equity interests of Lihua Electron from Special Electronic. The share acquisition was in connection with the restructuring of the PRC Operating Companies. In connection with the restructuring, Special Electronics sold its shares of Lihua Electron to Lihua Holdings, the Hong Kong Company. The consideration payable to Special Electronics was waived by Mr. Zhu.

As of December 31, 2007, the Company had advances due to related parties in the aggregate amount of $3,521,403. Such amounts included an advance of $2,258,851 by Tianyi Telecom, and $90,080 from Special Electronic, which were interest-free, unsecured and had no fixed repayment date, and $22,472 from Mr. Zhu, which had an annual interest rate ranging from 6.03% to 6.57%, with no fixed repayment date and was unsecured. As of December 31, 2008, all such advances due to these related parties have been repaid.

As of December 31, 2007, the Company had advanced $3,244,531 to Danyang Jintao Copper Industry Co., Ltd. (“Jintao Copper”). The repayment of such amount was secured by a pledge of 100% of all of the shares of Jintao Copper. As of June 30, 2008 such amounts were repaid to the Company. Jintao Copper is owned by Ms. Wang’s nephew. On April 28, 2009, Lihua Electron and Jintao Copper agreed to terminate a lease agreement originally entered into on January 24, 2008, whereby Jintao Copper leased its property located in Five Star Industrial Park to Lihua Electron.

Transactions With Control Persons

On October 31, 2008, we entered into a Share Exchange Agreement with Ally Profit, a British Virgin Islands company, Magnify Wealth Enterprise Limited, the sole shareholder of Ally Profit, which owned shares constituting 100% of the issued and outstanding shares of Ally Profit. Pursuant to the terms of the Share Exchange Agreement, Magnify Wealth transferred all of Magnify Wealth to us in exchange for the issuance of 14,025,000 shares of our Common Stock. As a result of the share exchange, Magnify Wealth became our wholly owned subsidiary and Magnify Wealth acquired approximately 93.5% of our issued and outstanding Common Stock.

Transactions With Promoters

On March 1, 2006, we entered into Stock Purchase Agreements with each of Michael Rapp, our former President and director, Philip Wagenheim, our former Secretary and director, and Clifford Chapman, our former director, pursuant to which we issued 2,000,000 shares of Common Stock for an aggregate purchase price of $30,000, or $0.0005 per share.

On March 9, 2007, we entered into a loan agreement with Broadband Capital Management (“BCM”), pursuant to which we agreed to repay $12,500 on or before the earlier of (i) December 31, 2012 or (ii) the date that we (or a wholly owned subsidiary of ours) consummates a merger or similar transaction with an operating business (the “Loan”). BCM had previously advanced the $12,500 on our behalf. Interest accrued on the outstanding principal balance of the Loan on the basis of a 360-day year daily from January 24, 2006, the effective date of the Loan, until paid in full at the rate of four percent (4%) per annum. The Loan was repaid on October 31, 2008.

On April 15, 2008, Michael Rapp, our former President and director, Philip Wagenheim, our former Secretary and director, and Clifford Chapman, our former director, loaned us $5,000, $3,000 and $2,000, respectively. We issued promissory notes (each a “Note” and together, the “Notes”) to   Messrs Rapp, Wagenheim and Chapman, pursuant to which the principal amounts thereunder accrued interest at an annual rate of 8.25%, and such principal and all accrued interest were due and payable on or before the earlier of (i) the fifth anniversary of the date of the Note or (ii) the date the Company consummated a business combination with a private company in a reverse merger or reverse takeover transaction or other transaction after which the company would cease to be a shell company. The Notes were repaid on October 31, 2008.

The foregoing transactions were entered into prior to the Share Exchange with the founders of the company.  In June 2008, Lihua Electron, which is now one of our subsidiaries, engaged BCM as its exclusive placement agent in the Private Placement.  Messrs. Rapp, Wagenheim and Chapman are all employees of BCM.  Of the shares being registered for resale by the Selling Stockholders,  390,000 shares of Common Stock and 194,000 shares of Common Stock underlying Series B Warrants in the aggregate, are being registered for resale on behalf of Messrs. Rapp, Wagenheim and Chapman.  Since a public market for our common stock does not currently exist, based on a sale price of $3.50, which is the exercise price of the Series B Warrants, the estimated aggregate proceeds to be received by each of Messrs. Chapman, Rapp and Wagenheim following a sale of the shares of common stock they currently own and the shares of common stock underlying the Series B Warrants is approximately  $1,032,000, $670,000 and $345,000, respectively.

Review, Approval or Ratification of Transactions with Related Parties

The transactions with related parties, promoters and control persons described above, were entered into prior to the consummation of the Share Exchange.  We did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described.  We believe that all transactions with related parties were on terms no less favorable than could have been obtained from third parties. Our Audit Committee is comprised of three independent directors. Pursuant to the Audit Committee Charter, the Audit Committee will review and approve such related party transactions.

As of April 14, 2009, we established an Audit Committee comprised of three independent directors.  Pursuant to the Audit Committee Charter, the Audit Committee will review and approve such related party transactions.

Director Independence

On April 14, 2009, the Board of Directors of the Company appointed Robert C. Bruce, Jonathan P. Serbin and Su Liu (the “Independent Directors”) to serve as independent directors.  Each of Messrs. Bruce, Serbin and Liu are independent as defined by Rule 5606(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc.,

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 85,000,000 shares, par value $0.0001 per share, consisting of 75,000,000 shares of Common Stock (“Common Stock”) and 10,000,000 shares of preferred stock, of which all 10,000,000 have been designated as Series A Preferred Stock.

We have 24,118,183 shares of Common Stock issued and outstanding. In addition, we have outstanding warrants to purchase 2,000,000 shares of our Common Stock at an exercise price of $3.50 per share and 138,000 shares of our Common Stock at an exercise price of $4.80 per share.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Delaware General Corporation Law prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and shares of our Common Stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of Common Stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock par value $0.0001 per share, of which all of the shares are designated as Series A Preferred Stock (the “Preferred Stock”). Prior to the consummation of our initial public offering there were 6,818,182 shares of Preferred Stock issued and outstanding. As of the date of this prospectus all of the shares of Preferred Stock have been converted into Common Stock. There are currently no shares of Preferred Stock issued and outstanding.

Series A Warrants

We have Series A Warrants to purchase up to 1,500,000 shares of our Common Stock at an exercise price of $3.50 per share issued and outstanding. The Series A Warrants at the option of the holder, may be exercised by cash payment of the exercise price or, commencing 18 months following the closing of the Private Placement, if the per share market value of one share of Common Stock is greater than the exercise price and a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Series A Warrants is not then declared effective by the SEC, in lieu of exercising the Series A Warrants by payment of cash, a holder may exercise the Series A Warrant by a cashless exercise by surrender of the Series A Warrant, in which event we will issue to the holder a number of shares of our Common Stock computed using the following formula:

X = Y - (A)(Y) B

Where	X =	the number of shares of Common Stock to be issued to the holder.

	Y =	the number of shares of Common Stock issuable upon exercise of the Series A Warrant in accordance with the terms of the Series A Warrant by means of a cash exercise rather than a cashless exercise.

	A =	the Exercise Price.

	B =	the per share market value of one share of Common Stock on the trading day immediately preceding the date of such election.

We will not receive any additional proceeds to the extent that the Series A Warrants are exercised by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

For a period of two years following the original issue date of the Series A Warrants (the “Full Ratchet Period”), in the event we issue any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price upon each such issuance will be adjusted to a price equal to the consideration per share paid for such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the Series A Warrants. If, upon exercise of a Series A Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Pursuant to the terms of the Series A Warrants, we will not effect the exercise of any Series A Warrant, and no person who is a holder of any Series A Warrant has the right to exercise the Series A Warrant, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

We have the right to redeem up to 9.9% of the Series A Warrants at a price equal to $0.01 per share of our Common Stock underlying such warrants if (i) our Common Stock is traded on a national securities exchange, (ii) the daily volume weighted average price of our Common Stock is above $8.87 for 30 consecutive trading days ending on the date of the notice of redemption, and (iii) the average daily trading volume for the trading period is greater than 300,000 shares per day ; provided, that all shares underlying such Series A Warrants are registered pursuant to an effective registration statement and we simultaneously call all of the Series A Warrants on the same terms. We will have the right, but not the obligation, to redeem the Series A Warrants at any time, and from time to time, provided, that at such time, the foregoing conditions have been met, but in no event can we redeem the Series A Warrants more than once in any thirty (30) trading day period.

Series B Warrants

We have Series B Warrants to purchase up to 500,000 shares of our Common Stock at an exercise price of $3.50 per share issued and outstanding. The Series B Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise”. We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

If the per share market value of one share of Common Stock is greater than the exercise price and at the time of election, the average trading volume of our Common Stock exceeds 100,000 shares for the immediately preceding 30 trading days, in lieu of exercising the Series B Warrant by payment of cash, the holder may exercise the Series B Warrant by cashless exercise by surrendering the Series B Warrant, in which event we will issue to the holder a number of shares of our Common Stock computed using the following formula:

X = Y - (A)(Y) B

Where:	X =	the number of shares of Common Stock to be issued to the Holder.

	Y =	the number of shares of Common Stock issuable upon exercise of the Series B Warrant in accordance with the terms of the Series B Warrant by means of a cash exercise rather than a cashless exercise.

	A =	the exercise price.

	B =	the volume weighted average price of the Common Stock for the 30 trading day period immediately preceding the date of such election.

The exercise price and number of shares of our Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

For a period of two years following the original issue date of the Series B Warrant (the “Weighted Average Period”), in the event we issue any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price then in effect shall be multiplied by a fraction (i) the numerator of which shall be equal to the sum of (x) the number of shares of outstanding Common Stock immediately prior to the issuance of such additional shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration price per share paid for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the exercise price then in effect and (ii) the denominator of which shall be equal to the number of shares of outstanding Common Stock immediately after the issuance of such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Warrant

We have warrants to purchase up to 138,000 shares of our Common Stock at an exercise price of $4.80 per share issued and outstanding. These warrants were issued to Broadband Capital Management LLC and Rodman & Renshaw LLC, the underwriters in our initial public offering. The warrants are exercisable commencing on March 4, 2010 and will be exercisable for five (5) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five (5) year period commencing on March 4, 2010.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

Under Section 203 of the Delaware Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company. They could also  discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Our Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

We had 975,000 shares of common stock issued and outstanding prior to the Share Exchange. Because we issued these shares while we were a shell company with no operations, these shares may not be sold until November 6, 2009, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.  However, we agreed to register all of these shares of Common Stock in this Registration Statement.  All of these shares included in an effective registration statement may be freely sold and transferred, subject to the Original Stockholder Lock-Up Agreement described below.

Lock-Up Agreements

On the Closing Date of the Share Exchange, we entered into a lock-up agreement with certain persons who were stockholders prior to the Share Exchange (the “Original Stockholder Lock-Up Agreement”) and a lock-up agreement with members of our management (the “Principal Stockholder Lock-Up Agreement”).

Pursuant to the Original Stockholder Lock-Up Agreement, and subject to terms and conditions therein, each stockholder who signed the Original Stockholder Lock-Up Agreement has agreed to not offer, sell, contract to sell, assign, transfer, hypothecate, gift, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (each, a “Transfer”), their shares until March 4, 2010 (six months following the date our’s common stock was listed on NASDAQ), and November 13, 2010 (eighteen months following the date that the Registration Statement of which this prospectus is part, was declared effective by the SEC) (the “Lock-Up Period”). It was also agreed that, during the twelve months immediately following the Lock-Up Period, the stockholders subject to the Original Stockholder Lock-Up Agreement may not Transfer more than one-tenth of the total trading volume of the Company’s Common Stock for the preceding thirty day period.

Pursuant to the Principal Stockholder Lock-Up Agreement, and subject to terms and conditions therein, each stockholder has agreed to not Transfer, their shares until a date that is twelve months following the Lock-Up Period. It was also agreed that, during the twenty-four  months immediately following the Lock-Up Period, the stockholders subject to the Principal Stockholder Lock-Up Agreement may not Transfer more than one-twelfth of their total holdings of Common Stock as of the Closing Date during any one calendar month. If at any time Vision Opportunity China LP or CMHJ Technology Fund II, L.P. own an amount of common stock that is less than 5% of their respective original investments, then the respective Lock-Up Periods will expire.

All of the Investors in the Private Placement entered into a lock-up agreement as of September 4, 2009, with the underwriters of our initial public offering, and subject to the terms and conditions therein, they are prohibited from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our Common Stock, options or warrants to acquire shares of our Common Stock or any security or instrument related to our Common Stock until March 4, 2010; provided, however that Broadband Capital Management LLC can consent to the waiver of such lock-up restrictions during the lock-up period.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our Common Stock and Preferred Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive So., #430, Denver, Colorado 80209. Our Transfer Agent and Registrar’s telephone number is 303-282-4800.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus and in the registration statement have been audited by AGCA, Inc., an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements as of June 30, 2009 and for Three Months Ended June 30, 2009 and 2008 for Lihua International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008 (Audited)	Q-2
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited) for the three months ended June 30, 2009 and 2008	Q-3
Condensed Consolidated Statement of Stockholders’ Equity (Unaudited) for the three months ended June 30, 2009	Q-4
Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months ended June 30, 2009 and 2008	Q-5
Notes to Unaudited Condensed Consolidated Financial Statements	Q-6 – Q-25
Financial Statements as of December 31, 2008 and 2007 and for the Fiscal Years Ended December 31, 2008 and 2007 for Lihua International, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets for Lihua International, Inc. and Subsidiaries as of December 31, 2008 and 2007 (Audited)	F-2
Consolidated Statements of Income and Comprehensive Income for Lihua International, Inc. and Subsidiaries for the years ended December 31, 2008 and 2007 (Audited)	F-3
Consolidated Statements of Stockholders’ Equity for Lihua International, Inc. and Subsidiaries for the years ended December 31, 2008 and 2007 (Audited)	F-4
Consolidated Statements of Cash Flows for Lihua International, Inc. and Subsidiaries for the years ended December 31, 2008 and 2007 (Audited)	F-5
Notes to Consolidated Financial Statements	F-6 – F-38

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$28,144,454	$26,041,849
Restricted cash	700,000	1,750,000
Notes receivable, net	—	321,892
Accounts receivable, net	7,845,743	5,042,739
Other receivables and current assets	612,071	—
Prepaid land use right – current portion	172,421	172,353
Inventories	7,921,451	586,938
Total current assets	45,396,140	33,915,771
OTHER ASSETS
Buildings, machinery and equipment, net	15,261,689	7,440,943
Construction in progress	1,102,122	6,017,941
Deposits for buildings, machinery and equipment	608,823	1,077,892
Prepaid land use right-long term portion	8,249,815	8,332,732
Intangible assets	3,513	4,214
Deferred income tax assets	—	23,395
Total non-current assets	25,225,962	22,897,117
Total assets	$70,622,102	$56,812,888
CURRENT LIABILITIES
Short term bank loans	$4,391,165	$6,145,202
Accounts payable	5,119,202	1,643,544
Other payables and accruals	572,835	830,744
Income taxes payable	1,566,105	401,436
Total current liabilities	11,649,307	9,020,926
OTHER LIABILITIES
Common stock purchase warrants	2,646,855	—
Total liabilities	14,296,162	9,020,926
COMMITMENT AND CONTINGENCIES (Note 21)
Series A redeemable convertible preferred stock: $0.0001 par value: 10,000,000 shares authorized (liquidation preference of $2.2 per share), 6,818,182 shares issued and outstanding	13,116,628	13,116,628
SHAREHOLDERS’ EQUITY
Common stock, $0.0001 par value: 75,000,000 shares authorized, 15,000,000 shares issued and outstanding	1,500	1,500
Additional paid-in capital	7,474,191	7,976,976
Statutory reserves	2,603,444	2,603,444
Retained earnings	30,538,879	21,521,937
Accumulated other comprehensive income	2,591,298	2,571,477
Total shareholders’ equity	43,209,312	34,675,334
Total liabilities and shareholders’ equity	$70,622,102	$56,812,888

See accompanying notes to these condensed consolidated financial statements

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$48,827,343	$15,037,603	$69,365,668	$24,768,712
Cost of goods sold	(39,095,534)	(10,328,094)	(53,923,184)	(17,032,015)
Gross profit	9,731,809	4,709,509	15,442,484	7,736,697
Selling expenses	(587,356)	(172,122)	(790,445)	(257,631)
General and administrative expenses	(1,093,499)	(403,379)	(1,635,562)	(595,310)
Income from operations	8,050,954	4,134,008	13,016,477	6,883,756
Other income (expenses):
Interest income	47,182	7,608	71,417	10,234
Interest expenses	(105,667)	(106,337)	(218,796)	(182,632)
Change in fair value of warrants	(215,952)	—	(340,167)	—
Other	500,702	(5,706)	500,702	(5,622)
Total other income (expenses)	226,265	(104,435)	13,156	(178,020)
Income before income tax	8,277,219	4,029,573	13,029,633	6,705,736
Provision for income tax	(1,572,190)	(528,082)	(2,335,913)	(866,641)
Net income	6,705,029	3,501,491	10,693,720	5,839,095
Other comprehensive income:
Foreign currency translation adjustment	28,259	618,795	19,821	1,492,445
Total comprehensive income	$6,733,288	$4,120,286	$10,713,541	$7,331,540
Earnings per share
Basic	$0.45	$0.25	$0.71	$0.42
Diluted	$0.31	$0.25	$0.49	$0.42
Weighted average number of shares outstanding
Basic	15,000,000	14,025,000	15,000,000	14,025,000
Diluted	21,818,182	14,025,000	21,818,182	14,025,000

See accompanying notes to these condensed consolidated financial statements

 LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(AMOUNTS EXPRESSED IN US DOLLARS)

						Accumulated
	Common Stock		Additional			Other
	Number of Shares	Amount	Paid-in Capital	Statutory Reserves	Retained Earnings	Comprehensive Income	Total
At December 31, 2008, as previously reported (Audited)	15,000,000	$1,500	$7,976,976	$2,603,444	$21,521,937	$2,571,477	$34,675,334
Cumulative effect of reclassification of common stock purchase warrants	—	—	(629,910)	—	(1,676,778)	—	(2,306,688)
At January 1, 2009, as adjusted (Unaudited)	15,000,000	1,500	7,347,066	2,603,444	19,845,159	2,571,477	32,368,646
Net income	—	—	—	—	10,693,720	—	10,693,720
Foreign currency translation adjustment	—	—	—	—	—	19,821	19,821
Comprehensive income							10,713,541
Share-based payment to employee	—	—	127,125	—	—	—	127,125
At June 30, 2009 (Unaudited)	15,000,000	$1,500	$7,474,191	$2,603,444	$30,538,879	$2,591,298	$43,209,312

See accompanying notes to these condensed consolidated financial statements

 LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)

	Six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,693,720	$5,839,095
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	604,419	346,620
Share-based compensation expense	127,125	—
Change in fair value of warrants	340,167	—
(Increase) decrease in assets:
Accounts receivable	(2,800,642)	2,196,606
Notes receivables	321,976	47,579
Other receivables and current assets	(612,001)	10,079
Inventories	(7,333,315)	(340,848)
Deferred income tax assets	23,401	—
Increase (decrease) in liabilities:
Accounts payable	3,474,552	514,095
Other payables and accruals	(258,182)	191,390
Income taxes payable	1,164,357	107,298
Net cash provided by operating activities	5,745,577	8,911,914
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of buildings, machinery and equipment	(2,947,312)	(1,819,099)
Prepayment for land use right	—	(3,536,768)
Proceeds from related parties	—	3,989,475
Net cash used in investing activities	(2,947,312)	(1,366,392)
CASH FLOWS FROM FINANCING ACTIVITIES
New short-term bank loans	1,463,722	6,366,183
Repayment to related parties	—	(2,378,452)
Release of restricted cash related to Private Placement (Note 21)	1,050,000	—
Repayments of short-term bank loans	(3,220,188)	(3,536,768)
Net cash provided by (used in) financing activities	(706,466)	450,963
Foreign currency translation adjustment	10,806	527,653
INCREASE IN CASH AND CASH EQUIVALENTS	2,102,605	8,524,138
CASH AND CASH EQUIVALENTS, at the beginning of the period	26,041,849	3,213,649
CASH AND CASH EQUIVALENTS, at the end of the period	$28,144,454	$11,737,787
SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$218,796	$182,632
Income taxes paid	$1,148,155	$866,641
MAJOR NON-CASH TRANSACTION:
Shares-based payment to employee	$127,125	$—

See accompanying notes to these condensed consolidated financial statements

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Lihua International, Inc. (“ the Company ”) was incorporated in the State of Delaware on January 24, 2006 under the name Plastron Acquisition Corp. On September 22, 2008, the Company changed its name from Plastron Acquisition Corp. to Lihua International, Inc. The Company conducts its business through two operating subsidiaries located in the People’s Republic of China, Danyang Lihua Electron Co., Ltd. and Jiangsu Lihua Copper Industry Co., Ltd.

As of June 30, 2009, details of the subsidiaries of the Company are as follows:

Subsidiaries’ names	Domicile and date of incorporation	Paid-up capital		Effective ownership	Principal activities
Ally Profit Investments Limited (“ Ally Profit ”)	British Virgin Islands March 12, 2008		$100	100%	Holding company of the other subsidiaries
Lihua Holdings Limited (“ Lihua Holdings ”)	Hong Kong April 17, 2008	HK$	100	100%	Holding company of other subsidiaries
Danyang Lihua Electron Co., Ltd. (“ Lihua Electron ”)	People’s Republic of China (“PRC”) December 30, 1999		$2,200,000	100%	Manufacturing and sales of bimetallic composite conductor wire such as copper clad aluminum (CCA) wire and enameled CCA wire.
Jiangsu Lihua Copper Industry Co., Ltd. (“ Lihua Copper ”)	PRC August 31, 2007		$15,000,000	100%	Manufacturing and sales of copper wire and CCA wire.

NOTE 2 — SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Principle of consolidation

These condensed consolidated financial statements include the financial statements of Lihua International, Inc. and its subsidiaries. All significant inter-company balances or transactions are eliminated on consolidation.

Basis of preparation

These interim condensed consolidated financial statements are unaudited. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Foreign currency translation

The Company uses United States dollars (“US Dollars” or “US$” or “$”) for financial reporting purposes. However, the Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), being the primary currency of the economic environment in which its operations are conducted. In general, the Company translates its assets and liabilities into US Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 2 — SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the consolidated financial statements were as follows:

	As of June 30, 2009	As of December 31, 2008
Balance sheet items, except for equity accounts	US$1= RMB6.8319	US$1= RMB6.8346

	Three months ended June 30,
	2009	2008
Items in the statements of income and cash flows	US$1= RMB6.8299	US$1= RMB 6.9645

	Six months ended June 30,
	2009	2008
Items in the statements of income and cash flows	US$1= RMB6.8328	US$1= RMB 7.0686

Research and development costs

Research and development costs are expensed as incurred. During the six months ended June 30, 2009 and 2008, research and development costs were $59,208 and $19,838, respectively.

Advertising costs

The Company expenses all advertising costs as incurred. The total amounts of advertising costs charged to selling, general and administrative expense were $13,022 and $7,130 for the six months ended June 30, 2009 and 2008, respectively.

Shipping and handling costs

Substantially all costs of shipping and handling of products to customers are included in selling, general and administrative expense. Shipping and handling costs for the six months ended June 30, 2009 and 2008 were $610,212 and $155,701, respectively.

Recent Accounting Pronouncement Adopted

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. As a result of adopting EITF 07-5, the Company’s issued and outstanding Series A Warrants to purchase 1,500,000 shares of Common Stock and Series B Warrants to purchase 500,000 shares of Common Stock which were previously treated as equity pursuant to the scope exception in paragraph 11(a) of SFAS No. 113, were no longer afforded equity treatment. These warrants expire in 5 years from October 31, 2008 and have an exercise price of $3.50, which is subject to a downward adjustment if the Company issues additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price less than the exercise price for a period of two years from October 31, 2008.

As such, effective January 1, 2009, the Company reclassified the fair value of the Series A and Series B Warrants from equity to liability as if these warrants were treated as a derivative liability since their date of issue on October 31, 2008. On January 1, 2009, the Company recognized a cumulative-effect adjustment of $2,306,688, and $1,676,778 was reclassified from beginning retained earnings and $629,910 from additional paid-in capital to a long-term warrant liability to recognize the fair value of such warrants on such date. The fair value of these warrants increased to $2,646,855 as of June 30, 2009. As such, the Company recognized a $340,167 loss from the change in fair value of these warrants for the six months ended June 30, 2009.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 2 — SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

These 1,500,000 Series A and 250,000 Series B Warrants were initially issued in connection with the October 2008 private placement of 6,818,182 shares of Series A preferred stock, which are further disclosed in Note 14. 250,000 Series B Warrants were issued for business and investor relations consulting services. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. These warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized in statement of income until such time as the warrants are exercised or expire. These warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	June 30, 2009	January 1, 2009
Estimated fair value of common stock:	$3.878	$3.850
Exercise price:	$3.50	$3.50
Remaining contractual life (years):	4.34	4.83
Dividend yield:	—	—
Expected volatility:	37.15%	30.58%
Risk-free interest rate:	2.22%	1.49%

The Company’s common stock is not publicly traded. The Company has determined the fair value of its common stock based on retrospective valuations prepared consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aids, “ Valuation of Privately-Held Company Equity Securities Issued as Compensation ” and based on a discounted future cash flow approach that used the Company’s estimates of revenue, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates.

As the Company’s stock is not publicly traded, historical volatility information is not available. In accordance with SFAS No. 123R, “ Accounting for Stock-Based Compensation ”, the Company identified five similar public entities for which share and option price information was available, and considered the historical volatilities of those public entities’ share prices in calculating the expected volatility appropriate to the Company (i.e. the calculated value). The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the Warrants.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, the Company adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year, which the Company adopted on January 1, 2009. The adoption of SFAS 157 did not have a material effect on the Company’s financial position or results of operations. The book values of cash, accounts receivable, accounts payable and short-term bank loans approximate their respective fair values due to the short-term nature of these instruments.

The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 2 — SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. Assets and liabilities measured at fair value on a recurring basis are summarized as follows (unaudited):

	Fair value measurement using inputs considered as			Fair value at June 30,
	Level 1	Level 2	Level 3	2009
Liabilities:
Derivative instruments – Warrants	$—	$—	$2,646,855	$2,646,855
Total	$—	$—	$2,646,855	$2,646,855

A discussion of the valuation techniques used to measure fair value for the warrants listed above is provided above in this footnote. There were no assets or liabilities measured at fair value on a non-recurring basis during the six months ended June 30, 2009.

Effective January 1, 2009, the first day of fiscal 2009, the Company adopted FASB Staff Position Financial Accounting Standard 142-3 (“FSP FAS 142-3”), “Determination of the Useful Life of Intangible Assets.” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” The Company will apply FSP FAS 142-3 prospectively to intangible assets acquired subsequent to the adoption date, January 1, 2009. The adoption of FSP FAS 142-3 had no impact on the Company’s Condensed Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted, Statement of Financial Accounting Standards No. 161 (“SFAS 161”), “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 161 requires tabular disclosure of the fair value of derivative instruments and their gains and losses. SFAS 161 also requires disclosure regarding the credit-risk related contingent features in derivative agreements, counterparty credit risk, and strategies and objectives for using derivative instruments. The adoption of SFAS 161 did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the Company’s Consolidated Financial Statements. Among other requirements, this Statement requires that the consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated income statement. The adoption of SFAS 160 did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations.” SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in an acquiree and the goodwill acquired. The Company will apply SFAS 141R to any business combinations subsequent to adoption.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 2 — SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In April 2009, the FASB issued FASB Staff Position Financial Accounting Standard 141R-1 (“FSP FAS 141R-1”), “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” FSP FAS 141R-1 amends SFAS 141R to require that an acquirer recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value of such an asset acquired or liability assumed cannot be determined, the acquirer should apply the provisions of SFAS 5, “Accounting for Contingencies”, to determine whether the contingency should be recognized at the acquisition date or after such date. FSP FAS 141R-1 is effective for business combinations whose acquisition date is on or after the first reporting period beginning after December 15, 2008. Accordingly, the Company adopted this FSP during the first quarter of 2009. The adoption of FSP FAS 141R-1 did not have a material impact on the Company’s Condensed Consolidated Financial Statements.

New accounting pronouncement to be adopted

In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1 (“FSP FAS 132(R)-1”), “Employers’ Disclosures about Postretirement Benefit Plan Assets.” The FSP expands the disclosure requirements about plan assets for defined benefit pension plans and postretirement plans. The Company is required to adopt FSP FAS 132(R)-1 in the fourth quarter of 2009. The Company is currently assessing the impact that this FSP may have on the disclosures in the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1 (“FSP FAS 107-1 and APB 28-1”), “Interim Disclosures about Fair Value of Financial Instruments.” The FSP amends SFAS 107, “Disclosure about Fair Value of Financial Instruments,” and Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company is required to adopt FSP FAS 107-1 and APB 28-1 in the second quarter of 2009. The Company does not currently believe that adopting this FSP will have a material impact on the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued FASB Staff Position No. FSP FAS 115-2 and FAS 124-2 (“FSP FAS 115-2 and FAS 124-2”), “Recognition and Presentation of Other-Than-Temporary Impairments.” The FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company is required to adopt FSP FAS 115-2 and FAS 124-2 in the second quarter of 2009. The Company does not currently believe that adopting this FSP will have a material impact on the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 157-4 (“FSP FAS 157-4”), “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company is required to adopt FSP FAS 157-4 in the second quarter of 2009. The Company does not currently believe that adopting this FSP will have a material impact on the Company’s Consolidated Financial Statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s Consolidated Financial Statements upon adoption.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 3 — RESTRICTED CASH

As of June 30, 2009 and December 31, 2008, $700,000 and $1,750,000 in total was held in escrow arising from agreements in conjunction with the Private Placement, which are further disclosed in Notes 14 and 21.

Restricted cash consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Guarantee fund for financing agreement	$—	$800,000
Special fund for listing	500,000	750,000
Special fund for employee pensions	200,000	200,000
	$700,000	$1,750,000

NOTE 4 — NOTES RECEIVABLE, NET

Notes receivable arose from sale of goods and represented commercial drafts issued by customers to the Company that were guaranteed by bankers of the customers. Notes receivable were interest-free with maturity dates of 3 or 6 months from date of issuance.

Notes receivable consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Notes receivable	$—	$321,892
Less: Allowance for doubtful debts	—	—
Notes receivable, net	$—	$321,892

NOTE 5 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Accounts receivable	$7,845,743	$5,042,739
Less: Allowance for doubtful debts	—	—
Accounts receivable, net	$7,845,743	$5,042,739

NOTE 6 — OTHER RECEIVABLES AND CURRENT ASSETS

Other receivables and current assets consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Other receivables	$95,050	$—
Recoverable value added tax	517,021	—
Less: Allowance for valuation and doubtful debts	—	—
	$612,071	$—

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 7 — INVENTORIES

Inventories by major categories are summarized as follows:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Raw materials	$3,952,625	$160,234
Work in progress	649,936	29,013
CCA wire	1,176,726	397,691
Refined copper	2,142,164	—
	$7,921,451	$586,938

NOTE 8 — INTANGIBLE ASSETS

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Computer software, cost	$7,026	$7,023
Less: Accumulated amortization	(3,513)	(2,809)
	$3,513	$4,214

Amortization expenses for the six months ended June 30, 2009 and 2008 were $702 and $679.

NOTE 9 — PREPAID LAND USE RIGHTS

The Company has recorded as prepaid land use rights the lump sum payments paid to acquire long-term interest to utilize the land underlying the Company’s buildings and production facility. This type of arrangement is common for the use of land in the PRC. The prepaid land use rights are expensed on the straight-line basis over the term of the land use rights of 50 years. As of June 30, 2009, the Company has obtained the relevant PRC property ownership and land use rights certificates.

The amount expensed on prepaid land use rights for the six months ended June 30, 2009 and 2008 were $86,199 and $34,684, respectively. The estimated expense of the prepaid land use rights over each of the next five years and thereafter will be $172,421.

NOTE 10 — BUILDINGS, MACHINERY AND EQUIPMENT, NET

Buildings, machinery and equipment, net consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Cost:
Buildings	$7,966,216	$1,367,189
Office equipment	272,707	61,767
Motor vehicles	256,922	137,423
Machinery	9,244,297	7,834,657
Total cost	17,740,142	9,401,036
Less: Accumulated depreciation	(2,478,453)	(1,960,093)
Net book value	$15,261,689	$7,440,943

Depreciation expenses for the six months ended June 30, 2009 and 2008 were $517,518 and $311,257, respectively.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 11 — CONSTRUCTION IN PROGRESS

Construction in progress consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Construction of equipment	$354,386	$1,295,315
Construction of buildings	747,736	4,722,626
	$1,102,122	$6,017,941

NOTE 12 — SHORT TERM BANK LOANS

Short-term bank loans consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Bank loan granted by Bank of Jiangsu, with an interest rate of 6.66% p.a., guaranteed by a related company, Danyang Tianyi Telecommunication Co., Ltd. (“Tianyi Telecom”), and maturing on November 18, 2009	$2,195,583	$2,194,715
Bank loan granted by Agriculture Bank of China, with interest rates ranging from 6.903% p.a. to 9.711% p.a., guaranteed by Tianyi Telecom and maturing on August 21, 2009	731,861	731,572
Bank loan granted by Agriculture Bank of China, Danyang Branch with an interest rate of 5.31% p.a., guaranteed by Tianyi Telecom. The bank loan will mature on April 15, 2010, with interest due on the 20 th day of each month and principal	761,135	—
Bank loan granted by Agriculture Bank of China, Danyang Branch with an interest rate of 5.31% p.a., guaranteed by Tianyi Telecom. The bank loan will mature on May 21, 2010, with interest due on the 20 th day of each month and principal	702,586	—
Bank loan granted by China Construction Bank with interest rates ranging from 6.372% p.a. to 8.964% p.a., guaranteed by Tianyi Telecom, matured and fully repaid on March 6, 2009.	—	1,170,514
Bank loan granted by Agriculture Bank of China, with interest rates ranging from 6.903% p.a. to 9.711% p.a., guaranteed by Tianyi Telecom, matured and fully repaid on April 15, 2009	—	760,835
Bank loan granted by Agriculture Bank of China, with interest rates ranging from 6.903% p.a. to 9.711% p.a., guaranteed by Tianyi Telecom and matured and fully repaid on May 20, 2009	—	702,309
Bank loan granted by China Construction Bank, with interest rates ranging from 5.841% p.a. to 8.217% p.a., guaranteed by Tianyi Telecom, and matured and fully repaid on April 29, 2009	—	585,257
	$4,391,165	$6,145,202

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 13 — OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Accrued staff costs	$111,512	$380,472
Other taxes payable	66,608	335,152
Other payables	394,715	115,120
	$572,835	$830,744

NOTE 14 — SHAREHOLDERS’ EQUITY

The Company’s Articles of Incorporation grant the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series.

Series A Redeemable Convertible Preferred Stock

On October 31, 2008, the Company entered into and completed a securities purchase agreement (“Private Placement”) with certain accredited investors (the “Investors”) for the issuance and sale by the Company in a private placement of 6,818,182 shares of Series A Convertible Preferred Stock (“Preferred Shares”) and Series A warrants to purchase 1,500,000 shares of Common Stock. The Company received $13,656,538 in proceeds from this Private Placement after paying fees and expenses.

The principal terms of the Preferred Shares are as follows:

Conversion:   At any time on or after our issuance of Preferred Shares, each share of Preferred Shares will be convertible, at the option of the holder thereof (subject to certain ownership percentage limitations set forth in the Certificate of Designations), into one share of Common Stock, subject to adjustment from time to time, upon the occurrence of certain events described below. The rate of conversion (the “Conversion Rate”) is determined by dividing $2.20 per share (the “Liquidation Preference Amount”) by the conversion price of $2.20 (the “Conversion Price “), subject to adjustment as discussed below.

In the event the Company does not timely convert and deliver Preferred Shares into shares of Common Stock after request of a holder to so convert, and the holder must purchase shares of Common Stock, in excess of the price for which the holder sold such shares, the Company must make a payment in cash to the holder in the amount of the excess paid and the Company will not honor the conversion request and will reinstate the number of Preferred Shares for which such conversion was not honored.

If at any time, the Company consummate a bona fide offering of shares of Common Stock of at least $5,000,000, all outstanding Preferred Shares shall automatically convert to shares of Common Stock (subject to certain ownership percentage limitations set forth in the Certificate of Designations of the Series A Preferred Shares).

Liquidation Rights:   The Preferred Shares will, in the event of any distributions or payments in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company rank senior to Common Stock and to any other class or series of stock which may be issued not designated as ranking senior to or pari passu with the Preferred Shares in respect of the right to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Preferred Shares will be entitled to receive, out of assets available for distribution to stockholders, an amount equal to the Liquidation Preference Amount before any payment shall be made or any assets distributed to the holders of Common Stock or any stock which ranks junior to the Preferred Shares. In the event of a liquidation, dissolution or winding up of the Company, the rights of holders of Preferred Shares to convert such shares into shares of Common Stock shall terminate prior to the date fixed for the payment to the holders of Preferred Shares of any amounts distributable to them in the event of any such liquidation, dissolution or winding up.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 14 — SHAREHOLDERS’ EQUITY  – (continued)

Redemption Rights:   None of Preferred Shares may be redeemed without the express written consent of each holder of such shares. If the Company cannot issue shares of Common Stock upon a conversion because the Company does not have a sufficient number of shares of Common Stock authorized and available, then with respect to the unconverted Preferred Shares, the holder of such Preferred Shares, solely at such holder’s option, may require the Company to redeem from such holder those Preferred Shares with respect to which the Company is unable to issue Common Stock in accordance with such holder’s conversion notice at a price per share payable in cash equal to one hundred thirty percent of the Liquidation Preference Amount.

Simultaneously with the occurrence of any merger, consolidation or similar capital reorganization of Common Stock, each holder of Preferred Shares shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per share equal to one hundred ten percent of the Liquidation Preference Amount.

Dividend Rights:   Preferred Shares will not be entitled to receive dividends unless the Company pays dividends to holders of our Common Stock. If the Company pays dividends to holders of Common Stock, holders of Preferred Shares will be entitled to receive, on each share of Preferred Shares held by them, dividends of equal amount or value as dividends that would have been payable on the number of underlying shares of Common Stock into which such Preferred Shares would be convertible, if such shares of Preferred Shares had been converted on the date for determination of holders of Common Stock entitled to receive such dividends.

Adjustments to Conversion Price, Conversion Rate and Other Similar Adjustments: The number of shares of Common Stock into which the Series A Preferred shall be converted, or the Conversion Price, as the case may be, shall be subject to upward or downward adjustment from time to time, as applicable, in the event of a (i) combination, stock split, recapitalization or reclassification of the Common Stock, (ii) merger, consolidation or similar capital reorganization of the Common Stock, (iii) distribution of stock dividends or (iv) issuance of additional shares of Common Stock or securities convertible into Common Stock at a price less than $2.20.

Voting Rights: Holders of Preferred Shares shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Preferred Shares. Holders of Preferred Shares shall vote on an “as converted” basis, together with holders of Common Stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares of capital stock, (ii) to approve the sale of any of capital stock, (iii) adopt an employee stock option plan, or (iv) effect any merger, consolidation, sale of all or substantially all of assets, or related consolidation or combination transaction.

Conversion Restriction: Holders of Preferred Shares are restricted from converting to Common Stock if the number of shares of Common Stock to be issued pursuant to such Conversion would cause the number of shares of Common Stock owned by such holder and its affiliates at such time to equal or exceed 9.9% of the then issued and outstanding shares of Common Stock; provided, however, that upon a holder of the Series A Preferred providing the Company with sixty-one (61) days notice that such holder wishes to waive this restriction such holder may be entitled to waive this restriction.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 14 — SHAREHOLDERS’ EQUITY  – (continued)

Accounting for Preferred Shares

Pursuant to the Securities Escrow Agreement entered into by the Company as discussed below, if the Company fails to achieve certain net income thresholds for fiscal years 2008 and/or 2009, additional shares of the Company’s common stock would be released to the holders of the Preferred Shares. As a result, the holders of the Preferred Shares could acquire a majority of the voting power of the Company’s outstanding common stock. In such a situation, the Company would not be able to control the approval of “any merger, consolidation or similar capital reorganization of its common stock”, i.e. events which could trigger the right of Preferred Shares holder to request for redemption. EITF D-98, “Classification and Measurement of Redeemable Securities”, provides that preferred securities that are redeemable for cash are to be classified outside of permanent equity if they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Preferred Shares have been classified out of permanent equity in accordance with EITF D-98. For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 net income threshold and, according to the terms of the Securities Escrow Agreement, all of the escrow shares will continue to be held in escrow and no Preferred Share has been released to the holders of the Preferred Shares. When the 2009 net income threshold is also achieved, the Preferred Shares will be reclassified to permanent equity.

Series A Warrants

In conjunction with the issuance of the Preferred Shares, the Company issued Series A Warrants to purchase up to 1,500,000 shares of Common Stock at an exercise price of $3.50 per share issued and outstanding. The Series A Warrants have a term of exercise expiring 5 years from October 31, 2008. The Series A Warrants at the option of the holder, may be exercised by cash payment of the exercise price or, commencing 18 months following the closing of the Private Placement, if the per share market value of one share of Common Stock is greater than the exercise price and a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Series A Warrants is not then declared ineffective by the SEC, in lieu of exercising the Series A Warrants by payment of cash, a holder may exercise the Series A Warrant by a cashless exercise by surrender of the Series A Warrant, in which event the Company will issue to the holder a number of shares of our Common Stock computed using the following formula:

Where	X =	the number of shares of Common Stock to be issued to the holder.
	Y =	the number of shares of Common Stock issuable upon exercise of the Series A Warrant in accordance with the terms of the Series A Warrant by means of a cash exercise rather than a cashless exercise.
	A =	the Exercise Price.
	B =	the per share market value of one share of Common Stock on the trading day immediately preceding the date of such election.

The Company will not receive any additional proceeds to the extent that the Series A Warrants are exercised by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 14 — SHAREHOLDERS’ EQUITY  – (continued)

For a period of two years following the original issue date of the Series A Warrants (the “Full Ratchet Period”), in the event the Company issues any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price upon each such issuance will be adjusted to a price equal to the consideration per share paid for such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the Series A Warrants. If, upon exercise of a Series A Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Pursuant to the terms of the Series A Warrants, the Company will not effect the exercise of any Series A Warrant, and no person who is a holder of any Series A Warrant has the right to exercise the Series A Warrant, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to the Company.

The Company has the right to redeem up to 9.9% of the Series A Warrants at a price equal to $0.01 per share of Common Stock underlying such warrants if (i) our Common Stock is traded on a national securities exchange, (ii) the daily volume weighted average price of our Common Stock is above $8.87 for 30 consecutive trading days ending on the date of the notice of redemption, and (iii) the average daily trading volume for the trading period is greater than 300,000 shares per day; provided, that all shares underlying such Series A Warrants are registered pursuant to an effective registration statement and the Company simultaneously calls all of the Series A Warrants on the same terms. The Company will have the right, but not the obligation, to redeem the Series A Warrants at any time, and from time to time, provided that at such time, the foregoing conditions have been met, but in no event can the Company redeem the Series A Warrants more than once in any thirty (30) trading day period.

Series B Warrants

In connection with the Private Placement, Broadband Capital Management, LLC (“Broadband”) acted as the Company’s financial advisor and placement agent. Broadband received Series B warrants to purchase 250,000 shares of the Company’s Common Stock at an exercise price per share of $3.50.

On October 31, 2008, the Company issued Series B Warrants to purchase 250,000 shares of the Registrant’s Common Stock at an exercise price of $3.50 to Penumbra Worldwide Ltd. (“Penumbra”). Penumbra is not a broker dealer and the Series B Warrants were not issued as compensation for underwriting activities, but as compensation for business and investor relations consulting services performed by Penumbra.

The Series B Warrants have a term of exercise expiring 5 years from October 31, 2008. The Series B Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise”. The Company will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 14 — SHAREHOLDERS’ EQUITY  – (continued)

If the per share market value of one share of Common Stock is greater than the exercise price and at the time of election, the average trading volume of Common Stock exceeds 100,000 shares for the immediately preceding 30 trading days, in lieu of exercising the Series B Warrant by payment of cash, the holder may exercise the Series B Warrant by cashless exercise by surrendering the Series B Warrant, in which event the Company will issue to the holder a number of shares of our Common Stock computed using the following formula:

Where:	X =	the number of shares of Common Stock to be issued to the Holder.
	Y =	the number of shares of Common Stock issuable upon exercise of the Series B Warrant in accordance with the terms of the Series B Warrant by means of a cash exercise rather than a cashless exercise.
	A =	the exercise price.
	B =	the volume weighted average price of the Common Stock for the 30 trading day period immediately preceding the date of such election.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of Common Stock or to receive other securities convertible into additional shares of Common Stock.

For a period of two years following the original issue date of the Series B Warrant (the “Weighted Average Period”), in the event the Company issues any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price then in effect shall be multiplied by a fraction (i) the numerator of which shall be equal to the sum of (x) the number of shares of outstanding Common Stock immediately prior to the issuance of such additional shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration price per share paid for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the exercise price then in effect and (ii) the denominator of which shall be equal to the number of shares of outstanding Common Stock immediately after the issuance of such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, the Company will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Allocation of Proceeds from Private Placement

In accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the proceeds from the Private Placement were first allocated between the Preferred Shares and the warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date, resulting in an aggregate amount of $539,910 being allocated to the Series A Warrants and the 250,000 Series B Warrants issued to Broadband.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 14 — SHAREHOLDERS’ EQUITY  – (continued)

Then, the fair value of the embedded conversion feature of the Preferred Shares of $1,002,115 was calculated using EITF 98-5 intrinsic value model in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, limited to the amount of the proceeds allocated to the convertible instrument. The intrinsic value of the beneficial conversion feature was calculated by comparing the effective conversion price, which was determined based on the proceeds from the Private Placement allocated to the convertible Preferred Shares, and the fair value of the Company’s common stock of $2.26 at the commitment date, which was determined based on retrospective valuations prepared consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aids, “ Valuation of Privately-Held Company Equity Securities Issued as Compensation ” and based on a discounted future cash flow approach that used the Company’s estimates of revenue, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. The fair value of $1,002,115 of the beneficial conversion feature has been recognized as a reduction to the carrying amount of the convertible Preferred Shares and an addition to paid-in capital.

The following table sets out the accounting for the Preferred Shares:

Proceeds of the Private Placement (net of fees and expenses)	$13,656,538
Allocation of proceeds to Series A Warrants and 250,000 Series B Warrants	(539,910)
Allocation of proceeds to beneficial conversion feature	(1,002,115)
Amortization of discount resulting from the accounting for a beneficial conversion feature, deemed analogous to a dividend to the Preferred Shares holders	1,002,115
Series A Convertible Preferred Stock at December 31, 2008 and June 30, 2009	$13,116,628

NOTE 15 — SHARE-BASED COMPENSATION

Make Good Escrow Agreement

In conjunction with the Private Placement, the Company also entered into a make good escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which Magnify Wealth Enterprise Limited (“Magnify Wealth”) initially placed 6,818,182 shares of Common Stock (equal to 100% of the number of shares of Common Stock underlying the Investor Shares) (the “Escrow Shares”) into an escrow account. The Escrow Shares are being held as security for the achievement of $12 million in audited net income and $0.50 earnings per share for the fiscal year 2008 (the “2008 Performance Threshold”) and $18 million in audited net income and $0.76 earnings per share for the fiscal year 2009 (the “2009 Performance Threshold”). The calculation of earnings per share of $0.76 for the fiscal year 2009 shall exclude up to $5,000,000 in shares of Common Stock issued in a bona fide initial public offering, however, any shares issued in excess of $5,000,000 shall be included in the calculation of earnings per share for the fiscal year 2009. If the Company achieves the 2008 Performance Threshold and the 2009 Performance Threshold, the Escrow Shares will be released back to Magnify Wealth. If either the 2008 Performance Threshold or 2009 Performance Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Securities Escrow Agreement) will be distributed to the Investors, based upon the number of Investor Shares (on an as converted basis) purchased in the Private Placement and still beneficially owned by such Investor, or such successor, assign or transferee, at such time. If less than 50% of the 2008 or 2009 Performance threshold is achieved, based on the formula set forth in the Securities Escrow Agreement, a certain amount of Escrow Shares may be released. If the Company achieves at least 50% but less than 95% of the 2008 or 2009 performance thresholds, based on the formula set forth in the Securities Escrow Agreement, a certain number of Escrow shares may be released. If the Company achieves at least 95% of either the 2008 or 2009 performance thresholds, the Escrow shares will continue to be held in escrow. If any Investor transfers Investor Shares purchased pursuant to the Purchase Agreement, the rights to the Escrow Shares shall similarly transfer to such transferee, with no further action required by the Investor, the transferee or the Company. Pursuant to the Securities Escrow Agreement, if any Escrow Shares are delivered to Investors as a result of the Company’s failure to fully achieve the 2008 Performance Thresholds, Magnify Wealth shall deliver that number of additional shares of Common Stock as is necessary to maintain 100% of the number of original Escrow Shares in the escrow account at all times. With respect to the 2008 and 2009 performance thresholds, net income shall be defined in accordance with US GAAP and reported by us in the Company’s audited financial statements for each of 2008 and 2009, plus any amounts that may have been recorded as charges or liabilities on the 2008 and 2009 audited financial statements, respectively, as a result of (i) the Private Placement, including without limitation, as a result of the issuance and/or conversion of the Investor Shares, (ii) the release of the Escrow Shares to the Magnify Wealth pursuant to the terms of the Escrow Agreement, (iii) the issuance of ordinary shares held by the sole shareholder of Magnify Wealth to Mr. Jianhua Zhu, our Chairman and Chief Executive Officer, upon the exercise of options granted to Mr. Zhu by shareholders of Magnify Wealth, as of the date thereof.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 15 — SHARE-BASED COMPENSATION  – (continued)

According to the Accounting Interpretation and Guidance of the staff of the SEC, the placement of shares in escrow is viewed as a recapitalization similar to a reverse stock split. The agreement to release the shares upon achievement of certain criteria is presumed to be a separate compensatory arrangement with the Company. Accordingly, when the Escrow Shares are released back to Magnify Wealth, an expense equal to the amount of the grant date fair value of $2.26 per share of the Company’s common stock as of October 31, 2008, or the date of the Securities Escrow Agreement will be recognized in the Company’s financial statements in accordance with SFAS No. 123R, “Accounting for Stock-Based Compensation”. Otherwise, if the net income threshold is not met and the Escrow Shares are released to the investors instead, it will be accounted for as a capital transaction with the investors resulting in no income or expense being recognized in the Company’s financial statements.

For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 performance threshold. All of the Escrow Shares will continue to be held in escrow and none has yet been released to either Magnify Wealth or the Investors. As the release of the Escrow Shares requires the attainment of the performance thresholds for both 2008 and 2009, the Company will only commence to recognize compensation expense when the Company will be able to evaluate whether it is probable that the Company will achieve the 2009 performance threshold to provide for the ultimate release of the Escrow Shares back to Magnify Wealth. For the six months ended June 30, 2009, no compensation expense has been recognized on the make good arrangement. If the 2009 performance threshold is also met and all of the Escrow Shares are released back to Magnify Wealth, a compensation expense of $15,409,091 will be recognized in fiscal year 2009.

Share-based payments awarded to employees by a shareholder

Pursuant to a contractual arrangement between Magnify Wealth and Mr. Yang “Roy” Yu, our Chief Financial Officer, Mr. Yu is entitled to receive up to 450,000 shares of the Company’s common stock issued to Magnify Wealth in an October 31, 2008 share exchange between Magnify Wealth and our principal stockholders that time (the “Share Exchange”). 112,500 of such shares were transferred to Mr. Yu immediately upon consummation of the Share Exchange. As of June 30, 2009, the remaining 337,500 shares have remained in an escrow account and shall be released to Mr. Yu in three equal installments of 112,500 shares issuable on the first, second and third anniversary of the consummation of the Share Exchange. In connection with these share-based payments to Mr. Yu, the Company recognized a compensation expense of $127,125, based on the grant-date fair value of the Company’s common stock of $2.26 per share, for the six months ended June 30, 2009.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 16 — OTHER INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Gain on sales of scraps	$500,702	$—	$500,702	$—
Others	—	(5,706)	—	(5,622)
	$500,702	$(5,706)	$500,702	$(5,622)

NOTE 17 — INCOME TAXES

The Company’s PRC subsidiaries are subject to PRC income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate, i.e. the PRC. In accordance with the relevant tax laws in the PRC, the Company’s subsidiary, Danyang Lihua, was subject to an enterprise income tax (“EIT”) rate of 24% on its taxable income for periods before January 1, 2008 because it is located in an economic development zone. Furthermore, Danyang Lihua is a production-based foreign investment enterprise and was granted an EIT holiday for the two years ended December 31, 2006 and 2005 and a 50% reduction on the EIT rate for the three years ended December 31, 2007, 2008 and 2009.

On March 16, 2007, the PRC government promulgated a new tax law, China’s Unified Enterprise Income Tax Law (“New EIT Law”), which took effect from January 1, 2008. Under the New EIT Law, foreign-owned enterprises as well as domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides for a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential EIT treatment. Accordingly, Danyang Lihua has continued to be entitled to the 50% reduction on its EIT rate for the two years ended December 31, 2008 and 2009.

The Company’s provision for income taxes consisted of:

	For the three months Ended June 30,		For the six months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Current – PRC	$1,572,190	$528,082	$2,312,512	$866,641
Deferred	—	—	23,401	—
	$1,572,190	$528,082	$2,335,913	$866,641

NOTE 18 — EARNINGS PER SHARE

All per share data including earnings per share has been retroactively restated to reflect the reverse acquisition on October 31, 2008 whereby the 14,025,000 shares of common stock issued by the Company (nominal acquirer) to the shareholder of Ally Profit (nominal acquiree) are deemed to be the number of shares outstanding for the period prior to the reverse acquisition. For the period after the reverse acquisition, the number of shares considered to be outstanding is the actual number of shares outstanding during that period.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 18 — EARNINGS PER SHARE  – (continued)

The following table is a reconciliation of the net income and the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	For the three months Ended June 30,		For the six months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income available to common shareholders:
– Basic	$6,705,029	$3,501,491	$10,693,720	$5,839,095
– Diluted	$6,705,029	$3,501,491	$10,693,720	$5,839,095
Weighted average number of shares:
– Basic	15,000,000	14,025,000	15,000,000	14,025,000
– Effect of dilutive convertible preferred stock	6,818,182	—	6,818,182	—
– Diluted	21,818,182	14,025,000	21,818,182	14,025,000
Net income per share
– Basic	$0.45	$0.25	$0.71	$0.42
– Diluted	$0.31	$0.25	$0.49	$0.42

NOTE 19 — RELATED PARTY TRANSACTIONS

(1) Sales

For the six months ended June 30, 2009 and 2008, the Company’s sales included $169,847 and $182,020, respectively that were made to Tianyi Telecom and Jiangsu Dongya Electronic Co., Ltd. Tianyi Telecom is owned by the brother of Ms. Yaying Wang, our Chief Operational Officer and director and wife of the Company’s CEO.

(2) Guarantees

At June 30, 2009, Tianyi Telecom provided guarantees for the Company’s short-term bank loans of $4,391,165 (see Note 12 above).

NOTE 20 — CONCENTRATION OF RISKS

Credit risk

As of June 30, 2009 and December 31, 2008, 100% of the Company’s cash included cash on hand and deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the six months ended June 30, 2009 and 2008, all of the Company’s sales arose in the PRC. In addition, all accounts receivable as of June 30, 2009 and December 31, 2008 were due from customers located in the PRC.

There was no single customer who accounted for more than 10% of the accounts receivable of the Company as of June 30, 2009. As of December 31, 2008, there was one customer who accounted for 14.4% of the accounts receivable of the Company. Except for the aforementioned customer, there was no other single customer who accounted for more than 10% of the Company’s accounts receivable as of December 31, 2008. There was no single customer who constituted more than 10% of the Company’s revenue for the six months ended June 30, 2009 or 2008.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 20 — CONCENTRATION OF RISKS  – (continued)

Risk arising from operations in foreign countries

Substantially all of the Company’s operations are conducted in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

NOTE 21 — COMMITMENTS AND CONTINGENCIES

Capital commitment

June 30, 2009
(Unaudited)
Contracted but not provided for:
Purchase of machinery – within one year	$188,588
Acquisition or construction of buildings – within one year	519,875
$708,463

Agreements in Conjunction with the Private Placement

Escrow Agreements:   In conjunction with the Private Placement discussed in Note 14, the Company entered into an escrow agreement with the Investors (the “Closing Escrow Agreement”), pursuant to which the Investors deposited the funds in the aggregate amount of $15,000,000 for the purchase and sale of the Investor Shares (the “Escrowed Funds”) into an escrow account which was disbursed at the closing of the Private Placement. Pursuant to the Closing Escrow Agreement, $1,000,000 of the Escrowed Funds were not released from the escrow account (the “Held Back Escrow Funds”) until the escrow agent received written notice that the Company had caused Lihua Copper to fulfill one hundred percent of its registered capital obligation of $15,000,000 no later than 90 days from the closing date, as well as comply with other covenants. Before December 31, 2008, the registered capital of $15,000,000 of Lihua Copper was fully paid, as certified and approved by the relevant PRC business authority.

Additionally, the Company entered into a public relations escrow agreement with the Investors (the “Public Relations Escrow Agreement”), pursuant to which the Company agreed to deposit $750,000 in an escrow account (the “Public Relations Escrowed Funds”). $125,000 from the Public Relations Escrowed Funds shall be released when the Company appoint a Vice President of Investor Relations, an additional $250,000 shall be released once the Company has complied with all Nasdaq Corporate Governance standards, and the remaining $375,000 shall be released as invoices become due for the purpose of any investor and public relations activities. As negotiated with Vision Opportunity China L.P. (“Vision”), the lead investor in the Private Placement who wishes to ensure that quality firms handle certain affairs of the Company, if the Company fails to timely comply with the foregoing obligations, or fails to fulfill a request to change the Company’s auditor upon such request by any holder of five percent of our Common Stock in the aggregate on a fully diluted basis, or fails to hire an internal control consultant acceptable to Vision within three months of the Closing Date, the Company will pay liquidated damages of 0.5% of the aggregate purchase price paid by for the Investor Shares on the expiration date to comply with such covenant and for each 30 day period thereafter, up to 10% of the aggregate purchase price, which the Investors may require that the Company pay from the Public Relations Escrowed Funds. In the event such liquidated payments are made, the Company shall return an amount equal to the amount of liquidated damages paid, back into the Public Relations Escrow Funds.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 21 — COMMITMENTS AND CONTINGENCIES  – (continued)

On February 11, 2009, the parties to the Escrow Agreement entered into a First Supplement to the Escrow Agreement pursuant to which it was agreed (i) to release $800,000 of the Held Back Escrow Funds to the Company for having complied with all of the Held Back Release Conditions within 90 days of the Closing Date, and (ii) to hold $200,000 of the Held Back Escrow Funds to cover any contingent liabilities relating to unpaid employee social insurance and housing payments from periods prior to 2009. The $200,000 is to be held in escrow until June 30, 2010 to cover any claims from employees relating to the unpaid costs. $800,000 was released from escrow to the Company on March 4, 2009.

Pursuant to the Private Placement, the Company also has an obligation to have its shares of Common Stock listed on a national securities exchange no later than October 31, 2009 (the “Listing Date”). In the event that the Company does not list on a national securities exchange in the proscribed time period and manner provided for in the Purchase Agreement, then the Ally Profit Shareholder shall transfer 750,000 shares (the “Listing Penalty Shares”) of Common Stock to the Investors, with no additional consideration due from the Investors. However, if the Company is requested by certain Investors to have its shares of Common stock quoted on the Over-the-Counter Bulletin Board (“OTCBB Demand”) prior to the Listing Date, the Company shall do so and then the Company will have an additional 18 months to list on a national securities exchange. If the Company fails to comply with the OTCBB Demand in a timely manner or, to then list on a national securities exchange within the 18-month period, the Listing Penalty Shares shall be transferred to the Investors.

The Company’s contingent obligations to pay liquidated damages under the Closing Escrow Agreement, Public Relations Escrow Agreement and the Securities Purchase Agreement, and to deliver Listing Penalty Shares will be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies”, and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”. Any loss recognized on a probable delivery of Listing Penalty Shares will be measured based on the grant-date fair value of the shares as of October 31, 2008, or the date of the Securities Purchase Agreement between the Company and certain investors. The Company believes that it has fulfilled its obligations under the agreements in conjunction with the Private Placement up to June 30, 2009, therefore no liquidated damages have been accrued.

Registration Rights Agreement:   In connection with the Private Placement, the Company entered into a registration rights agreement dated as of October 31, 2008 with the Investors in which the Company agreed to file on the 45 th day following the Closing Date a registration statement with the SEC to register for resale (i) the Investor Shares, (ii) shares of our Common Stock underlying the Series A Warrants and Series B Warrants (the “Registrable Securities), (iii) shares of Common Stock issuable in connection with anti-dilution provisions in the Certificate of Designation and the Series A Warrants and Series B Warrants, (iv) Common Stock owned by the shareholders of Lihua prior to the Share Exchange, (v) shares of Common Stock issuable upon any stock split, dividend or other distribution recapitalization or similar event and (vi) the Listing Penalty Shares and Escrow Shares upon demand. The Company has agreed to use our best efforts to have the registration statement declared effective within 150 calendar days following the date of the Registration Rights Agreement, or 180 calendar days following the date of the Registration Rights Agreement in the case of a full review of the initial registration statement by the SEC. The Company is required to keep the registration statement continuously effective under the Securities Act for an effectiveness period to end on the earlier of the date when all of the securities covered by the registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.

The Company will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Private Placement per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the effectiveness period. However, no liquidated damages are to be paid with respect to any Registrable Securities that the Company is not permitted to include in the registration statement due to the SEC’s application of Rule 415. Upon the demand of an Investor or Investors owning in the aggregate at least 50% of the Listing Penalty Shares or Escrow Shares, the Company shall file another registration statement covering those shares and any other Registrable Securities that remain unregistered at the time of such demand.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED JUNE 30, 2009 AND 2008

NOTE 21 — COMMITMENTS AND CONTINGENCIES  – (continued)

On April 29, 2009, the Company and the Investors entered into a waiver and consent whereby the investors agreed to waive the requirement under the Registration Rights Agreement to have the registration statement declared effective prior to the 180 th calendar day following the date of the Registration Rights Agreement and consented to the extension of the date by which the Company is required to have the registration statement effective from the 180 th to the 194 th calendar day following the date of the Registration Rights Agreement. The Registration Statement was declared effective on May 13, 2009.

The Company accounts for the Registration Rights Agreement in accordance with FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements”. The Company’s contingent obligation to make liquidated damages under the Registration Rights Agreement will be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies”, and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”. If it is probable that the Company will be required to make any payments to the investors for non-fulfillment of the conditions provided for in the Registration Rights Agreement, an estimate of the contingent payment will be made and accrued for in the Company’s financial statements. At March 31, 2009, no provision for liquidated damages was made.

NOTE 22 — SEGMENT DATA AND RELATED INFORMATION

The Company operates in one business segment, manufacturing and sale of copper clad aluminum (“CCA”) superfine wire produced from refined copper materials. The Company also operates only in one geographical segment — China, as all of the Company’s products are sold to customers located in China and the Company’s manufacturing operations are located in China.

The Company’s major product categories are (1) CCA, which is an electrical conductor consisting of an outer sleeve of copper that is metallurgically bonded to a solid aluminum core, and (2) refined copper produced from scrap copper and used to manufacture copper rod, raw wire, cable and magnet wire. The manufacturing of refined copper was launched in the first quarter of 2009.

Management evaluates performance based on several factors, of which net revenue and gross profit by product are the primary financial measures:

	For the three months Ended June 30,		For the six months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue from unaffiliated customers:
CCA wire	$26,181,152	$15,037,603	$42,490,559	$24,768,712
Refined copper	22,646,191	—	26,875,109	—
	$48,827,343	$15,037,603	$69,365,668	$24,768,712
Gross profit:
CCA wire	$7,867,294	$4,709,509	$13,033,513	$7,736,697
Refined copper	1,864,515	—	2,408,971	—
	$9,731,809	$4,709,509	$15,442,484	$7,736,697

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lihua International, Inc.

We have audited the accompanying consolidated balance sheets of Lihua International, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial positions of Lihua International, Inc. and subsidiaries as of December 31, 2008 and 2007, the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ AGCA, Inc.

Arcadia, California
March 30, 2009

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED  BALANCE SHEETS

	As of December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,041,849	$3,213,649
Restricted cash	1,750,000	-
Notes receivable, net	321,892	748,339
Accounts receivable, net	5,042,739	5,385,078
Other receivables	-	9,754
Prepaid land use right – current portion	172,353	89,943
Inventories	586,938	2,597,918
Due from related parties	-	3,963,591
Total current assets	33,915,771	16,008,272
OTHER ASSETS
Buildings, machinery and equipment, net	7,440,943	5,948,274
Construction in progress	6,017,941	2,482,455
Deposits for buildings, machinery and equipment	1,077,892	1,232,100
Prepaid land use right-long term portion	8,332,732	4,398,268
Intangible assets	4,214	5,257
Deferred income tax assets	23,395	-
Total non-current assets	22,897,117	14,066,354
Total assets	$56,812,888	$30,074,626

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$6,145,202	$4,107,001
Accounts payable	1,643,544	2,483,158
Other payables and accruals	830,744	480,917
Income taxes payable	401,436	399,663
Due to related parties	-	3,521,403
Total current liabilities	9,020,926	10,992,142
Total liabilities	9,020,926	10,992,142

Commitment and contingencies (Note 23)

Series A redeemable convertible preferred stock: $0.0001 par value:
10,000,000 shares authorized (liquidation preference of $2.2 per share), 6,818,182 shares and none issued and outstanding	13,116,628	-

SHAREHOLDERS' EQUITY
Common stock, $0.0001 par value: 75,000,000 shares authorized, 15,000,000 and 14,025,000 shares issued and outstanding	1,500	1,403
Additional paid-in capital	7,976,976	4,706,022
Statutory reserves	2,603,444	1,343,338
Retained earnings	21,521,937	12,082,279
Accumulated other comprehensive income	2,571,477	949,442
Total shareholders' equity	34,675,334	19,082,484
Total liabilities and shareholders' equity	$56,812,888	$30,074,626

See accompanying notes to consolidated financial statements

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended December 31,
	2008	2007

NET REVENUE	$50,006,057	$32,676,834

Cost of sales	(33,202,344)	(22,910,937)

GROSS PROFIT	16,803,713	9,765,897

Selling expenses	(700,029)	(417,314)
General and administrative expenses	(1,907,043)	(454,908)

Income from operations	14,196,641	8,893,675

Other income (expenses):
Interest income	68,353	15,655
Interest expenses	(514,950)	(96,535)
Merger expenses	(259,225)	-
Other income	3,741	-

Total other income (expenses)	(702,081)	(80,880)

Income before income taxes	13,494,560	8,812,795

Provision for income taxes	(1,792,681)	(1,089,107)

NET INCOME	11,701,879	7,723,688

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	1,622,035	802,502

TOTAL COMPREHENSIVE INCOME	$13,323,914	$8,526,190

Net income per share
Basic	$0.75	$0.55
Diluted	$0.70	$0.55

Weighted average number of shares outstanding
Basic	14,187,945	14,025,000
Diluted	15,327,422	14,025,000

See accompanying notes to consolidated financial statements.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(AMOUNTS EXPRESSED IN US DOLLAR)

						Accumulated
	Common Stock		Additional			Other
	Number of		Paid-in	Statutory	Retained	Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Income	Total

At January 1, 2007	14,025,000	$1,403	$48,697	$570,193	$5,131,736	$146,940	$5,898,969

Net income	-	-	-	-	7,723,688	-	7,723,688
Foreign currency translation adjustment	-	-	-	-	-	802,502	802,502
Comprehensive income							8,526,190

Capital injection (Note 16)	-	-	4,657,325	-	-	-	4,657,325

Appropriation of statutory reserves	-	-	-	773,145	(773,145)	-	-

At December 31, 2007	14,025,000	1,403	4,706,022	1,343,338	12,082,279	949,442	19,082,484

Effect of reverse acquisition	975,000	97	1,387	-	-	-	1,484

Net income	-	-	-	-	11,701,879	-	11,701,879
Foreign currency translation adjustment	-	-	-	-	-	1,622,035	1,622,035
Comprehensive income							13,323,914

Effect of Restructuring (Note 1)	-	-	1,270,292	-	-	-	1,270,292

Beneficial conversion feature of convertible preferred stock (Note 14)	-	-	1,002,115	-	-	-	1,002,115

Amortization of preferred stock discount resulting from accounting for a beneficial conversion feature, deemed analogous to a dividend (Note 14)	-	-	-	-	(1,002,115)	-	(1,002,115)

Warrants for convertible preferred stock (Note 14)	-	-	539,910	-	-	-	539,910

Share-based payments to employees (Note 15)	-	-	367,250	-	-	-	367,250

Warrants issued for services	-	-	90,000	-	-	-	90,000

Appropriation of statutory reserves	-	-	-	1,260,106	(1,260,106)	-	-

At December 31, 2008	15,000,000	$1,500	$7,976,976	$2,603,444	$21,521,937	$2,571,477	$34,675,334

See accompanying notes to consolidated financial statements.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,701,879	$7,723,688
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	812,339	519,225
Merger expenses	259,225	-
Share-based compensation costs	367,250	-
Warrants issued for services	90,000	-
Deferred income tax benefits	(23,022)	-
(Increase) decrease in assets:
Accounts receivable	701,310	(4,144,162)
Notes receivables	470,299	(748,339)
Other receivables	10,259	13,411
Inventories	2,154,764	(1,346,595)
Trade receivable due from related parties	-	(719,060)
Increase (decrease) in liabilities:
Accounts payable	(994,285)	561,812
Other payables and accruals	312,986	(8,103)
Income taxes payable	(25,302)	399,663
Trade payable due to related parties	-	(128,062)
Net cash provided by operating activities	15,837,702	2,123,478

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of merger expenses for reverse acquisition	(259,225)	-
Repayment by (loan to) a related party	4,168,699	(3,244,531)
Purchase of buildings, machinery and equipment	(4,852,020)	(3,811,851)
Prepayment for land use right	(3,750,540)	(4,497,166)
Purchase of intangible assets	-	(6,571)
Net cash used in investing activities	(4,693,086)	(11,560,119)

CASH FLOWS FROM FINANCING ACTIVITIES
New short-term bank loans	11,950,700	4,107,001
Repayment to related parties	(2,667,675)	-
Advances from related parties	-	2,525,969
Proceeds from Private Placement, net of restricted cash held in escrow	11,906,538	-
Issuance of capital of Lihua Electron and Lihua Copper	-	4,657,325
Repayments of short-term bank loans	(10,222,888)	-
Net cash provided by financing activities	10,966,675	11,290,295

Foreign currency translation adjustment	716,909	469,516

INCREASE IN CASH AND CASH EQUIVALENTS	22,828,200	2,323,170

CASH AND CASH EQUIVALENTS, at the beginning of the year	3,213,649	890,479

CASH AND CASH EQUIVALENTS, at the end of the year	$26,041,849	$3,213,649

MAJOR NON-CASH TRANSACTION:
Shares-based compensation to employees	$367,250	$-
Warrants issued for services	90,000	-
	$457,250	$-
SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$514,950	$96,535
Income taxes paid	$1,841,005	$705,336

See accompanying notes to consolidated financial statements.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1           DESCRIPTION OF BUSINESS AND ORGANIZATION

Lihua International, Inc. (“ the Company ”) was incorporated in the State of Delaware on January 24, 2006 under the name Plastron Acquisition Corp. The Company is primarily engaged in the value-added manufacturing of bimetallic composite conductor wire, such as copper clad aluminum (“CCA”) fine wire, CCA magnet wire and CCA tin plated wire. On September 22, 2008, the Company changed its name from Plastron Acquisition Corp. to Lihua International, Inc. The Company conducts its business through two operating subsidiaries, Danyang Lihua Electron Co., Ltd. and Jiangsu Lihua Copper Industry Co., Ltd.

As of December 31, 2008, details of the subsidiaries of the Company are as follows:

Subsidiaries ’ names	Domicile and date of incorporation	Paid-up capital		Effective ownership	Principal activities

Ally Profit Investments Limited (“ Ally Profit ”)	British Virgin Islands March 12, 2008		$100	100%	Holding company of the other subsidiaries

Lihua Holdings Limited (“ Lihua Holdings ”)	Hong Kong April 17, 2008	HK$	100	100%	Principally engaged in investment holding

Danyang Lihua Electron Co., Ltd. (“ Lihua Electron ”)	People’s Republic of China (“PRC”) December 30, 1999		$2,200,000	100%	Manufacturing and sales of bimetallic composite conductor wire such as copper clad aluminum (CCA) wire and enameled CCA wire.

Jiangsu Lihua Copper Industry Co., Ltd. (“ Lihua Copper ”)	PRC August 31, 2007		$15,000,000	100%	Manufacturing and sales of copper wire and CCA wire.

Reverse acquisition

On October 31, 2008, the Company entered into a share exchange agreement (" Share Exchange Agreement ”) under which the Company issued 14,025,000 shares of its common stock, par value $0.0001, to Magnify Wealth Enterprise Limited, the sole shareholder of Ally Profit (the “ Ally Profit Shareholder ”, or “ Magnify Wealth ”) in exchange for all the issued and outstanding shares of Ally Profit (the “ Share Exchange”).  As a result of the Share Exchange, Ally Profit has become the Company’s wholly-owned subsidiary and Ally Profit Shareholder acquired a majority of the Company’s issued and outstanding stock. Concurrent with the Share Exchange, Mr. Jianhua Zhu (the managing director of Ally Profit and all of its operating subsidiaries, “ Mr. Zhu ”) has been appointed the Chief Executive Officer of the Company.

As a result, the Share Exchange has been accounted for as a reverse acquisition using the purchase method of accounting, whereby Ally Profit is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The financial statements before the date of Share Exchange are those of Ally Profit with t he results of the Company being consolidated from the date of Share Exchange . The equity section and earnings per share have been retroactively restated to reflect the reverse acquisition and no goodwill has been recorded.

Ally Profit was incorporated in the British Virgin Islands on March 12, 2008. In June 2008, pursuant to a restructuring plan set out below, Ally Profit has become the holding company of a group of companies comprising Lihua Holdings, a company incorporated in Hong Kong, which holds 100% equity interests in each of Danyang Lihua and Lihua Copper, each a limited liability company organized under the existing laws of PRC.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1           DESCRIPTION OF BUSINESS AND ORGANIZATION – CONTINUED

Restructuring

In June 2008, pursuant to a restructuring plan (“ Restructuring ’) intended to ensure compliance with the PRC rules and regulations, Ally Profit through its directly wholly-owned subsidiary Lihua Holdings, acquired 100% equity interests in Lihua Electron and Lihua Copper from companies controlled by Mr. Zhu and other minority shareholders.

The table below sets forth the proportion of equity interests in all entities involved before and after the Restructuring based on subscribed registered capital:

	Magnify Wealth		Ally Profit		Lihua Holdings		Lihua Electron		Lihua Copper
	Before	After	Before	After	Before	After	Before	After	Before	After
Shareholder	%	%	%	%	%	%	%	%	%	%
Mr. Fo-Ho Chu (“Mr. Chu ”)	100	100	-	-	-	-	45.46	-	-	-
Magnify Wealth	-	-	100	100		-	-	-	-	-
Ally Profit	-	-	-	-	100	100	-	-	-	-
Lihua Holdings	-	-	-	-	-	-	-	100	-	100
Danyang Special Electronics Co., Ltd. (a)	-	-	-	-	-	-	52.27	-	-	-
Lihua Electron	-	-	-	-	-	-	-	-	25
Invest Unicorn Holdings Limited (b)	-	-	-	-	-	-	-	-	75	-
Imbis Europe B.V. h/o Asia Trading (EDC) (“ Europe EDC ”)	-	-	-	-	-	-	2.27	-	-	-
	100	100	100	100	100	100	100	100	100	100

(a)
Equity interests in Danyang Special Electronics Co., Ltd., a PRC domestic company, are held as to 60% by Mr. Zhu and 40% by his wife. Mr. Zhu and his wife are acting in concert and considered parties to the same control group.

(b)	Invest Unicorn Holdings Limited, incorporated in the British Virgin Islands, is 100% beneficially owned by Mr. Zhu.

As part of the Restructuring, Mr. Chu, the sole shareholder of Magnify Wealth, appointed Mr. Zhu as the sole director of Magnify Wealth, Ally Profit as well as Lihua Holdings. Additionally, Mr. Chu undertook to Mr. Zhu that no further directors would be appointed to the board of either Magnify Wealth, Ally Profit or Lihua Holdings without the prior written consent of Mr. Zhu. As the sole director of Magnify Wealth, Ally Profit and Lihua Holdings, Mr. Zhu is able to control and manage the operational, investment and business decisions of these companies, including the ability to make the sole decisions regarding any change in these companies’ capital structure or payment of dividends. Further, Mr. Zhu has the ultimate authority to determine the composition of the board of directors for these companies.

Furthermore, as part of the Restructuring, Mr. Zhu and Mr. Chu entered into a Share Transfer Agreement dated October 22, 2008, pursuant to which Mr. Chu granted to Mr. Zhu the option to purchase all of the 3,000 ordinary shares of Magnify Wealth held by Mr. Chu at the nominal price of $1.00 per share. The option shares vest and become exercisable upon Lihua Electron and Lihua Copper attaining consolidated net income performance targets for fiscal 2008, 2009, and 2010 of $8 million (“ 2008 Target ”), $11 million and $14 million respectively. If each performance target is met, 25% of the Option Shares will vest and become exercisable forty-five days after December 31, 2008, 25% of the Option shares will vest and become exercisable forty-five days after December 31, 2009 and the remaining 50% of the Option Shares will vest and become exercisable forty five days after December 31, 2010.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1           DESCRIPTION OF BUSINESS AND ORGANIZATION – CONTINUED

Restructuring – continued

The purpose of the Share Transfer Agreement is to enable Mr. Zhu to re-acquire the ultimate legal ownership of Lihua Electron and Lihua Copper in compliance with PRC rules and regulations. For this reason, on March 7, 2009, Mr. Zhu and Mr. Chu entered into an amendment to the Share Transfer Agreement whereby alternate conditions for Mr. Zhu to exercise the Option Shares have been included such that Mr. Zhu will be entitled to exercise all the Option Shares as long as the audited consolidated net income of Lihua Electron and Lihua Copper for fiscal 2008 is 10% or more higher than 2008 Target (“ Alternate Performance Target ”) no matter whether the performance targets for 2009 and 2010 are met or not.

For the year ended December 31, 2008, the Company’s net income was $11,701,879, which achieved the Alternate Performance Target. Therefore, Mr. Zhu will be entitled to exercise all of the Option Shares subject only to the vesting dates during 2009 and 2010 as set forth in the original Share Transfer Agreement. All of the Option Shares will be fully vested and exercisable forty five days after December 31, 2010.

The arrangement for Mr. Zhu to act as the sole director of the holding companies of Lihua Electron and Lihua Copper, the undertaking by Mr. Chu not to appoint additional director, as well as the Share Transfer Agreement are each inseparable and indispensable part of the Restructuring which enables Mr. Zhu to continue to have residual rewards of the combined entity.

Also on October 22, 2008, the minority shareholders, namely Mr. Chu and Europe EDC, respectively entered into a subscription agreement (“ Subscription Agreement ”) to purchase additional shares in Magnify Wealth at a nominal price of US$1.00 per share. Pursuant to these subscription agreements, Mr. Chu and Europe EDC will only be entitled to exercise their subscription rights at the same time when Mr. Zhu exercises his Option Shares under the Share Transfer Agreement. The number of subscription shares exercisable by Mr. Chu and Europe EDC was determined based on the proportion of capital contributed by each of Mr. Zhu, Mr. Chu and Europe EDC in Lihua Electron and Lihua Copper. The purpose of the subscription agreements, together with the Share Transfer Agreement, is to enable Mr. Zhu, Mr. Chu and Europe EDC to re-acquire their proportionate ultimate legal ownership of Lihua Electron and Lihua Copper in compliance with the PRC rules and regulations.  As a result, there has been no ownership change of the minority interests of each of the two PRC operating entities.

Also as part of the Restructuring, Lihua Holdings’ capital was established by way of contributions from Mr. Zhu and other minority shareholders, which aggregate amount equaled the total transfer price they were entitled to receive for the transfer of their equity interests in Lihua Electron and Lihua Copper to Lihua Holdings. Therefore, Mr. Zhu and the other minority shareholders, as the former stockholders of Lihua Electron and Lihua Copper who gave up legal ownership thereof, have not received any net cash amount. Nor has there been any cash flow out of the combined entity during the whole period from the date of transfer of legal ownership of Lihua Electron and Lihua Copper through the expiry of the Share Transfer Agreement and the Subscription Agreements, at which time it is fully expected Mr. Zhu and other minority shareholders will have re-acquired their proportionate ultimate legal ownership of Lihua Electron and Lihua Copper. As a result, Mr. Zhu and other minority shareholders have continued to bear the residual risks of the combined entity.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 1           DESCRIPTION OF BUSINESS AND ORGANIZATION – CONTINUED

Restructuring – continued

Mr. Zhu has retained a financial controlling interest in the combined entity through the above-discussed residual risks and rewards. Furthermore, during and after the Restructuring, there has been no change to the composition of the board of directors of either Lihua Electron or Lihua Copper and Mr. Zhu continues to act as the managing director of these companies as well as the sole director of Magnify Wealth, Ally Profit and Lihua Holdings. Lihua Electron and Lihua Copper have remained under common operating, management and financial control. As a result, the Restructuring has been accounted for as a combination of entities under common control and recapitalization of Lihua Electron and Lihua Copper using the “as if” pooling method of accounting, with no adjustment to the historical basis of the assets and liabilities of Lihua Electron and Lihua Copper, and the operations were consolidated as if the Restructuring occurred as of the beginning of the first accounting period presented in these financial statements.

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Principle of consolidation
These consolidated financial statements include the financial statements of Lihua International, Inc. and its subsidiaries.  All significant inter-company balances or transactions have been eliminated on consolidation.

Basis of preparation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  These consolidated financial statements, in the opinion of management, include all adjustments necessary for a fair statement of consolidated results of operations, financial position and cash flows for each period presented.

Use of estimates
The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Accordingly, actual results may differ from these estimates under different assumptions or conditions.

Cash and cash equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.  Because of the short maturity of these investments, the carrying amounts approximate their fair value.  Restricted cash is excluded from cash and cash equivalents.

Accounts receivable
Accounts receivable is stated at cost, net of allowance for doubtful accounts.   The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts receivable on a periodic basis and makes allowances where there is doubt as to the collectibility of individual balances. In evaluating the collectibility of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Inventories
Inventories are stated at the lower of cost, determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management will write down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Financial instruments
SFAS 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. The carrying amounts reported in the consolidated balance sheet for cash, accounts and other receivables, accounts and other payables approximate their fair values based on the short-term maturity of these instruments.

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements”. The standard provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The adoption of SFAS No. 157 with respect to provisions applicable to the Company did not have a material effect on the accompanying consolidated financial statements.

Buildings, machinery and equipment
Buildings, machinery and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of buildings, machinery and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life
(In years)
Buildings	20
Machinery	10
Office equipment & motor vehicles	5

The carrying value of buildings, machinery and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the fixed assets is reduced by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Construction in progress
Construction in progress includes direct costs of construction of buildings, equipments and others.  Interest incurred during the period of construction, if material, is capitalized. Construction in progress is not depreciated until such time as the assets are completed and put into service.

Prepaid land use right
Lease prepayments represent lump sum payment for land use rights in the PRC.  The amount is expensed over the period of land use rights of 50 years.

Intangible assets
The Company’s intangible assets include computer software.  The Company’s amortization policy on intangible assets is as follows:

Useful Life
(In years)
Computer software	5

The Company accounts for its intangible assets pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms.  Intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology.

Impairment of goodwill is tested at least annually at the reporting unit. The test consists of two steps. Firstly, the Company identifies potential impairment by comparing the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired. Secondly, if there is impairment identified in the first step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No 141, “Business Combinations”. If the carrying value of a reporting unit exceeds its estimated fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying value over the fair value is charged to earnings. The Company’s fair value estimates are based on numerous assumptions and it is possible that actual fair value will be significantly different than the estimates.

Impairment of long-lived assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of future cash flows from other asset groups.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Revenue recognition
Revenue is recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

Sales revenue is recognized net of sales discounts and returns at the time when the merchandise is sold to the customer. Based on historical experience, management estimates that sales returns are immaterial and has not made allowance for estimated sales returns.

Research and development costs
Research and development costs are expensed as incurred. For the years ended December 31, 2008 and 2007, research and development costs were $60,041 and $56,143, respectively.

Advertising costs
The Company expenses all advertising costs as incurred.  The total amount of advertising costs charged to selling, general and administrative expense were $13,640 and $263 for the years ended December 31, 2008 and 2007, respectively.

Shipping and handling costs
Substantially all costs of shipping and handling of products to customers are included in selling, general and administrative expense.  Shipping and handling costs for the years ended December 31, 2008 and 2007 were $393,321 and $207,773, respectively.

Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes".  SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of FIN 48 has not resulted in any material impact on the Company’s financial position or results.

Comprehensive income
SFAS No.130, “Reporting Comprehensive Income,” establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Accumulated other comprehensive income includes foreign currency translation adjustments.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – CONTINUED

Foreign currency
The Company uses United States dollars (“US Dollar” or “US$” or “$”) for financial reporting purposes. The Company maintains the books and records in its functional currency, Chinese Renminbi (“RMB”), being the primary currency of the economic environment in which its operations are conducted. The Company translates its assets and liabilities into U.S. dollars using applicable exchange rates prevailing at balance sheet dates, and statements of income are translated at average exchange rates during the reporting periods. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the Company’s financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the consolidated financial statements were as follows:-

	December 31, 2008	December 31, 2007
Balance sheet items, except for paid-in capital and retained earnings, as of year end	US$1=RMB6.8346	US$1=RMB7.3046
Amounts included in the statements of income, and statements of cash flows for the year	US$1=RMB6.9452	US$1=RMB7.6071

Stock based compensation
The Company accounts for share-based compensation awards to employees in accordance with SFAS No. 123R, “Share-based Payment” which requires that share-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

The Company accounts for share-based compensation awards to non-employees in accordance with SFAS 123R and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, or EITF 96-18. Under SFAS 123R and EITF 96-18, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as expenses as the goods or services are received.

Business segmentation
The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance.

The Company believes that during the years ended December 31, 2008 and 2007, it operated mainly in one business segment – Manufacturing and sales of copper clad aluminum (CCA) wire and the enameled CCA wire, which is widely used for most electrical conductor applications.  Throughout the years ended December 31, 2008 and 2007, all of the Company’s operations were carried out mainly in one geographical segment - China.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – CONTINUED

Earnings per common share
The Company reports earnings per share in accordance with the provisions of SFAS 128, "Earnings per Share." SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution (using the treasury stock method) that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All per share data including earnings per share has been retroactively restated to reflect the reverse acquisition on October 31, 2008 whereby the 14,025,000 shares of common stock issued by the Company (nominal acquirer) to the shareholder of Ally Profit (nominal acquiree) are deemed to be the number of shares outstanding for the period prior to the reverse acquisition. For the period after the reverse acquisition, the number of shares considered to be outstanding is the actual number of shares outstanding during that period.

Commitments and contingencies
The Company follows SFAS No. 5, “Accounting for Contingencies,” in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could have been incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent accounting pronouncements
In December 2007, the FASB issued SFAS 141(R), “Business Combinations”, which replaces SFAS 141, “Business Combinations”. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement does not currently affect the Company.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51” (“SFAS No. 160”), which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – CONTINUED

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – An Amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, fiscal 2009 for the Company). Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60”. This Statement interprets Statement 60, “Accounting and Reporting by Insurance Enterprises” and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 (that is, fiscal 2009 for the Company), and all interim periods within those fiscal years. Management does not expect that this Statement will have an effect on the Company’s consolidated financial statements.

In June 2008, the FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5.” The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008 and has no effect on the Company’s financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company adopted the provisions of FSP 157-3, which did not impact the Company’s financial position or results of operations.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 2           SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES  – CONTINUED

Recent accounting pronouncements (continued)
In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46(R)-8 did not have any impact on the Company's financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1, which is effective for annual reporting periods ending after December 15, 2008, will not have a material impact on the Company’s consolidated financial statements.

NOTE 3           RESTRICTED CASH

As of December 31, 2008, $1,750,000 in total was held in escrow arising from agreements in conjunction with the Private Placement, which are further disclosed in Notes 14 and 23, and is reported as restricted cash, segregated from other cash items, in accordance with the requirements of paragraphs 18 and 19 of SFAS 5, paragraph 6 of chapter 3A of ARB No. 43, and SAB Topic 6H.

Restricted cash consisted of the following:

	As of December 31,
	2008	2007

Guarantee fund for financing agreement	$800,000	$-
Special fund for listing	750,000	-
Special fund for employee pensions	200,000	-
	$1,750,000	$-

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 4           NOTES RECEIVABLE, NET

Notes receivable arose from sale of goods and represented commercial drafts issued by customers to the Company that were guaranteed by bankers of the customers. Notes receivable are interest-free with maturity dates of 3 or 6 months from date of issuance.

Notes receivable consisted of the following:
	As of December 31,
	2008	2007

Notes receivable	$321,892	$748,339
Less: Allowance for doubtful debts	-	-

Notes receivable, net	$321,892	$748,339

NOTE 5           ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:
	As of December 31,
	2008	2007

Accounts receivable	$5,042,739	$5,385,078
Less: Allowance for doubtful debts	-	-

Accounts receivable, net	$5,042,739	$5,385,078

NOTE 6           OTHER  RECEIVABLES

Other receivables consisted of the following:
	As of December 31,
	2008	2007

Other receivables	$-	$9,754
Less: Allowance for doubtful debts	-	-

Other receivables, net	$-	$9,754

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 7           INVENTORIES

Inventories by major categories are summarized as follows:

	As of December 31,
	2008	2007

Raw materials	$160,234	$1,069,812
Work in progress	29,013	125,428
Finished goods	397,691	1,402,678

	$586,938	$2,597,918

NOTE 8           INTANGIBLE ASSETS

	As of December 31,
	2008	2007

Computer software, cost	$7,023	$6,571
Less: Accumulated amortization	(2,809)	(1,314)

	$4,214	$5,257

Amortization expenses for the years ended December 31, 2008 and 2007 were $1,382 and $1,314.

NOTE 9           PREPAID LAND USE RIGHTS

The Company has recorded as prepaid land use rights the lump sum payments paid to acquire long-term interest to utilize the land underlying the building and production facility.  This type of arrangement is common for the use of land in the PRC.  The prepaid land use rights are expensed on the straight-line basis over the term of the land use rights of 50 years.  As of December 31, 2008, the Company has obtained the relevant PRC property ownership and land use rights certificates.

The amount expensed on prepaid land use right for the years ended December 31, 2008 and 2007 were $101,361 and $8,956, respectively.  The estimated expense of the prepaid land use rights over each of the next five years and thereafter will be $172,353 per annum.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 10        BUILDINGS, MACHINERY AND EQUIPMENT, NET

Buildings, machinery and equipment, net consisted of the following:
	As of December 31,
	2008	2007

Cost:
Buildings	$1,367,189	$1,279,221
Office equipment	61,767	46,436
Motor vehicles	137,423	28,749
Machinery	7,834,657	5,753,159

Total cost	9,401,036	7,107,565
Less: Accumulated depreciation	(1,960,093)	(1,159,291)

Net book value	$7,440,943	$5,948,274

Depreciation expenses for the years ended December 31, 2008 and 2007 were $709,596 and $508,955, respectively.

NOTE 11        CONSTRUCTION IN PROGRESS

  Construction in progress consisted of the following:
	As of December 31,
	2008	2007

Construction of equipment	$1,203,401	$1,053,309
Construction of buildings	4,722,626	1,410,892
Others	91,914	18,254

	$6,017,941	$2,482,455

NOTE 12        OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:
	As of December 31,
	2008	2007

Accrued staff costs	$380,472	$202,871
Other taxes payable	335,152	259,815
Other payables	115,120	18,231

	$830,744	$480,917

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 13        SHORT TERM BANK LOANS

Short-term bank loans consisted of the following:

	As of December 31,
	2008	2007

Bank loan granted by Bank of Jiangsu, Danyang Branch with an interest rate of 6.66% p.a. is guaranteed by a related company-Danyang Tianyi Telecommunication Co., Ltd (“Tianyi Telecom”). The bank loan will mature on November 18, 2009, with interest due on the 20th day of each month and principal due at date of maturity.	$2,194,715	$-

Bank loan granted by China Construction Bank Danyang Branch at an interest rate ranging from 6.372% p.a. to 8.964% p.a., guaranteed by Tianyi Telecom, matured and fully repaid on March 6, 2009.	1,170,514	-

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 6.903% p.a. to 9.711% p.a. is guaranteed by Tianyi Telecom. The bank loan will mature on April 15, 2009, with interest due on the 20th day of each month and principal due at date of maturity.	760,835	-

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 6.903% p.a. to 9.711% p.a. is guaranteed by Tianyi Telecom. The bank loan will mature on May 20, 2009, with interest due on the 20th day of each month and principal due at date of maturity.	702,309	-

Bank loan granted by China Construction Bank Danyang Branch at an interest rate ranging from 5.841% p.a. to 8.217% p.a. is guaranteed by Tianyi Telecom. The bank loan will mature on April 29, 2009, with interest due on the 20th day of each month and principal due at date of maturity.	585,257	-

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 6.903% p.a. to 9.711% p.a. is guaranteed by Tianyi Telecom. The bank loan will mature on August 21, 2009 with interest due on the 20th day of each month and principal due at date of maturity.	731,572	-

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 9.477% p.a. to 9.711 %p.a., guaranteed by Tianyi Telecom, matured on August 30, 2008 and fully repaid.		684,500

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.307%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom., matured on April 27, 2008 and fully repaid.	-	191,660

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.307%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on May 15, 2008 and fully repaid.	-	191,660

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.541%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on May 21, 2008 and fully repaid.	-	191,660

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.541%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on May 27, 2008 and fully repaid.	-	191,660

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 13        SHORT TERM BANK LOANS – CONTINUED

	As of December 31,
	2008	2007

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.541%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom. Matured on May 31, 2008 and fully repaid.	-	191,660

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.307%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on April 26, 200 and fully repaid.	-	136,900

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.541%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom. , matured on June 13, 2008 and fully repaid.	-	136,900

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 8.541%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on June 19, 2008 and fully repaid.	-	109,520

Bank loan granted by Agriculture Bank of China, Danyang Branch at an interest rate ranging from 9.126%p.a. to 9.711%p.a., guaranteed by Tianyi Telecom, matured on August 28, 2008 and fully repaid.	-	27,380

Bank loan granted by Rural Cooperative Bank, Hougang Branch with an interest rate of 9.855%p.a. is guaranteed by Tianyi Telecom, matured on January 31, 2008, and fully repaid	-	1,369,000

Bank loan granted by Bank of Communications, Zhenjiang Branch at an interest rate ranging from 7.452%p.a. to 7.884%p.a, guaranteed by Tianyi Telecom, matured on February 26, 2008, and fully repaid.	-	410,701

Bank loan granted by Industrial and Commercial Bank of China, Danyang Branch at an interest rate ranging from 8.208%p.a. to 8.964%p.a., secured by machinery of $2,026,204, matured on April 17, 2008, and fully repaid.	-	136,900

Bank loan granted by Industrial and Commercial Bank of China, Danyang Branch at an interest rate ranging from 8.508%p.a. to 8.964%p.a., secured by machinery of $2,026,204, matured on May 16, 2008, and fully repaid.	-	136,900

	$6,145,202	$4,107,001

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY

The Company’s Article of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series.

Series A Redeemable Convertible Preferred Stock

On October 31, 2008, the Company entered into and completed a securities purchase agreement (“ Private Placement ”) with certain accredited investors (the “ Investors ”) for the issuance and sale by the Company in a private placement of 6,818,182 shares of Series A Convertible Preferred Stock (“ Preferred Shares ”) and Series A warrants to purchase 1,500,000 shares of Common Stock. The Company received $13,656,538 in proceeds from this Private Placement after paying fees and expenses.

The principal terms of the Preferred Shares are as follows:

Conversion: At any time on or after our issuance of Preferred Shares, each share of Preferred Shares will be convertible, at the option of the holder thereof (subject to certain ownership percentage limitations set forth in the Certificate of Designations), into one share of Common Stock, subject to adjustment from time to time, upon the occurrence of certain events described below. The rate of conversion (the “ Conversion Rate”) is determined by dividing $2.20 per share (the “ Liquidation Preference Amount ”) by the conversion price of $2.20 (the “ Conversion Price ”), subject to adjustment as discussed below.

In the event the Company does not timely convert and deliver Preferred Shares into shares of Common Stock after request of a holder to so convert, and the holder must purchase shares of Common Stock, in excess of the price for which the holder sold such shares, the Company must make a payment in cash to the holder in the amount of the excess paid and the Company will not honor the conversion request and will reinstate the number of Preferred Shares for which such conversion was not honored.

If at any time, the Company consummate a bona fide offering of shares of Common Stock of at least $5,000,000, all outstanding Preferred Shares shall automatically convert to shares of Common Stock (subject to certain ownership percentage limitations set forth in the Certificate of Designations of the Series A Preferred Shares).

Liquidation Rights: The Preferred Shares will, in the event of any distributions or payments in the event of the voluntary or involuntary liquidation, dissolution or winding up of Lihua rank senior to Common Stock and to any other class or series of stock which may be issued not designated as ranking senior to or pari passu with the Preferred Shares in respect of the right to participate in distributions or payments upon any liquidation, dissolution or winding up of Lihua. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Preferred Shares will be entitled to receive, out of assets available for distribution to stockholders, an amount equal to the Liquidation Preference Amount before any payment shall be made or any assets distributed to the holders of Common Stock or any stock which ranks junior to the Preferred Shares. In the event of a liquidation, dissolution or winding up of Lihua, the rights of holders of Preferred Shares to convert such shares into shares of Common Stock shall terminate prior to the date fixed for the payment to the holders of Preferred Shares of any amounts distributable to them in the event of any such liquidation, dissolution or winding up.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Series A Redeemable Convertible Preferred Stock – continued

Redemption Rights: None of Preferred Shares may be redeemed without the express written consent of each holder of such shares. If the Company cannot issue shares of Common Stock upon a conversion because the Company does not have a sufficient number of shares of Common Stock authorized and available, then with respect to the unconverted Preferred Shares, the holder of such Preferred Shares, solely at such holder's option, may require the Company to redeem from such holder those Preferred Shares with respect to which the Company is unable to issue Common Stock in accordance with such holder's conversion notice at a price per share payable in cash equal to one hundred thirty percent of the Liquidation Preference Amount.

Simultaneously with the occurrence of any merger, consolidation or similar capital reorganization of Common Stock, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per share equal to one hundred ten percent of the Liquidation Preference Amount.

Dividend Rights: Preferred Shares will not be entitled to receive dividends unless the Company pays dividends to holders of our Common Stock. If the Company pays dividends to holders of Common Stock, holders of Preferred Shares will be entitled to receive, on each share of Preferred Shares held by them, dividends of equal amount or value as dividends that would have been payable on the number of underlying shares of Common Stock into which such Preferred Shares would be convertible, if such shares of Preferred Shares had been converted on the date for determination of holders of Common Stock entitled to receive such dividends.

Adjustments to Conversion Price; Conversion Rate and Other Similar Adjustments: The number of shares of Common Stock into which the Series A Preferred shall be converted, or the Conversion Price, as the case may be, shall be subject to upward or downward adjustment from time to time, as applicable, in the event of a (i) combination, stock split, recapitalization or reclassification of the Common Stock, (ii) merger, consolidation or similar capital reorganization of the Common Stock, (iii) distribution of stock dividends or (iv) issuance of additional shares of Common Stock or securities convertible into Common Stock at a price less than $2.20.

Voting Rights: Holders of Preferred Shares shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Preferred Shares. Holders of Preferred Shares shall vote on an "as converted" basis, together with holders of Common Stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares of capital stock, (ii) to approve the sale of any of capital stock, (iii) adopt an employee stock option plan, or (iv) effect any merger, consolidation, sale of all or substantially all of assets, or related consolidation or combination transaction.

Conversion Restriction: Holders of Preferred Shares are restricted from converting to Common Stock if the number of shares of Common Stock to be issued pursuant to such Conversion would cause the number of shares of Common Stock owned by such holder and its affiliates at such time to equal or exceed 9.9% of the then issued and outstanding shares of Common Stock; provided, however, that upon a holder of the Series A Preferred providing the Company with sixty-one (61) days notice that such holder wishes to waive this restriction such holder may be entitled to waive this restriction.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Series A Redeemable Convertible Preferred Stock – continued

Accounting for Preferred Shares

Pursuant to the Securities Escrow Agreement entered into by the Company as discussed below, if the Company fails to achieve certain net income thresholds for fiscal years 2008 and/or 2009, additional shares of the Company’s common stock would be released to the holders of the Preferred Shares. As a result, the holders of the Preferred Shares could acquire a majority of the voting power of the Company’s outstanding common stock.  In such a situation, the Company would not be able to control the approval of “any merger, consolidation or similar capital reorganization of its common stock”, i.e. events which could trigger the right of Preferred Shares holder to request for redemption. EITF D-98, “ Classification and Measurement of Redeemable Securities ”, provides that preferred securities that are redeemable for cash are to be classified outside of permanent equity if they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Preferred Shares have been classified out of permanent equity in accordance with EITF D-98. For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 net income threshold and, according to the terms of the Securities Escrow Agreement, all of the escrow shares will continue to be held in escrow and no Preferred Share has been released to the preferred stockholders. When the 2009 net income threshold is also achieved, the Preferred Shares will be reclassified to permanent equity.

Series A Warrants

In conjunction with the issuance of the Preferred Shares, the Company issued Series A Warrants to purchase up to 1,500,000 shares of Common Stock at an exercise price of $3.50 per share issued and outstanding. The Series A Warrants have a term of exercise expiring 5 years from October 31, 2008. The Series A Warrants at the option of the holder, may be exercised by cash payment of the exercise price or, commencing 18 months following the closing of the Private Placement, if the per share market value of one share of Common Stock is greater than the exercise price and a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Series A Warrants is not then declared ineffective by the SEC, in lieu of exercising the Series A Warrants by payment of cash, a holder may exercise the Series A Warrant by a cashless exercise by surrender of the Series A Warrant, in which event the Company will issue to the holder a number of shares of our Common Stock computed using the following formula:

X = Y - (A)(Y) B

Where	X =	the number of shares of Common Stock to be issued to the holder.

	Y =	the number of shares of Common Stock issuable upon exercise of the Series A Warrant in accordance with the terms of the Series A Warrant by means of a cash exercise rather than a cashless exercise.

	A =	the Exercise Price.

	B =	the per share market value of one share of Common Stock on the trading day immediately preceding the date of such election.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Series A Warrants – continued

The Company will not receive any additional proceeds to the extent that the Series A Warrants are exercised by cashless exercise.

The exercise price and number of shares of our Common Stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock.

For a period of two years following the original issue date of the Series A Warrants (the “Full Ratchet Period”), in the event the Company issues any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price upon each such issuance will be adjusted to a price equal to the consideration per share paid for such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the Series A Warrants. If, upon exercise of a Series A Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Pursuant to the terms of the Series A Warrants, the Company will not effect the exercise of any Series A Warrant, and no person who is a holder of any Series A Warrant has the right to exercise the Series A Warrant, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to the Company.

The Company has the right to redeem up to 9.9% of the Series A Warrants at a price equal to $0.01 per share of Common Stock underlying such warrants if (i) our Common Stock is traded on a national securities exchange, (ii) the daily volume weighted average price of our Common Stock is above $8.87 for 30 consecutive trading days ending on the date of the notice of redemption, and (iii) the average daily trading volume for the trading period is greater than 300,000 shares per day ; provided, that all shares underlying such Series A Warrants are registered pursuant to an effective registration statement and the Company simultaneously calls all of the Series A Warrants on the same terms. The Company will have the right, but not the obligation, to redeem the Series A Warrants at any time, and from time to time, provided that at such time, the foregoing conditions have been met, but in no event can the Company redeem the Series A Warrants more than once in any thirty (30) trading day period.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Series B Warrants

In connection with the Private Placement, Broadband Capital Management, LLC (“ Broadband ”) acted as the Company’s financial advisor and placement agent. Broadband received Series B warrants to purchase 250,000 shares of the Company’s Common Stock at an exercise price per share of $3.50.

On October 31, 2008, the Company issued Series B Warrants to purchase 250,000 shares of the Registrant’s Common Stock at an exercise price of $3.50 to Penumbra Worldwide Ltd. (“ Penumbra ”). Penumbra is not a broker dealer and the Series B Warrants were not issued as compensation for underwriting activities, but as compensation for business and investor relations consulting services performed by Penumbra.

The Series B Warrants have a term of exercise expiring 5 years from October 31, 2008. The Series B Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise”. The Company will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

If the per share market value of one share of Common Stock is greater than the exercise price and at the time of election, the average trading volume of Common Stock exceeds 100,000 shares for the immediately preceding 30 trading days, in lieu of exercising the Series B Warrant by payment of cash, the holder may exercise the Series B Warrant by cashless exercise by surrendering the Series B Warrant, in which event the Company will issue to the holder a number of shares of our Common Stock computed using the following formula:

X = Y - (A)(Y) B

Where:	X =	the number of shares of Common Stock to be issued to the Holder.

	Y =	the number of shares of Common Stock issuable upon exercise of the Series B Warrant in accordance with the terms of the Series B Warrant by means of a cash exercise rather than a cashless exercise.

	A =	the exercise price.

	B =	the volume weighted average price of the Common Stock for the 30 trading day period immediately preceding the date of such election.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of Common Stock or to receive other securities convertible into additional shares of Common Stock.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Series B Warrants – continued

For a period of two years following the original issue date of the Series B Warrant (the “Weighted Average Period”), in the event the Company issues any additional shares of Common Stock or securities exercisable, convertible or exchangeable for Common Stock at a price per share less than the exercise price then in effect or without consideration, then the exercise price then in effect shall be multiplied by a fraction (i) the numerator of which shall be equal to the sum of (x) the number of shares of outstanding Common Stock immediately prior to the issuance of such additional shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration price per share paid for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the exercise price then in effect and (ii) the denominator of which shall be equal to the number of shares of outstanding Common Stock immediately after the issuance of such additional shares of Common Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, the Company will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Accounting for the Warrants

The Company evaluated the warrants under SFAS 133, “Accounting for Derivatives”, and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, and determined that the Warrants are freestanding. Both Series A and Series B Warrants require physical settlement. They do not require net-cash settlement nor do they give the counterparty a choice of net-cash settlement or settlement in shares. Furthermore, the liquidated damages under the Registration Rights Agreement as discussed in Note 23, which are capped at 10% of the dollar amount of the Preferred Shares sold, reasonably represent the difference between the value of a registered share and an unregistered share of the Company’s common stock. Therefore, the Company concluded that Series A and Series B Warrants satisfy all criteria for classification as permanent equity and have been accounted for as such.

Allocation of Proceeds from Private Placement

In accordance with EITF 00-27, “ Application of Issue No. 98-5 to Certain Convertible Instruments ”, the proceeds from the Private Placement were first allocated between the Preferred Shares and the warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date, resulting in an aggregate amount of $539,910 being allocated to the Series A Warrants and the 250,000 Series B Warrants issued to Broadband.

Then, the fair value of the embedded conversion feature of the Preferred Shares of $1,002,115 was calculated using EITF 98-5 intrinsic value model in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, limited to the amount of the proceeds allocated to the convertible instrument. The intrinsic value of the beneficial conversion feature was calculated by comparing the effective conversion price, which was determined based on the proceeds from the Private Placement allocated to the convertible Preferred Shares, and the fair value of the Company’s common stock of $2.26 at the commitment date, which was determined with the assistance of an unrelated valuation firm as further discussed below. The fair value of $1,002,115 of the beneficial conversion feature has been recognized as a reduction to the carrying amount of the convertible Preferred Shares and an addition to paid-in capital.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 14        SHAREHOLDERS’ EQUITY – CONTINUED

Allocation of Proceeds from Private Placement – continued

The following table sets out the accounting for the Preferred Shares:

Proceeds of the Private Placement (net of fees and expenses)	$13,656,538
Allocation of proceeds to Series A Warrants and 250,000 Series B Warrants	(539,910)
Allocation of proceeds to beneficial conversion feature	(1,002,115)
Amortization of discount resulting from the accounting for a beneficial conversion feature	1,002,115
Series A Convertible Preferred Stock at December 31, 2008	$13,116,628

In accordance with Issue 6 of EITF 00-27, the discount on the Preferred Shares resulting from the accounting for a beneficial conversion feature was amortized and charged to retained earnings, because the Preferred Shares are immediately convertible upon issuance and have no stated redemption date. Amortization of the discount resulting from the accounting for a beneficial conversion feature is considered analogous to a return to holders of perpetual preferred stock and has been accounted for as a reduction to net income available to common stockholders for the purpose of calculation of earnings per share.

The Company has evaluated the circumstances under which the Preferred Shares may become redeemable at the option of holders and concluded it is not probable that the Preferred Shares will become redeemable. Therefore, no accretion charge has been recognized regarding any change in the redemption value of the Preferred Shares in accordance with EITF D-98.

The fair values of Series A and Series B Warrants were determined using the Black-Scholes option pricing method with the following assumptions:

Fair value of common stock at October 31, 2008:	$2.26
Exercise price:	$3.50
Contractual life (years):	5
Dividend yield:	-
Expected volatility:	31.61%
Risk-free interest rate:	2.79%

The Company’s common stock is not publicly traded. The Company has determined that its common stock had a fair value of $2.26 per share at October 31, 2008 based on a retrospective valuation performed by an unrelated valuation firm, Grant Sherman Appraisal Limited. The valuation has been prepared consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aids, “ Valuation of Privately-Held Company Equity Securities Issued as Compensation.”

The Company is a group of entities comprising Lihua International Inc., Ally Profit, Lihua Holdings, Lihua Copper and Lihua Electron, for which different valuation approaches have been considered and used.

Because Lihua International, Inc., Ally Profit and Lihua Holding are holding companies only and have no revenue, both market and income approaches have been considered not applicable, and only an asset-based approach has been applied. Lihua Copper has not generated revenue and has little expense history.  Accordingly, both market and income approaches have been considered inappropriate and the asset-based approach has been applied.

Because Lihua Electron has an established financial history of profitable operations and generation of positive cash flows, an income approach has been applied using the discounted cash flow method. The Company developed a discounted cash flow analysis based on the Company’s projected cash flows from 2009 through 2011, including, among other things, the Company’s estimates of future revenue growth, gross margins, capital expenditures and working capital requirements, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. The market approach was not applied because it is concluded that there was significant limitation in identifying true comparable enterprises with readily determinable fair values.

As the Company’s stock is not publicly traded, historical volatility information is not available. In accordance with SFAS No. 123R, “ Accounting for Stock-Based Compensation ”, with the assistance of an unrelated valuation firm, Grant Sherman Appraisal Limited, the Company identified five similar public entities for which share and option price information was available, and considered the historical volatilities of those public entities’ share prices in calculating the expected volatility appropriate to the Company (i.e. the calculated value). The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the Warrants.

The fair value of $90,000 of the 250,000 Series B Warrants issued to Penumbra for services was charged to operations for the year ended December 31, 2008.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 15        SHARE-BASED COMPENSATION

Make Good Escrow Agreement

In conjunction with the Private Placement, the Company also entered into a make good escrow agreement with the Investors (the “ Securities Escrow Agreement ”), pursuant to which Magnify Wealth initially placed 6,818,182 of Common Stock (equal to 100% of the number of shares of Common Stock underlying the Investor Shares) (the “ Escrow Shares ”) into an escrow account. The Escrow Shares are being held as security for the achievement of $12 million in audited net income and $0.50 earnings per share for the fiscal year 2008 (the “ 2008 Performance Threshold ”) and $18 million in audited net income and $0.76 earnings per share for the fiscal year 2009 (the “ 2009 Performance Threshold ”). The calculation of earnings per share of $0.76 for the fiscal year 2009 shall exclude up to $5,000,000 in shares of Common Stock issued in a bona fide initial public offering, however, any shares issued in excess of $5,000,000 shall be included in the calculation of earnings per share for the fiscal year 2009. If the Company achieves the 2008 Performance Threshold and the 2009 Performance Threshold, the Escrow Shares will be released back to Magnify Wealth. If either the 2008 Performance Threshold or 2009 Performance Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by the formula set forth in the Securities Escrow Agreement) will be distributed to the Investors, based upon the number of Investor Shares (on an as converted basis) purchased in the Private Placement and still beneficially owned by such Investor, or such successor, assign or transferee, at such time. If less than 50% of the 2008 or 2009 Performance threshold is achieved, based on the formula set forth in the Securities Escrow Agreement, a certain amount of Escrow Shares may be released. If the Company achieves at least 50% but less than 95% of the 2008 or 2009 performance thresholds, based on the formula set forth in the Securities Escrow Agreement, a certain number of Escrow shares may be released. If the Company achieves at least 95% of either the 2008 or 2009 performance thresholds, the Escrow shares will continue to be held in escrow. If any Investor transfers Investor Shares purchased pursuant to the Purchase Agreement, the rights to the Escrow Shares shall similarly transfer to such transferee, with no further action required by the Investor, the transferee or the Company. Pursuant to the Securities Escrow Agreement, if any Escrow Shares are delivered to Investors as a result of the Company’s failure to fully achieve the 2008 Performance Thresholds, Magnify Wealth shall deliver that number of additional shares of Common Stock as is necessary to maintain 100% of the number of original Escrow Shares in the escrow account at all times. With respect to the 2008 and 2009 performance thresholds, net income shall be defined in accordance with US GAAP and reported by us in the Company’s audited financial statements for each of 2008 and 2009, plus any amounts that may have been recorded as charges or liabilities on the 2008 and 2009 audited financial statements, respectively, as a result of (i) the Private Placement, including without limitation, as a result of the issuance and/or conversion of the Investor Shares, (ii) the release of the Escrow Shares to the Magnify Wealth pursuant to the terms of the Escrow Agreement, (iii) the issuance of ordinary shares held by the sole shareholder of Magnify Wealth to Mr. Zhu upon the exercise of options granted to Mr. Zhu by shareholder of Magnify Wealth, as of the date thereof.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 15        SHARE-BASED COMPENSATION – CONTINUED

Make Good Escrow Agreement – continued

According to the Accounting Interpretation and Guidance of the staff of the SEC, the placement of shares in escrow is viewed as a recapitalization similar to a reverse stock split. The agreement to release the shares upon achievement of certain criteria is presumed to be a separate compensatory arrangement with the Company. Accordingly, when the Escrow Shares are released back to Magnify Wealth, an expense equal to the amount of the grant-date fair value of $2.26 per share of the Company’s common stock as of October 31, 2008, or the date of the Securities Escrow Agreement will be recognized in the Company’s financial statements in accordance with SFAS No. 123R, “ Accounting for Stock-Based Compensation ”. Otherwise, if the net income threshold is not met and the Escrow Shares are released to the investors instead, it will be accounted for as a capital transaction with the investors resulting in no income or expense being recognized in the Company’s financial statements.

For the year ended December 31, 2008, the Company’s net income was $11,701,879 which achieved 95% of the 2008 performance threshold. All of the Escrow Shares will continue to be held in escrow and none has yet been released to either Magnify Wealth or the Investors. As the release of the Escrow Shares requires the attainment of the performance thresholds for both 2008 and 2009, the Company will only commence to recognize compensation expense around the middle of fiscal year 2009 when the Company will be able to evaluate whether it is probable that the Company will achieve the 2009 performance threshold to provide for the ultimate release of the Escrow Shares back to Magnify Wealth.  For the year ended December 31, 2008, no compensation expense has been recognized on the make good arrangement. If the 2009 performance threshold is also met and all of the Escrow Shares are released back to Magnify Wealth, a compensation expense of $15,409,091 will be reocgnized in fiscal year 2009.

Share-based payments awarded to employees by a shareholder

Pursuant to a contractual arrangement between Magnify Wealth and Mr. Yang “Roy” Yu, our Chief Financial Officer (CFO), Mr. Yu is entitled to receive up to 450,000 shares of the Company’s common stock issued to Magnify Wealth in the Share Exchange as discussed in Note 1. 112,500 of such shares were transferred to Mr. Yu immediately upon consummation of the Share Exchange. As of December 31, 2008, the remaining 337,500 shares have remained in an escrow account and shall be released to Mr. Yu in three equal installments of 112,500 shares issuable on the first, second and third anniversary of the consummation of the Share Exchange.

Also immediately upon consummation of the Share Exchange, 50,000 shares of our Common Stock were transferred from Magnify Wealth to an employee for services rendered to the Company.

In accordance with paragraph 11 of SFAS 123(R), the Company charged $367,250 to operations based on the grant-date fair value of $2.26 per share of the Company’s common stock as of October 31, 2008, or the date of the Share Exchange, of the 162,500 shares transferred to the Company’s CFO and employee. The fair value of the remaining 337,500 shares still held in escrow and to be released to Mr. Yu will be charged to operations as and when they vest.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 16        CAPITAL INJECTION

The capital injection represented the increase in registered capital of the operating subsidiaries of the Company by way of cash. It has been classified as a movement of additional paid-in capital in the consolidated statement of equity being an effect of the Restructuring described in Note 1.

NOTE 17        STATUTORY RESERVES

In accordance with the PRC Companies Law, the Company’s PRC subsidiaries were required to transfer 10% of their profits after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve and a percentage of not less than 5%, as determined by management, of the profits after tax to the public welfare fund. With the amendment of the PRC Companies Law which was effective from January 1, 2006, enterprises in the PRC were no longer required to transfer any profit to the public welfare fund.  Any balance of public welfare fund brought forward from December 31, 2005 should be transferred to the statutory surplus reserve.  The statutory surplus reserve is non-distributable.

NOTE 18        OTHER INCOME

	Year ended December 31,
	2008	2007

Sale of metal scraps	$3,741	$-

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 19        INCOME TAXES

The PRC subsidiaries within the Group are subject to PRC income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate, i.e. the PRC.  In accordance with the relevant tax laws in the PRC, the Company’s subsidiary, Danyang Lihua, is subject to an enterprise income tax (“EIT”) rate of 24% on its taxable income for the year ended December 31, 2007 since it is located in economic development zone.  However, Danyang Lihua is a production-based foreign investment enterprise and granted an EIT holiday for the two years ended December 31, 2006 and 2005 and a 50% reduction on the EIT rate for the three years ended December 31, 2007, 2008 and 2009.

On March 16, 2007, the PRC government promulgated a new tax law, China’s Unified Enterprise Income Tax Law (“New EIT Law”), which took effect from January 1, 2008. Under the New EIT Law, foreign-owned enterprises as well as domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential EIT treatment. Accordingly, Danyang Lihua will continue to be entitled to the 50% reduction on its EIT rate for the two years ended December 31, 2008 and 2009.

The Company’s provision for income taxes consisted of:
	Year ended December 31,
	2008	2007

Current – PRC	$1,815,703	$1,089,107
Deferred	(23,022)	-

	$1,792,681	$1,089,107

A reconciliation of the provision for income taxes determined at the local income tax to the Company’s effective income tax rate is as follows:
	Year ended December 31,
	2008	2007

Pre-tax income	$13,494,560	$8,812,795

United States statutory corporate income tax rate	34%	34%
Income tax computed at United States statutory corporate income tax rate	4,588,150	2,996,350
Reconciling items:
Impact of tax holiday of Danyang Lihua	(1,802,095)	(1,058,466)
Loss not recognized as deferred tax assets	275,346	-
Rate differential for PRC earnings	(1,282,406)	(881,279)
Non-deductible expenses	13,686	32,502

Effective tax expense	$1,792,681	$1,089,107

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 20        EARNINGS PER SHARE

Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per common share is computed similarly to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

The following table is a reconciliation of the net income and the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	Year ended December 31,
	2008	2007

Income available to common stockholders:
- Net income	$11,701,879	$7,723,688
- Amortization of Preferred Shares discount resulting from beneficial conversion feature (see Note 14)	(1,002,115)	-
- Basic	$10,699,764	$7,723,688
- Diluted	$10,699,764	$7,723,688

Weighted average number of shares:
- Basic	14,187,945	14,025,000
- Effect of dilutive convertible preferred stock	1,139,477	-
- Diluted	15,327,422	14,025,000

Net income per share
- Basic	$0.75	$0.55

- Diluted	$0.70	$0.55

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 21        RELATED PARTY TRANSACTIONS

(1)  Due from / to related parties
		As of December 31,
		2008	2007
Due from related parties:

Accounts receivable from Jiangsu Dongya Electronic Co., Ltd (“Dongya Electronic”)	(a)	$-	$719,060
Advance to Danyang Jintao Copper Industry Co., Ltd (“Jintao Copper”)	(a)	-	3,244,531

Total		$-	$3,963,591

Due to related parties:

Advances from -
Tianyi Telecom	(a)	$-	$2,258,851
Danyang Special Electronic Co., Ltd (“Special Electronic”)	(b)	-	90,080
Mr. Jianhua Zhu	(c)	-	22,472

		-	2,371,403

Share acquisition payable to Special Electronic on restructuring	(b)	-	1,150,000

Total		$-	$3,521,403

(a) The shareholders of these companies have close relationship with the Company’s key management.
(b) This company is under the same management as the Company.
(c) Mr. Zhu is the CEO and Chairman of the Company.

Accounts receivable from Dongya Electronic arose from sale of copper clad aluminum ("CCA") fine wire.

Advance to Jintao Copper was interest-free and secured by shares of Jintao Copper.

Advances from Tianyi Telecom and Special Electronic were interest-free and unsecured.

Advance from Mr. Zhu bore interest at 6.03% to 6.57% per annum and was unsecured. Interest paid to Mr. Zhu was insignificant for fiscal years 2008 and 2007.

By the end of December 2008, all amounts due from (to) related parties were fully settled.

(2)  Sales
For the years ended December 31, 2008 and 2007, the sales included $367,585 and $805,253, respectively that were made from Tianyi Telecom and Dongya Electronic.  The shareholders of these companies have close relationship with the Company’s key management.

(3)  Guarantees
For the year ended December 31, 2008, Tianyi Telecom provided guarantees for the Company’s short-term bank loans of $6,145,202. (See Note 13 above)

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 22        CONCENTRATION OF RISKS

Credit risk

As of December 31, 2008 and 2007, 100% of the Company’s cash included cash on hand and deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the years ended December 31, 2008 and 2007, all of the Company’s sales arose in the PRC.  In addition, all accounts receivable as of December 31, 2008 and 2007 were due from customers located in the PRC.

As of December 31, 2008, there was one customer who accounted for 14.4% of the accounts receivable of the Company. As of December 31, 2007, besides Dongya Electronic, a related company, which accounted for 13.4% of the accounts receivable of the Company, there are four customers who accounted for 14.1%, 12.2%, 12.0% and 10.3% of the accounts receivable of the Company. Except for the afore-mentioned, there was no other single customer who accounted for more than 10% of the Company’s accounts receivable as of December 31, 2008 or 2007. There was no single customer who constituted more than 10% of the Company’s revenue for the years ended December 31, 2008 or 2007.

Risk arising from operations in foreign countries

Substantially all of the Company’s operations are conducted in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

NOTE 23        COMMITMENTS AND CONTINGENCIES

Capital commitment

Contracted but not provided for:

Purchase of machinery - within one year	$910,125
Acquisition or construction of buildings – within one year	1,049,895

$1,960,020

Agreements in Conjunction with the Private Placement

Escrow Agreements:   In conjunction with the Private Placement as discussed in Note 14, the Company entered into an escrow agreement with the Investors (the “ Closing Escrow Agreement ”), pursuant to which the Investors deposited the funds in the aggregate amount of $15,000,000 for the purchase and sale of the Investor Shares (the “Escrowed Funds”) into an escrow account which was disbursed at the closing of the Private Placement. Pursuant to the Closing Escrow Agreement, $1,000,000 of the Escrowed Funds were not released from the escrow account (the “ Held Back Escrow Funds ”) until the escrow agent received written notice that the Company had caused Lihua Copper to fulfill one hundred percent of its registered capital obligation of $15,000,000 no later than 90 days from the closing date, as well as comply with other covenants.

Before December 31, 2008, the registered capital of $15,000,000 of Lihua Copper was fully paid up, as certified and approved by the relevant PRC business authority.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 23        COMMITMENTS AND CONTINGENCIES – CONTINUED

Agreements in Conjunction with the Private Placement – continued

Additionally, the Company entered into a public relations escrow agreement with the Investors (the “ Public Relations Escrow Agreement ”), pursuant to which the Company agreed to deposit $750,000 in an escrow account (the “ Public Relations Escrowed Funds ”). $125,000 from the Public Relations Escrowed Funds shall be released when the Company appoint a Vice President of Investor Relations, an additional $250,000 shall be released once the Company has complied with all Nasdaq Corporate Governance standards, and the remaining $375,000 shall be released as invoices become due for the purpose of any investor and public relations activities. As negotiated with Vision Opportunity China L.P. (“Vision”), the lead investor in the Private Placement who wishes to ensure that quality firms handle certain affairs of the Company, if the Company fails to timely comply with the foregoing obligations, or fail to fulfill a request to change the Company’s auditor upon such request by any holder of five percent of our Common Stock in the aggregate on a fully diluted basis, or fail to hire an internal control consultant acceptable to Vision within three months of the Closing Date,  the Company will pay liquidated damages of 0.5% of the aggregate purchase price paid by for the Investor Shares on the expiration date to comply with such covenant and for each 30 day period thereafter, up to 10% of the aggregate purchase price, which the Investors may require that the Company pay from the Public Relations Escrowed Funds. In the event such liquidated payments are made, the Company shall return an amount equal to the amount of liquidated damages paid, back into the Public Relations Escrow Funds.

On February 11, 2009, the parties to the Escrow Agreement entered into a First Supplement to the Escrow Agreement pursuant to which it was agreed (i) to release $800,000 of the Held Back Escrow Funds to the Company for having complied with all of the Held Back Release Conditions within 90 days of the Closing Date, and (ii) to hold $200,000 of the Held Back Escrow Funds to cover any contingent liabilities relating to unpaid employee social insurance and housing payments from periods prior to 2009. The $200,000 is to be held in escrow until June 30, 2010 to cover any claims from employees relating to the unpaid costs. $800,000 was released from escrow to the Company on March 4, 2009.

Pursuant to the Private Placement, the Company also has an obligation to have its shares of Common Stock listed on a national securities exchange no later than October 31, 2009 (the “ Listing Date ”). In the event that the Company does not list on a national securities exchange in the proscribed time period and manner provided for in the Purchase Agreement, then the Ally Profit Shareholder shall transfer 750,000 shares (the “ Listing Penalty Shares ”) of Common Stock to the Investors, with no additional consideration due from the Investors. However, if the Company is requested by certain Investors to have its shares of Common stock quoted on the Over-the-Counter Bulletin Board (“ OTCBB Demand ”) prior to the Listing Date, the Company shall do so and then the Company will have an additional 18 months to list on a national securities exchange. If the Company fails to comply with the OTCBB Demand in a timely manner or, to then list on a national securities exchange within the 18 month period, the Listing Penalty Shares shall be transferred to the Investors.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 23        COMMITMENTS AND CONTINGENCIES – CONTINUED

Agreements in Conjunction with the Private Placement – continued

The Company’s contingent obligations to pay liquidated damages under the Closing Escrow Agreement, Public Relations Escrow Agreement and the Securities Purchase Agreement, and to deliver Listing Penalty Shares will be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies”, and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”.  Any loss recognized on a probable delivery of Listing Penalty Shares will be measured based on the grant-date fair value of the shares as of October 31, 2008, or the date of the Securities Purchase Agreement between the Company and certain investors.  The Company believes that it has fulfilled its obligations under the agreements in conjunction with the Private Placement up to December 31, 2008, therefore no liquidated damages have been accrued.

Registration Rights Agreement: In connection with the Private Placement, the Company entered into a registration rights agreement with the Investors in which the Company agreed to file on the 45th day following the Closing Date a registration statement with the SEC to register for resale (i) the Investor Shares, (ii) shares of our Common Stock underlying the Series A Warrants and Series B Warrants (the “Registrable Securities), (iii) shares of Common Stock issuable in connection with anti-dilution provisions in the Certificate of Designation and the Series A Warrants and Series B Warrants, (iv) Common Stock owned by the shareholders of Lihua prior to the Share Exchange, (v) shares of Common Stock issuable upon any stock split, dividend or other distribution recapitalization or similar event and (vi) the Listing Penalty Shares and Escrow Shares upon demand. The Company has agreed to use our best efforts to have the registration statement declared effective within 105 calendar days of filing, or 135 calendar days of filing in the case of a full review by the SEC. We are required to keep the registration statement continuously effective under the Securities Act for an effectiveness period to end on the earlier of the date when all of the securities covered by the registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144. The Company will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Private Placement per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the effectiveness period. However, no liquidated damages are to be paid with respect to any Registrable Securities that the Company is not permitted to include in the registration statement due to the SEC’s application of Rule 415. Upon the demand of an Investor or Investors owning in the aggregate at least 50% of the Listing Penalty Shares or Escrow Shares, the Company shall file another registration statement covering those shares and any other Registrable Securities that remain unregistered at the time of such demand.

The Company accounts for the Registration Rights Agreement in accordance with FSP EITF 00-19-2, “Accounting fro Registration Payment Arrangements”. The Company’s contingent obligation to make liquidated damages under the Registration Rights Agreement will be recognized and measured separately in accordance with SFAS 5, “Accounting for Contingencies”, and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”. If it is probable that the Company will be required to make any payments to the investors for non-fulfillment of the conditions provided for in the Registration Rights Agreement, an estimate of the contingent payment will be made and accrued for in the Company’s financial statements. At December 31, 2008, no liquidated damages have been accrued.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

NOTE 23        COMMITMENTS AND CONTINGENCIES – CONTINUED

Restructuring and Share Exchange

On August 8, 2006, six PRC regulatory agencies, namely the PRC Ministry of Commerce (MOFCOM), the State Assets Supervision and Administration Commission (SASAC), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (CSRC) and State Administration of Foreign Exchange (SAFE) jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rule”), which became effective on September 8, 2006. The M&A Rule requires offshore companies and offshore special vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

The CSRC currently has not issued any definitive rule concerning whether the transactions effected by the Restructuring or the Share Exchange, as described in Note 1, are subject to the M&A Rule and its related clarifications. The Company believes there are substantial uncertainties regarding the interpretation and application of the M&A Rule, and CSRC has yet to promulgate any written provisions or to formally declare whether the overseas listing of a PRC-related company similar to the Company is subject to the approval of CSRC. If CSRC approval was required in connection with the Share Exchange, the Company’s failure to obtain or delay in obtaining such approval could result in penalties imposed by CSRC and other PRC regulatory agencies. These penalties could include fines and penalties on the Company’s operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to the Company’s business, operations and financial conditions.

However, the Company does not believe that any of the provisions of the M&A Rule or other PRC laws and regulations would allow or authorize the CSRC or other PRC governmental departments to unwind the Share Exchange. The Company also believes that the M&A Rule does not apply to the Restructuring and therefore CSRC approval was not required because (i) the Share Exchange was a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) Magnify Wealth is not a special purpose vehicle formed or controlled by PRC companies or PRC individuals, (iii) Magnify Wealth is owned or substantively controlled by foreigners, (iv) conversion of Lihua Electron and Lihua Copper from a joint venture to a wholly foreign owned enterprise is not subject to the M&A Rule. The Company believes it is not probable that the CSRC or other PRC regulatory agencies might impose fines and penalties on the Company and therefore the Company has not accrued any amount related to this contingency.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Common Stock.

8,993,182 Shares

Common Stock

LIHUA INTERNATIONAL, INC.

Prospectus

Until December 29, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.